Exhibit 2

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                          COMBINATION AGREEMENT

                                  among

                              NEW SITE INC.,

                         NEWHAVEN OVERSEAS CORP.,

            HICKS, MUSE, TATE & FURST LATIN AMERICA FUND, L.P.

        HICKS, MUSE, TATE & FURST LATIN AMERICA PRIVATE FUND, L.P.

                       HMLA 1-SBS COINVESTORS, L.P.

                  IBERO-AMERICAN MEDIA PARTNERS II LTD.

                                   and

                              EL SITIO, INC.

                       Dated as of October 30, 2000

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

                            Table of Contents

                                                                     Page

 1.  Organizational Documents of Holdco and Formation of El Sitio
     Merger Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1.  Organizational Documents of Holdco  . . . . . . . . . . . . . 2
     1.2.  Directors and Officers of Holdco  . . . . . . . . . . . . . . 2
     1.3.  Organization of El Sitio Merger Subsidiary  . . . . . . . . . 2
     1.4.  Directors and Officers of El Sitio Merger
            Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.5.  Actions of IAMP   . . . . . . . . . . . . . . . . . . . . . . 3

2.   The El Sitio Merger and Related Matters . . . . . . . . . . . . . . 3
     2.1.  The Contributions and the El Sitio Merger   . . . . . . . . . 3
     2.2.  Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.3.  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . 4
     2.4.  Effects of the El Sitio Merger  . . . . . . . . . . . . . . . 5
     2.5.  Memorandum and Articles of Association  . . . . . . . . . . . 5
     2.6.  Directors and Officers  . . . . . . . . . . . . . . . . . . . 5
     2.7.  Effect on El Sitio Share Capital  . . . . . . . . . . . . . . 5
     2.8.  Treatment of Options; Common Share Plans  . . . . . . . . . . 6
     2.9.  Certain Adjustments   . . . . . . . . . . . . . . . . . . . . 7

 3.  Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . 7
     3.1.  Exchange Fund   . . . . . . . . . . . . . . . . . . . . . . . 7
     3.2.  Exchange Procedures   . . . . . . . . . . . . . . . . . . . . 7
     3.3.  Distributions with Respect to Unexchanged
             Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.4.  No Further Ownership Rights in El Sitio Common Shares   . . . 8
     3.5.  No Fractional Holdco Common Shares  . . . . . . . . . . . . . 8
     3.6.  Termination of Exchange Fund  . . . . . . . . . . . . . . . . 9
     3.7.  No Liability  . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.8.  Investment of the Exchange Fund   . . . . . . . . . . . . . . 9
     3.9.  Lost Certificates   . . . . . . . . . . . . . . . . . . . . . 9
     3.10. Withholding Rights  . . . . . . . . . . . . . . . . . . . . . 9
     3.11. Further Assurances  . . . . . . . . . . . . . . . . . . . . . 10
     3.12. Share Transfer Books  . . . . . . . . . . . . . . . . . . . . 10
     3.13. IAMP Matters  . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.14. Lock-Up Agreements  . . . . . . . . . . . . . . . . . . . . . 11

 4.  Representations and Warranties  . . . . . . . . . . . . . . . . . . 11
      4.1. Representations and Warranties of Newhaven, Hicks and IAMP  . 11
      4.2. Representations and Warranties of Newhaven  . . . . . . . . . 25
      4.3. Representations and Warranties of El Sitio  . . . . . . . . . 38
      4.4. Expiration of Representations and Warranties  . . . . . . . . 50

 5.  Transactions Prior to Closing . . . . . . . . . . . . . . . . . . . 51
      5.1. Access to Information Concerning Properties
             and Records; Confidentiality  . . . . . . . . . . . . . . . 51
      5.2. Conduct of the Business of Media Companies Pending the
             Closing Date  . . . . . . . . . . . . . . . . . . . . . . . 52
      5.3. Conduct of Business of El Sitio Pending the Closing Date  . . 55
      5.4. Intercompany Transactions . . . . . . . . . . . . . . . . . . 58
      5.5. Further Actions . . . . . . . . . . . . . . . . . . . . . . . 58
      5.6. Notification  . . . . . . . . . . . . . . . . . . . . . . . . 60
      5.7. Assignment of Rights to Newhaven  . . . . . . . . . . . . . . 60
      5.8. Transition Period   . . . . . . . . . . . . . . . . . . . . . 60
      5.9. No Inconsistent Action  . . . . . . . . . . . . . . . . . . . 60
     5.10. Convertible Preferred Shares; Debt Financing  . . . . . . . . 60
     5.11. Redemption or Retirement of Holdco Common Shares
             Received by Subsidiaries of Holdco  . . . . . . . . . . . . 61
     5.12. IAMP Employee Share and Equity Rights . . . . . . . . . . . . 62
     5.13. Agreement with Cablevision  . . . . . . . . . . . . . . . . . 62

 6.  Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . 62
      6.1. Preparation of Proxy Statement; Shareholders Meeting  . . . . 62
      6.2. Acquisition Proposals . . . . . . . . . . . . . . . . . . . . 64
      6.3. Holdco Board of Directors; PTVI Board of Directors  . . . . . 67
      6.4. Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . 67
      6.5. Directors' and Officers' Indemnification and Insurance  . . . 68
      6.6. Public Announcements  . . . . . . . . . . . . . . . . . . . . 69
      6.7. Listing of Holdco Common Shares . . . . . . . . . . . . . . . 69
      6.8. Employee Benefits . . . . . . . . . . . . . . . . . . . . . . 69
      6.9. Iberoamerican Media Holdings Chile S.A. Options   . . . . . . 70

 7.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . 70
      7.1. Conditions Precedent to Obligations of El Sitio,
             each Media Company, Newhaven and Hicks  . . . . . . . . . . 70
      7.2. Conditions Precedent to Obligations of El Sitio . . . . . . . 71
      7.3. Conditions Precedent to the Obligations of Newhaven, Hicks
             and the Media Companies . . . . . . . . . . . . . . . . . . 72

 8.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
      8.1. General . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
      8.2. Effect of Termination . . . . . . . . . . . . . . . . . . . . 73

 9.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 73
      9.1. Survival of Representations and Warranties  . . . . . . . . . 73

 10. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
     10.1. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
     10.2. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . 80
     10.3. Binding Effect; No Third-Party Beneficiaries  . . . . . . . . 80
     10.4. Assignability . . . . . . . . . . . . . . . . . . . . . . . . 80
     10.5. Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . 80
     10.6. Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . 80

     10.7. Section Headings; Table of Contents . . . . . . . . . . . . . 81
     10.8. Severability  . . . . . . . . . . . . . . . . . . . . . . . . 81
     10.9. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . 81
    10.10. WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . 81
    10.11. Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . 81
    10.12. Submission to Jurisdiction  . . . . . . . . . . . . . . . . . 81
    10.13. Certain Definitions . . . . . . . . . . . . . . . . . . . . . 82


                                 Exhibits

Exhibit A    -  Holdco Agreement

Exhibit B    -  Term Sheet for Registration Rights Agreement

Exhibit C    -  Voting Agreement

Exhibit D    -  Term Sheet for Employment Agreement of Roberto
                Vivo-Chaneton

Exhibit E-1  -   Holdco Memorandum of Association

Exhibit E-2  -   Holdco Articles of Association

Exhibit F    -   Holdco Letter Agreement for Chilean Employees





























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

                          COMBINATION AGREEMENT

     COMBINATION AGREEMENT, dated as of October 30, 2000 (this "Agreement"), among New Site Inc., a British Virgin Islands international business company ("Holdco"), Newhaven Overseas Corp., a British Virgin Islands international business company ("Newhaven"), Hicks, Muse, Tate & Furst Latin America Fund, L.P., a Delaware limited partnership ("HMTF I"), Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., a Delaware limited partnership ("HMTF II"), HMLA 1-SBS Coinvestors, L.P., a Delaware limited partnership ("HMTF III" and, together with HMTF I and HMTF II, "Hicks"), Ibero-American Media Partners II Ltd., a Cayman Islands company ("IAMP", and, together with Newhaven, the "Media Companies") and El Sitio, Inc., a British Virgin Islands international business company ("El Sitio").

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, Newhaven and Hicks together own 100% of the issued and outstanding share capital of IAMP;

     WHEREAS, Newhaven and Hicks, through the Media Companies, as well as through their respective subsidiaries, are engaged in the business of developing, producing, marketing and distributing television, radio and other media programming and own television and radio networks and certain pay-television channels in Latin America and Europe with certain additional operations in the United States and other parts of the world (the "Media Business");

     WHEREAS, IAMP owns the percentage of the share capital of each IAMP Subsidiary as set forth in Section 4.1(a)(iv) of the IAMP Disclosure Schedule, and Newhaven owns (directly or indirectly) the percentage of the share capital of each Newhaven Subsidiary as set forth on Section 4.2(a)(iv) of the Newhaven Disclosure Schedule;

     WHEREAS, El Sitio is an Internet media company that provides country-specific and global interactive content, connectivity and e-commerce for Spanish- and Portuguese-speaking audiences in Latin America and the United States;

     WHEREAS, the respective Boards of Directors of Newhaven, Hicks, IAMP, Holdco and El Sitio have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the Transactions pursuant to the terms and subject to the conditions set forth herein;

     WHEREAS, Newhaven, Hicks, IAMP, Holdco and El Sitio intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Sections 354, 361 and 368(a) of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and that the transactions contemplated by this Agreement be undertaken pursuant to such plans and that such transactions be treated as a tax-free exchange pursuant to Section 368 and/or Section 351 of the Code;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each party's willingness to enter into this Agreement, Newhaven and Hicks and certain shareholders of El Sitio have entered into a voting agreement (the "Voting Agreement") dated as of the date hereof;

        WHEREAS, as a condition to the closing of the Transactions, Hampstead Management Company Ltd., Hicks, certain shareholders of El Sitio and Holdco will enter into an agreement (the "Holdco Agreement"), attached as Exhibit A hereto, and Newhaven, Hicks and Holdco will enter into a registration rights agreement (the "Registration Rights Agreement") providing for, among other things, the registration of Holdco Common Shares to be held, as the case may be, by Newhaven and Hicks or their affiliates under the Securities Act including the terms set forth in Exhibit B hereto; and

      WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.   Organizational Documents of Holdco and
      Formation of El Sitio Merger Subsidiary
     ---------------------------------------------------

     1.1. Organizational Documents of Holdco. El Sitio, Hicks and Newhaven shall take, and shall cause Holdco to take, all requisite action to cause the memorandum of association of Holdco to be in the form set forth as Exhibit E-1 and the articles of association of Holdco to be in the form set forth as Exhibit E-2 (collectively, the "Holdco Memorandum and Articles of Association") at the Effective Time.

     1.2. Directors and Officers of Holdco. Prior to the Effective Time, the directors and officers of Holdco shall consist of individuals designated by Newhaven. El Sitio, Hicks, and Newhaven shall take all requisite action to cause the directors and officers of Holdco as of the Effective Time to be as provided in Section 6.3. Each such director and officer shall remain in office until his or her successors are elected in accordance with the Holdco Memorandum and Articles of Association.

     1.3. Organization of El Sitio Merger Subsidiary. As promptly as practicable following the execution of this Agreement, Holdco shall cause to be formed as an international business company under the laws of the British Virgin Islands ("El Sitio Merger Subsidiary") for the sole purpose of effectuating the El Sitio Merger contemplated herein; the memorandum of association and articles of association of El Sitio Merger

Subsidiary shall be in such forms as shall be determined by Holdco as soon as practicable following the execution of this Agreement; and the authorized share capital of El Sitio Merger Subsidiary shall initially consist of 100 common shares, par value U.S.$0.01 per share, all of which shares shall be issued to Holdco at a price of U.S.$1.00 per share.

     1.4. Directors and Officers of El Sitio Merger Subsidiary. As promptly as practicable following the execution of this Agreement, El Sitio, Newhaven, Hicks and IAMP shall take all requisite action to designate the directors and officers of El Sitio Merger Subsidiary and to take such steps as may be necessary or appropriate to complete the organization of El Sitio Merger Subsidiary.

     1.5. Actions of IAMP. As promptly as practicable following the execution of this Agreement, IAMP, as the holder of all the outstanding Class A common shares of Holdco, par value U.S.$0.01 per share ("Holdco Common Shares"), shall adopt this Agreement, and shall cause Holdco, as the sole shareholder of El Sitio Merger Subsidiary, to adopt this Agreement. Prior to the Effective Time, IAMP shall cause Holdco, and Holdco shall cause El Sitio Merger Subsidiary, to perform its obligations under this Agreement. As promptly as practicable after the date hereof, the parties hereto shall cause this Agreement to be amended to add El Sitio Merger Subsidiary as a party hereto and El Sitio Merger Subsidiary shall become a constituent corporation in the El Sitio Merger.

     Prior to the Imagen Contribution, IAMP shall contribute all of the stock it owns of Iberoamerican Media Holdings, Chile, S.A. and Red de Television Chilevision S.A. (the "Chile Businesses") to a newly formed wholly owned subsidiary of IAMP ("Chile Sub"), which shall be a British Virgin Islands international business company and a disregarded entity for U.S. tax purposes, in exchange for stock of Chile Sub.

2.   The El Sitio Merger and Related Matters
       ------------------------------------------------

     2.1. The Contributions and the El Sitio Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Part VII of the International Business Companies Ordinance, 1984 of the British Virgin Islands (the "BVI Companies
Ordinance"):

               (a) First, as promptly as practical following the date hereof, IAMP shall cause CTG Inversora, S.A. to be dissolved under the laws of Argentina.

               (b) Second, IAMP shall contribute all of the common stock of Imagen Satelital S.A. to Holdco in exchange for 23,768,410 Holdco Common Shares (the "Imagen Contribution").

               (c) Third, IAMP shall contribute all of the common stock owned by IAMP of each of Chile Sub, Canal Joven S.A., Morehaven Investments, Inc., IAMP (El Sitio) Investments Ltd. and Kedar Enterprises Ltd. (with their respective subsidiaries and Imagen

     Satelital, S.A., the "IAMP Subsidiaries") to Holdco in exchange for 39,760,058 Holdco Common Shares (together the "IAMP Contribution"). Immediately following the Effective Time, Holdco shall issue to IAMP two Class C Common Shares of Holdco, par value U.S.$1.00 per share (the "C Shares"), and one Class H Common Share of Holdco, par value U.S.$1.00 per share (the "H Share"), as additional consideration for the IAMP Contribution.

               (d) Fourth, Newhaven shall cause Hampstead Management Company Ltd. to contribute all of the capital stock of Meadowlane Enterprises, Ltd., Rainbow Heights International Ltd. ("Rainbow"), Collingham Holdings Co. Ltd. and Iberoamerican Media Management, Inc. (together with their respective subsidiaries, the "Hampstead Subsidiaries") to Holdco (the "Hampstead Contribution") and Newhaven shall contribute 100% of the capital stock of its wholly-owned subsidiary Victoria Springs Investments Ltd. ("Victoria Springs" and together with its subsidiary and the Hampstead Subsidiaries, the "Newhaven Subsidiaries") in exchange for 8,762,547 Holdco Common Shares (the "Newhaven Contribution" and, together with the Imagen Contribution, the IAMP Contribution and the Hampstead Contribution, the "Contributions").

               (e) Fifth, El Sitio Merger Subsidiary shall be merged with and into El Sitio (the "El Sitio Merger"). El Sitio shall be the surviving corporation in the El Sitio Merger and shall continue its corporate existence under the laws of the British Virgin Islands. As a result of the El Sitio Merger, El Sitio shall become a wholly owned subsidiary of Holdco. The Contributions and the El Sitio Merger together are referred to herein as the "Transactions".

               (f) Sixth, immediately following the Effective Time, each of the Founders (as defined in the Holdco Agreement) shall contribute U.S.$0.01 to Holdco in exchange for 1 share of Class F Common Shares of Holdco, par value U.S.$0.01 per share.

     2.2. Closing. Upon the terms and subject to the conditions set forth in Article 7 and the termination rights set forth in Article 8, the closing of the Transactions (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

     2.3. Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 7 and subject to the ordering of the transactions set forth in this Section 2.3, at the Closing the parties shall file the Certificate of Merger relating to the El Sitio Merger (the "El Sitio

Certificate of Merger") with the Registrar of Companies of the British Virgin Islands in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the BVI Companies Ordinance, and shall make all other filings or recordings required under the BVI Companies Ordinance. The Imagen Contribution shall become effective immediately prior to the effective time of the IAMP Contribution. The IAMP Contribution shall become effective immediately prior to the effective time of the Hampstead Contribution. The Hampstead Contribution shall become effective immediately prior to the effective time of the Newhaven Contribution. The Newhaven Contribution shall become effective immediately prior to the effective time of the El Sitio Merger. The El Sitio Merger shall become effective at (a) the date and time the El Sitio Certificate of Merger is duly filed with the Registrar of Companies of the British Virgin Islands or (b) such subsequent time as El Sitio, IAMP, Newhaven and Hicks shall agree and as shall be specified in the El Sitio Certificate of Merger (such effective date and time for the El Sitio Merger being the "Effective Time").

     2.4. Effects of the El Sitio Merger. At and after the Effective Time, the El Sitio Merger will have the effects set forth in the BVI Companies Ordinance.

     2.5. Memorandum and Articles of Association. The memorandum of association and the articles of association of El Sitio, as in effect immediately prior to the Effective Time, shall be the memorandum of association and articles of association of the surviving corporation in the El Sitio Merger.

     2.6. Directors and Officers. The directors and officers of El Sitio Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the surviving corporation in the El Sitio Merger.

     2.7. Effect on El Sitio Share Capital. As of the Effective Time, by virtue of the El Sitio Merger and without any action on the part of the holder of any common shares of El Sitio, par value U.S.$0.01 per share, (the "El Sitio Common Shares"), or any Holdco Common Shares:

               (a) Shares of El Sitio Merger Subsidiary. Each issued and outstanding common share of El Sitio Merger Subsidiary, par value U.S.$0.01 per share, shall be converted into the right to receive one fully paid and non-assessable common share of the surviving corporation in the El Sitio Merger, par value U.S.$0.01 per share.

               (b) Conversion of El Sitio Common Shares. Subject to
     Section 3.5, each issued and outstanding El Sitio Common Share shall be converted into the right to receive one fully paid and non-assessable Holdco Common Share (the "El Sitio Exchange Ratio"). The Holdco Common Shares into which the El Sitio Common Shares are converted pursuant to the foregoing are collectively referred to herein as the "El Sitio Merger Consideration".

     As a result of the El Sitio Merger and without any action on the part of the holders thereof, at the Effective Time, all El Sitio Common Shares shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such El Sitio Common Shares (an "El Sitio Certificate") shall thereafter cease to have any rights with respect to such El Sitio Common Shares, except the right (subject to Section 3.5) to receive the El Sitio Merger Consideration to be issued in consideration therefor.

     2.8. Treatment of Options; Common Share Plans. As soon as reasonably practicable following the date of this Agreement, the board of directors of each of Holdco and El Sitio (or, if appropriate, any committee administering the El Sitio Common Share Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

               (a) adjust the terms of all outstanding employee share options to purchase El Sitio Common Shares ("El Sitio Common Share Options") granted under any plan, program or arrangement of El Sitio and the El Sitio Subsidiaries and affiliates that provides for share options or share purchase, including without limitation, the 1999 Share Option Plan (collectively, the "El Sitio Common Share Plans"), to provide that, at the Effective Time, each El Sitio Common Share Option outstanding immediately prior to the Effective Time (except to the extent that El Sitio and the holder of a El Sitio Common Share Option otherwise agree prior to the Effective Time) shall be converted into an option to acquire, on the same terms and conditions as were applicable under such El Sitio Common Share Option, that number of Holdco Common Shares equal to the product of (x) the number of El Sitio Common Shares issuable upon exercise of such El Sitio Common Share Option and (y) the El Sitio Exchange Ratio (such product rounded up to the nearest whole share), at a price per share equal to the quotient of (i) the per share exercise price for the El Sitio Common Shares otherwise purchasable pursuant to such El Sitio Common Share Option divided by (ii) the El Sitio Exchange Ratio (such quotient rounded down to the nearest whole cent); provided, however, that, in the case of any option that is a qualified stock option, the parties shall use reasonable efforts to cause the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined in order to comply with
     Section 424(a) of the Code; and

               (b) Holdco shall, as of the Effective Time, reserve for issuance a number of Holdco Common Shares equal to the number of shares that may become issuable pursuant to the options referenced in subsection (a) above. Upon the Effective Time or as soon as practicable thereafter, Holdco shall file with the U.S. Securities and Exchange Commission ("SEC") a registration statement on Form S-8 covering all shares of Holdco Common Shares to be so issued and shall cause such registration statement to remain effective so long as Holdco has a registration statement on Form S-8 outstanding for other Holdco share options.

     2.9. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the share capital of Holdco or El Sitio shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, share split, split-up, combination or exchange of shares or a share dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Transaction consideration pursuant to Section 2.1 shall be appropriately adjusted to provide to the holders of El Sitio Common Shares, IAMP and Newhaven the same economic effect as contemplated by this Agreement prior to such event.

3.   Exchange of Certificates
      ------------------------------

     3.1. Exchange Fund. Prior to the Effective Time, Holdco shall appoint a commercial bank or trust company reasonably acceptable to El Sitio to act as exchange agent hereunder for the purpose of exchanging Certificates for the El Sitio Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Holdco shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of El Sitio Common Shares, certificates representing the Holdco Common Shares issuable pursuant to Sections 2.7, 2.8 and 2.9 in exchange for outstanding El Sitio Common Shares. Holdco agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.5. Any cash and certificates representing Holdco Common Shares deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

     3.2. Exchange Procedures. Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of a Certificate
(a) a letter of transmittal that shall be in customary form and have such other provisions as Holdco may reasonably specify and that shall specify that delivery shall be effected, and risk of loss and title to such El Sitio Certificates shall pass, only upon proper delivery of such El Sitio Certificates to the Exchange Agent and (b) instructions for effecting the surrender of such El Sitio Certificates in exchange for the El Sitio Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a El Sitio Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (a) one or more Holdco Common Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Sections 2.7, 2.8 and 2.9 (after taking into account all Holdco Common Shares then held by such holder) and (b) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this
Article 3, including cash in lieu of any fractional Holdco Common Shares pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to Section 3.3 or 3.5. In the event of a transfer of ownership that is not registered in the transfer records of El Sitio, one or more Holdco Common Shares evidencing, in the aggregate, the proper number of Holdco Common Shares, and a check in the proper amount of cash in lieu of any fractional Holdco Common Shares pursuant to Section 3.5, may be issued with respect to such El Sitio Common Shares to such a transferee if the El Sitio Certificate representing such El Sitio Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable share transfer taxes have been paid.

     3.3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered El Sitio Certificate with respect to the Holdco Common Shares that such holder would be entitled to receive upon surrender of such El Sitio Certificate and no cash payment in lieu of fractional Holdco Common Shares shall be paid to any such holder pursuant to Section 3.5 until such holder shall surrender such El Sitio Certificate in accordance with Section 3.2. Subject to the effect of applicable laws, following surrender of any such El Sitio Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Holdco Common Shares to which such holder is entitled pursuant to Section 3.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Holdco Common Shares, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Holdco Common Shares.

     3.4. No Further Ownership Rights in El Sitio Common Shares. All Holdco Common Shares issued and cash paid upon conversion of El Sitio Common Shares in accordance with the terms of Article 2 and this Article 3 (including any cash paid pursuant to Section 3.3 or 3.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the El Sitio Common Shares.

     3.5. No Fractional Holdco Common Shares. (a) No certificates or scrip or Holdco Common Shares representing fractional Holdco Common Shares or book-entry credit of the same shall be issued upon the surrender for exchange of El Sitio Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Holdco or a holder of Holdco Common Shares.

          (b) Notwithstanding any other provision of this Agreement, each holder of El Sitio Common Shares exchanged pursuant to the El Sitio Merger who would otherwise have been entitled to receive a fraction of a Holdco Common Share (determined after taking into account all El Sitio

Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Holdco Common Share multiplied by (ii) the average of closing bid and ask price during regular trading hours for a Holdco Common Share as reported on The Nasdaq Stock Market ("Nasdaq") on the first trading day following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     3.6. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of El Sitio Certificates six months after the Effective Time shall, at Holdco's request, be delivered to Holdco or otherwise on the instruction of Holdco, and any holders of such El Sitio Certificates that have not complied with this Article 3 shall, after such delivery, look only to Holdco for the El Sitio Merger Consideration and any cash in lieu of fractional Holdco Common Shares with respect to the El Sitio Common Shares formerly represented thereby to which such holders are entitled pursuant to Sections 2.7, 2.8, 2.9 and 3.5.

     3.7. No Liability. None of the parties hereto or the Exchange Agent shall be liable to any Person in respect of any El Sitio Merger
Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.8. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to shareholders of El Sitio pursuant to
Article 2 and the other provisions of this Article 3. Any interest and other income resulting from such investments shall promptly be paid to Holdco.

     3.9. Lost Certificates. If any El Sitio Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit to such effect by the Person claiming such El Sitio Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such El Sitio Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed El Sitio Certificate the El Sitio Merger Consideration with respect to the El Sitio Common Shares formerly represented thereby, any cash in lieu of fractional Holdco Common Shares, and unpaid dividends and distributions on Holdco Common Shares deliverable in respect thereof, pursuant to this Agreement.

     3.10. Withholding Rights. Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal or state or non-U.S. Tax law. To the extent that amounts are so withheld by Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made by Holdco.

     3.11. Further Assurances. At and after the Effective Time, the directors and officers of Holdco will be authorized to execute and deliver, in the name and on behalf of any of the IAMP Subsidiaries, any of the Newhaven Subsidiaries, El Sitio or El Sitio Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any of the IAMP Subsidiaries, any of the Newhaven Subsidiaries, El Sitio or El Sitio Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco as a result of, or in connection with, the Transactions.

     3.12. Share Transfer Books. The share transfer books of El Sitio shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of El Sitio Common Shares that were outstanding immediately prior to the El Sitio Merger thereafter on the records of El Sitio. On or after the Effective Time, any El Sitio Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the right to receive the El Sitio Merger Consideration (including any cash in lieu of fractional Holdco Common Shares to which the holders thereof are entitled pursuant to Section 3.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3).

     3.13. IAMP Matters. Effective upon the Effective Time, except with respect to the agreements entered into in connection with the consummation of the Transactions and referred to herein (including, without limitation, the Indemnification and Contribution Agreement of even date herewith), all prior agreements, arrangements, understandings, undertakings and indemnities by, between or among any of Newhaven and its affiliates, on the one hand, and Hicks and its affiliates, on the other hand, or pursuant to which any such Persons have any liabilities or obligations with respect to the formation or contribution of any assets to or governance of IAMP shall terminate with no further obligations or liabilities between or of any of the parties thereto or otherwise of or in respect of any third-party beneficiaries or other Persons, all of which obligations and liabilities shall be fully and forever released and terminated (including, without limitation, that neither Holdco nor any of its affiliates shall have any rights to enforce or collect any such liabilities or obligations as successor or otherwise). Effective immediately following the Effective Time, Newhaven and Hicks shall dissolve IAMP and distribute its assets pursuant to the terms of such agreements and pursuant to the plan of reorganization, provided that (i) all such distributions shall be divided equally between Newhaven and Hicks, and (ii) IAMP shall distribute the C Shares to Newhaven or a wholly-owned subsidiary of Newhaven and shall distribute the H Share to Hicks or a wholly-owned subsidiary of Hicks.

     3.14. Lock-Up Agreements. Holdco shall enter into individual lock-up agreements with each of Newhaven, Hicks and each of the Founders, each agreement to be in customary form, to be effective upon the Effective Time and to restrict the applicable shareholder from transferring its Holdco Common Shares for six months following the Effective Time. Notwithstanding the foregoing, the entrance into such agreements shall not be a condition to the obligations of any party hereto under Article 7.

4.   Representations and Warranties
     -----------------------------

     4.1. Representations and Warranties of Newhaven, Hicks and IAMP. Except as set forth in the disclosure schedule delivered by IAMP to El Sitio prior to the date of this Agreement (the "IAMP Disclosure Schedule"), Newhaven, with respect to itself, Hicks, with respect to HMTF I, HMTF II and HMTF III, and IAMP, with respect to itself, severally but not jointly, represent and warrant to El Sitio as follows; provided that no representation or warranty is made with respect to Holdco other than pursuant to Section 4.1(w) below:

          (a)  Due Organization; Good Standing and Power; Subsidiaries.
(i) Each of Newhaven, HMTF I, HMTF II, HMTF III, IAMP and their respective subsidiaries is a corporation or other Person duly organized, validly existing and, in the case of each U.S. corporation or other Person, is in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to conduct its business as now conducted by it, except where the failure to be so organized, existing and in good standing or have such power and authority, individually or in the aggregate, would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

                    (ii) Each of IAMP and the IAMP Subsidiaries is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

                    (iii) The copies of the certificate of incorporation and by-laws or other constitutive documents of IAMP and each IAMP
Subsidiary, which were previously furnished or made available to El Sitio, are true, complete and correct copies in all material respects of such documents as in effect on the date of this Agreement.

                    (iv) Section 4.1(a)(iv) of the IAMP Disclosure Schedule sets forth all of the IAMP Subsidiaries and for each IAMP Subsidiary, its name, jurisdiction of incorporation or organization and the record ownership as of the date of this Agreement of all the share capital of such subsidiary that is issued and outstanding. All the outstanding share capital of each IAMP Subsidiary has been validly issued and is fully paid and non-assessable, and, except as set forth in Section

4.1(a)(iv) of the IAMP Disclosure Schedule, is owned, directly or indirectly by IAMP, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other ownership interests), except for restrictions on transfer imposed by applicable securities laws and under the Holdco Agreement. Except as disclosed in Section 4.1(a)(iv) of the IAMP Disclosure Schedule, neither IAMP nor any of the IAMP Subsidiaries owns, directly or indirectly, any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation or other Person that is material to IAMP and the IAMP Subsidiaries taken as a whole.

                    (v) Other than the IAMP Subsidiaries or as set forth in Section 4.1(a)(v) of the IAMP Disclosure Schedule, neither IAMP nor the IAMP Subsidiaries (A) has any direct or indirect subsidiaries that engage, directly or indirectly, in the Media Business, or (B) owns in excess of 5% of the outstanding share capital of any Person that engages, directly or indirectly, in the Media Business.

                    (vi) Except as disclosed in Section 4.1(a)(vi) of the IAMP Disclosure Schedule, none of IAMP or any of the IAMP Subsidiaries is a party to any joint venture or partnership agreement relating to the Media Business, and neither IAMP nor any of the IAMP Subsidiaries is a party to any other joint venture or partnership agreement.

               (b) Capitalization. (i) All of the issued and outstanding share capital of IAMP has been duly authorized and validly issued and is fully paid and non-assessable, and, except as set forth on Section 4.1(b)(i) of the IAMP Disclosure Schedule and except for directors' qualifying shares and other nominal share interests issued to third parties to comply with requirements of law, are owned by Newhaven or Hicks (or their respective subsidiaries), free and clear of all Liens and free of any other material restriction on the right to vote, sell or otherwise dispose of such share capital.

                     (ii) No bonds, debentures, notes or other
Indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of IAMP or any of the IAMP
Subsidiaries are issued or outstanding.

                    (iii) Except as set forth in Section 4.1(b)(iii) of the IAMP Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which IAMP or any of the IAMP Subsidiaries is a party or by which IAMP or any of the IAMP Subsidiaries is bound obligating IAMP or any of the IAMP Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or any Voting Debt of IAMP or of any of the IAMP Subsidiaries or obligating IAMP or any of the IAMP Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 4.1(b)(iii) of the IAMP Disclosure Schedule, there are no outstanding contractual obligations of IAMP or any of the IAMP Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of IAMP or any of the IAMP Subsidiaries or (B) to register any capital stock of IAMP under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

                    (iv) Since June 30, 2000, except as set forth in
Section 4.1(b)(iv) of the IAMP Disclosure Schedule, IAMP has not (A) issued or permitted to be issued any shares, or securities exercisable or exchangeable for or convertible into shares, of any of the IAMP Subsidiaries, other than any such shares issued after the date hereof in the ordinary course of business consistent with past practice, (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its subsidiaries, any shares of IAMP or any of the IAMP Subsidiaries or (C) declared, set aside, made or paid dividends or other distributions on the outstanding shares of any of the IAMP Subsidiaries.

                    (v) Newhaven and Hicks have made all capital contributions due and payable to IAMP and the IAMP Subsidiaries through September 30, 2000.

          (c) Indebtedness. As of the date hereof, the only outstanding Indebtedness of IAMP and the IAMP Subsidiaries is the Indebtedness set forth in Section 4.1(c) of the IAMP Disclosure Schedule or as set forth in the IAMP Financial Information or the IAMP Interim Financial Information. Section 4.1(c) of the IAMP Disclosure Schedule specifically identifies each Indebtedness of IAMP or the IAMP Subsidiaries that is in a principal amount of at least U.S.$5 million. There exists (i) no default or event of default (with or without notice or lapse of time or both) by IAMP or any of the IAMP Subsidiaries under the provisions of the agreements identified in Section 4.1(c) of the IAMP Disclosure Schedule and (ii) no default or event of default (with or without notice or lapse of time or both) by IAMP or any of the IAMP Subsidiaries under the provisions of any other instrument evidencing such other Indebtedness or of any agreement relating thereto, that, in either case, permits acceleration of all or any part of such Indebtedness, except, in the case of clause (i) or (ii), where such acceleration would not result in a default under the agreements identified on Section 4.1(c) of the IAMP Disclosure Schedule and would not otherwise, individually or in the aggregate, have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

          (d) Authorization and Validity of Agreements. Each of Newhaven, HMTF I, HMTF II, HMTF III and IAMP has all necessary corporate or other power and authority to enter into this Agreement, the Holdco Agreement, the Registration Rights Agreement and the Voting Agreement, to enter into the other agreements contemplated hereby and to consummate the transactions and perform its obligations contemplated hereby and thereby. The execution, delivery and performance by Newhaven, HMTF I, HMTF II, HMTF III, and IAMP of this Agreement, the Voting Agreement, the Holdco Agreement and the Registration Rights Agreement and the other agreements contemplated hereby and thereby and the consummation by Newhaven, HMTF I,

HMTF II, HMTF III and IAMP of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of each of Newhaven, HMTF I, HMTF II, HMTF III and IAMP. No other corporate or shareholder action is necessary for the authorization, execution, delivery and performance by Newhaven, HMTF I, HMTF II, HMTF III and IAMP of this Agreement, the Holdco Agreement, the Registration Rights Agreement and the Voting Agreement and the other agreements contemplated hereby and the consummation by Newhaven, HMTF I, HMTF II, HMTF III and IAMP of the transactions contemplated hereby or thereby, other than the corporate approvals set forth in Section 4.1(d) of the IAMP Disclosure Schedule, which corporate approvals shall have been obtained by, and be in full force and effect on, the Closing Date. This Agreement has been duly executed and delivered by each of Newhaven, HMTF I, HMTF II, HMTF III and IAMP and constitutes a valid and legally binding obligation of each of Newhaven HMTF I, HMTF II, HMTF III and IAMP enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (e) No Conflicts. Except (i) as, individually or in the aggregate, would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.1(f) and (ii) as set forth in
Section 4.1(e) of the IAMP Disclosure Schedule, the execution and delivery of this Agreement by Newhaven, HMTF I, HMTF II, HMTF III, and IAMP does not, and the consummation by IAMP of the IAMP Contribution and the other transactions contemplated hereby and the performance by Newhaven, HMTF I, HMTF II, HMTF III, and IAMP of their respective obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation of IAMP or the IAMP Subsidiaries or the loss of a material benefit to which IAMP or the IAMP Subsidiaries are entitled under, or the creation of a Lien on, or the loss of, any assets, including Intellectual Property of IAMP or the IAMP Subsidiaries (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the memorandum of association and articles of association, certificate of incorporation or bylaws or similar constitutive document of any such Person or any IAMP Subsidiary, or (B) any loan or credit agreement, note, mortgage, bond, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, Concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation binding upon Newhaven, Hicks, IAMP or any IAMP Subsidiary or their respective properties or assets.

          (f) No Governmental Approvals or Notices Required; No Conflict with Instruments to which IAMP or the IAMP Subsidiaries are a Party.

Except for Government Consents under applicable antitrust laws and filings contemplated by Article 1 and Section 2.1 hereof, no Government Consent or notice to, or declaration, filing or registration with any Government Entity, or consent, approval or waiver of any other Person (a "Non-Governmental Approval"), is required to be made or obtained by Newhaven, Hicks, IAMP or any IAMP Subsidiary in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Newhaven, Hicks and IAMP and the consummation by each of them of the transactions contemplated hereby and thereby, other than such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

     (g) Title to Properties. Newhaven, Hicks, IAMP or one or more of the IAMP Subsidiaries have or has (i) good title to the IAMP Common
Shares and (ii) good and marketable title to all material real property owned, and a valid leasehold interest in all material property leased by such Person in the case of each of clauses (i) and (ii), free and clear of all Liens, except (A) as set forth on Section 4.1(g) of the IAMP Disclosure Schedule; (B) as set forth in the IAMP Financial Information or IAMP
Interim Financial Information; (C) Liens for taxes, assessments and other governmental charges not yet due and payable or, if due, being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (D) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (E) with respect to real property, (1) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions which would be shown by a current title report or other similar report or listing, (2) any conditions that may be shown by a current survey, title report or physical inspection and (3) zoning, building and other similar restrictions, so long as none of (1), (2) or
(3) render the title of such real property unmarketable or prevent the use of such real property substantially as currently used; and (F) Liens that, individually or in the aggregate, would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole (such Liens described in clauses (A) through (F) above being referred to herein as "Permitted Liens"). The real property of IAMP and each IAMP Subsidiary is adequate for the conduct of the business of IAMP and each IAMP
Subsidiary as currently conducted, except for such inadequacy that, individually or in the aggregate, would not have a Material Adverse
Effect on IAMP and the IAMP Subsidiaries taken as a whole.

          (h) Conduct of Business. Except as disclosed in Section 4.1(h) of the IAMP Disclosure Schedule or otherwise disclosed in this Agreement, or as set forth in the IAMP Financial Information or the IAMP Interim Financial Information, since December 31, 1999, IAMP and the IAMP Subsidiaries have conducted their business in the ordinary course consistent with past practice, and, other than in the ordinary course, there has not occurred or arisen, with respect to its business: (i) a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole; (ii) any notice of non-renewal, cancellation or termination from any existing customers with respect to any IAMP Material Contract, which would have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole; (iii) any sale, assignment, pledge, hypothecation or other transfer of any assets, businesses or operations, other than such sales, assignments, pledges, hypothecations or other transfers which would not, individually or in the aggregate have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole; (iv) any termination or material amendment of, or any notice of termination of, any IAMP Material Contract, which amendment or termination would have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole; (v) any damage, destruction or other casualty loss (not covered by insurance) which would have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole; (vi) except in each case for immaterial amounts, any (A) increase in the fringe benefits or compensation of any present or former director, officer or employee of IAMP or the IAMP Subsidiaries, (B) grant of any severance or termination pay to any present or former director, officer or employee of IAMP or the IAMP Subsidiaries, (C) loan or advance of money or other property by IAMP or the IAMP Subsidiaries to any of their present or former directors, officers or employees, or (D) establishment, adoption, entrance into, modification, amendment or termination of any IAMP Benefit Plan; (vii) the cancellation of any debts to or waiver of any claims or rights of material value to IAMP (viii) capital expenditures or additions to property, plant or equipment or the acquisition of any other property or assets (other than raw materials, supplies and inventory) by IAMP, other than immaterial amounts; (ix) any lease by IAMP of any of its properties or assets, other than immaterial amounts; (x) the entering into of any IAMP Material Contract not listed on the IAMP Disclosure Schedule or (xi) the entering into of an agreement to do any of the foregoing.

                    (i) Financial Information; Absence of Certain Changes. (i) IAMP has delivered to El Sitio the audited consolidated balance sheets of IAMP and the IAMP Subsidiaries at December 31, 1998 and 1999 (in the case of the balance sheet at December 31, 1999, the "IAMP 1999 Balance Sheet"), and the related audited statements of operations and comprehensive income, stockholders' equity and cash flows for the fiscal year ended December 31, 1999, including notes thereto, and the report thereon of independent certified public accountants, which are set forth in Section 4.1(i) of the IAMP Disclosure Schedule (the "IAMP Financial Information"). The IAMP Financial Information fairly presents in all material respects the financial position and results of operations of IAMP and the IAMP Subsidiaries as at the respective dates thereof and for the periods then ended, all in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") consistently applied by IAMP at the dates and during the period involved. Except (A) as and to the extent set forth on the IAMP 1999 Balance Sheet, including the notes thereto, or in the IAMP Interim Financial Information or (B) as disclosed in Section 4.1(i) of the IAMP Disclosure Schedule, neither IAMP nor any of the IAMP Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with U.S. GAAP other than liabilities or obligations incurred since December 31, 1999 that would not, individually or in the aggregate, have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

                    (ii) IAMP has delivered to El Sitio the unaudited consolidated balance sheet of IAMP and the IAMP Subsidiaries as at June 30, 2000, and the related unaudited statements of operations for the period then ended, set forth in Section 4.1(i)(ii) of the IAMP Disclosure Schedule (the "IAMP Interim Financial Information"). The IAMP Interim Financial Information was prepared in accordance with U.S. GAAP on a basis consistent with prior practice for the preparation of interim financial statements for IAMP and the IAMP Subsidiaries, and fairly presents in all material respects the financial position and results of operations of IAMP and the IAMP Subsidiaries at June 30, 2000 and for the period then ended, subject to customary year-end adjustments.

               (j) Legal Proceedings. Except as described in Section 4.1(j) of the IAMP Disclosure Schedule, there is no suit, action, legal proceeding or governmental investigation or inquiry ("Legal Proceedings") relating to IAMP or the IAMP Subsidiaries to which IAMP or any of the IAMP Subsidiaries is a party, or to which any of their assets is subject, pending, or, to the knowledge of Newhaven, Hicks or IAMP, threatened against IAMP or any of the IAMP Subsidiaries or relating to the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

               (k) Labor Matters. Except as described in Section 4.1(k) of the IAMP Disclosure Schedule, since December 31, 1999, (i) IAMP and the IAMP Subsidiaries are, to the knowledge of Newhaven, Hicks and IAMP, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither IAMP nor any of the IAMP Subsidiaries has been engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against IAMP or the IAMP Subsidiaries pending before any labor relations board or other Governmental Entity having oversight authority with respect to labor relations, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Newhaven, Hicks and IAMP, threatened against or affecting IAMP or the IAMP Subsidiaries, (iv) neither IAMP nor any of the IAMP Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (v) neither IAMP nor any of the IAMP Subsidiaries is a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to IAMP Employees is currently being negotiated, which, in the case of any of the foregoing, would, individually or in the aggregate, have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

               (l) Contracts. (i) Section 4.1(l)(i) of the IAMP
Disclosure Schedule lists all contracts, agreements or commitments of

IAMP and the IAMP Subsidiaries that are material to IAMP and the IAMP Subsidiaries taken as a whole ("IAMP Material Contracts"). Except as specified in Section 4.1(l)(i) of the IAMP Disclosure Schedule, all IAMP Material Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole. Except as specified in
Section 4.1(l)(i) of the IAMP Disclosure Schedule, IAMP and the IAMP Subsidiaries are not in breach or default in the performance of, and to IAMP's knowledge, no other Person is in breach or default of, any obligation thereunder and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events that, individually or in the aggregate, would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

                    (ii) Except as set forth in Section 4.1(l)(ii) of the IAMP Disclosure Schedule, there is no IAMP Material Contract between IAMP and the IAMP Subsidiaries, on the one hand, and any affiliate of Newhaven, Hicks or IAMP (in each case excluding IAMP and the IAMP Subsidiaries), on the other hand, and no affiliate of Newhaven, Hicks or IAMP (in each case excluding IAMP and the IAMP Subsidiaries) has any material interest in any material property, real or personal, tangible or intangible, including, without limitation, any Intellectual Property, used in the business of IAMP and the IAMP Subsidiaries.

          (m) Intellectual Property. (i) Section 4.1(m)(i) of the IAMP Disclosure Schedule sets forth, with respect to material Intellectual Property owned, held or used by IAMP and/or the IAMP subsidiaries ("IAMP Intellectual Property"), all patents, registrations and applications relating thereto, all material unregistered Intellectual Property, and all material licenses, consents, royalty and other agreements concerning IAMP Intellectual Property to which IAMP and/or any of the IAMP Subsidiaries is a party ("IAMP Intellectual Property Licenses").

                    (ii) Except as disclosed in Section 4.1(m)(ii) of the IAMP Disclosure or would not have a Material Adverse Effect, (A) IAMP and/or the IAMP Subsidiaries own or have the right to use all the IAMP Intellectual Property necessary to conduct the respective businesses of IAMP and the IAMP Subsidiaries as currently are conducted, free of all Liens; (B) all of the IAMP Intellectual Property is valid, enforceable, not abandoned and unexpired; (C) to the knowledge of IAMP and the IAMP Subsidiaries, the IAMP Intellectual Property does not infringe or otherwise impair the Intellectual Property of any other Person and is not being infringed or impaired by any other Person, nor has IAMP or the IAMP Subsidiaries received any written notice of the same; (D) IAMP and/or the IAMP Subsidiaries take all reasonable steps to protect and maintain the IAMP Intellectual Property, including executing all appropriate confidentiality agreements, filing all appropriate patents and registrations, and filings any other documents necessary under the laws of any relevant jurisdictions to preserve their rights in such IAMP

Intellectual Property; (E) no party to a IAMP Intellectual Property License is, or is alleged to be, in breach or default thereunder; (F) the transactions contemplated by this Agreement shall not impair the rights of IAMP or the IAMP Subsidiaries under any IAMP Intellectual Property License, or cause any payments to be due thereunder; and (G) without limiting the generality of the foregoing, IAMP and/or the IAMP Subsidiaries owns and possesses all right, title and interest in and to all IAMP Intellectual Property created or developed by, or under the direction or supervision of, its employees.

                    (iii) "Intellectual Property" shall mean all intellectual property, including without limitation all (A) (1) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how; (2) copyrights and works of authorship in any media, including films, websites, website content, computer programs, hardware, software, applications, files, databases, documentation and related items; (3) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and all common-law rights relating thereto; and (4) trade secrets and other confidential or proprietary documents, files, analyses, lists, ways of doing business and/or information; and (B) registrations, applications and recordings related thereto.

          (n) Governmental Consents. Section 4.1(n) of the IAMP Disclosure Schedule sets forth a true and complete list of each radio and television concession and license owned or leased and operated by IAMP or the IAMP Subsidiaries (the "Concessions") and the dates of expiration of each Concession. Except as described in Section 4.1(n) of the IAMP Disclosure Schedule, IAMP and the IAMP Subsidiaries have all Governmental Consents required for the conduct of their respective businesses as presently conducted, and such Governmental Consents are in full force and effect, and Newhaven, Hicks, IAMP and the IAMP Subsidiaries have not received any notice of any violation thereof or claim thereunder, nor does any of Newhaven, Hicks, IAMP or any IAMP Subsidiary have knowledge of any threatened suspension or cancellation of any such Governmental Consent, except where the failure to have, or to keep in full force and effect such Governmental Consents would not, individually or in the aggregate, have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

          (o) Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as described in Section 4.1(o) of the IAMP Disclosure Schedule or as set forth in the IAMP Interim Financial Information, since December 31, 1999, IAMP and the IAMP Subsidiaries have conducted their respective businesses so as to comply in all material respects with all applicable U.S. and non-U.S. laws, ordinances, regulations or orders or other requirements of any Governmental Entity, and have received no written notice of any failure to comply with such laws, ordinances, regulations, orders, rights or requirements, except where the failure to comply with such laws, ordinances, regulations, orders, rights or requirements would not, individually or in the aggregate, have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole.

          (p) Employee Benefit Plans. (i) "Benefit Plans" means all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, "multiemployer plans" (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA)), and all material pension, retirement, savings, share purchase, share option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, vacation, insurance (including self-insurance), health or medical, disability, worker's compensation, supplemental unemployment, retiree welfare, and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism), whether formal or informal, oral or written. "IAMP Benefits Plans" means all Benefit Plans that (A) are entered into, sponsored or maintained by IAMP or any of the IAMP Subsidiaries, and (B) under which any present or former director, officer or employee of IAMP or any of the IAMP Subsidiaries (collectively, the "IAMP Employees") has any present or future right to benefits. "IAMP U.S. Benefit Plans" means all IAMP Benefit Plans under which any IAMP Employee who is or was primarily employed in the United States (collectively, the "IAMP U.S. Employees") has any present or future right to benefits. "IAMP International Benefit Plans" means all IAMP Benefit Plans other than the IAMP U.S. Benefit Plans.

                    (ii) Section 4.1(p)(ii) of the IAMP Disclosure Schedule sets forth a list of each IAMP Benefit Plan.

                    (iii) With respect to each IAMP Benefit Plan, IAMP has provided or made available to El Sitio a current, accurate and complete copy thereof, including any amendments thereto, and, to the extent applicable: (A) any related trust agreement or other funding instrument, (B) the most recent determination letter, if applicable, (C) any summary description and other material written communications to IAMP Employees concerning benefits provided thereunder, (D) for the one most recent year, if applicable, the Form 5500 and attached schedules, audited financial statements and actuarial reports.

                    (iv) Except as described on Section 4.1(p)(iv) of the IAMP Disclosure Schedule:

                         (A)  each IAMP Benefit Plan has been
     established and administered in accordance with its terms, in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules, statutes, orders and regulations, and has been maintained in good standing with applicable regulatory authorities;

                         (B)  each IAMP U.S. Benefit Plan that is
     intended to be qualified (within the meaning of Section 401(a) of the Code) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification;

                         (C) no event has occurred and no condition exists that would subject IAMP or any of the IAMP
     Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization that is a member of an controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable laws, rules, statutes, orders and regulations;

                         (D) no "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any IAMP U.S. Benefit Plan;

                         (E)  no IAMP Benefit Plan provides retiree
     welfare benefits, and neither IAMP nor any of the IAMP Subsidiaries have any obligation to provide retiree welfare benefits other than coverage mandated under applicable law or regulation for which neither IAMP nor any of the IAMP Subsidiaries is required to book an accrual on its financial statements;

                         (F)  no IAMP U.S. Benefit Plan is subject to
     Title IV of ERISA or Section 412 of the Code, or is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA);

                         (G) no actions, suits, claims, administrative investigations, audits or other administrative proceedings (other than routine claims for benefits in the ordinary course) are pending or threatened with respect to any IAMP Benefit Plan, and no facts or circumstances exist that could give rise to any such actions, suits, claims, investigations, audits or proceedings;

                         (H)  no IAMP Benefit Plans exist that,
     individually or collectively, could be reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, and no IAMP Benefit Plan exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any IAMP Employee of any money or other property or could result in the acceleration or provision of any other rights or benefits to any IAMP Employee; and

                         (I)  with respect to any IAMP International
     Benefit Plan, according to the actuarial assumptions and valuations most recently used for the purpose of funding each IAMP International Benefit Plan (which actuarial assumptions and valuations were provided in accordance with the actuarial and accounting principles, bases, policies, methods and practices in the relevant jurisdiction for such plan), as of June 30, 2000, the total amount or value of the funds available under such IAMP International Benefit Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which IAMP or any of the IAMP Subsidiaries has or would have after the Closing Date any obligation.

                         (v) There are no Benefit Plans that are entered
into, sponsored or maintained by Newhaven or Hicks under which any present or former IAMP Employee has any present or future right to benefits.

                    (q) Tax Matters. Except as disclosed in Section 4.1(q) of the IAMP Disclosure Schedule and except as would not result in a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole:

           (i) IAMP and the IAMP Subsidiaries have filed all Tax Returns that they were required to file. All such filed Tax Returns were correct and complete in all material respects. All Taxes required to have been paid by IAMP and the IAMP Subsidiaries (whether or not shown on any Tax Return) have been paid or adequately reserved against in accordance with U.S. GAAP. None of IAMP or the IAMP Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made (and, to the knowledge of IAMP or the IAMP Subsidiaries, no claim has been threatened in writing) by any authority in a jurisdiction where IAMP and any of the IAMP Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of IAMP and the IAMP Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for
     (A) current Taxes not yet due or (B) Taxes that are being disputed in good faith by appropriate proceedings and for which adequate reserves have been provided.

           (ii) IAMP and the IAMP Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any IAMP Employee, independent contractor, creditor, shareholder or other third party.

          (iii) No audit or other proceeding by any Governmental Entity is pending or, to the knowledge of IAMP, threatened in writing with respect to any Taxes due from or with respect to IAMP or any of the IAMP Subsidiaries. There is no dispute or claim concerning any Tax liability of IAMP or the IAMP Subsidiaries claimed or raised by any taxing authority (and, to the knowledge of IAMP or the IAMP Subsidiaries, no such dispute or claim has been threatened in writing). IAMP has made available to El Sitio correct and complete copies of all income Tax Returns and examination reports with respect to, and statements of deficiencies assessed against or agreed to by, IAMP and the IAMP Subsidiaries since December 31, 1999.

          (iv) None of IAMP or the IAMP Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (v) None of IAMP or the IAMP Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of IAMP or the IAMP Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of IAMP or the IAMP Subsidiaries has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. IAMP and the IAMP Subsidiaries have disclosed on their U.S. income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of U.S. federal income Tax (within the meaning of Section 6662 of the Code). None IAMP or the IAMP Subsidiaries is a party to any Tax allocation or sharing agreement, other than such an agreement exclusively between or among IAMP and the IAMP Subsidiaries. None of IAMP or the IAMP Subsidiaries (A) has been a member of an affiliated group filing a consolidated income Tax Return or (B) have any liability for the Taxes of any Person (other than IAMP and the IAMP Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. or non-U.S. federal, state or local law), as a transferee or successor, by contract, or otherwise.

          (vi) "Tax" means any domestic or foreign federal, national, state, provincial, local, territorial, foreign or other jurisdictional income, gross receipts, property, sales, use, withholding, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a taxing authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          (r) Insurance. Except as would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole, all insurance policies covering IAMP and the IAMP Subsidiaries and their respective material assets are in full force and effect, all premiums with respect thereto (or with respect to new insurance policies that, in the ordinary course of business, have replaced such insurance policies), covering all periods up to and including the Closing Date, have been paid, to the extent due, prior to the Closing Date, or accrued on IAMP's financial statements and books and records and no notice of cancellation or termination has been received with respect to any such insurance policy

(other than any insurance policy that expires, is cancelled or is terminated in accordance with its terms and has been continued, extended or reinstated on substantially similar terms or is replaced with another insurance policy with substantially similar terms). Except as would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole, such policies are sufficient for compliance with all requirements of law, and are, to the knowledge of IAMP and the IAMP Subsidiaries, valid, outstanding and enforceable. Except as would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole, neither IAMP nor any IAMP Subsidiary has received notice that the coverage of any insurance has been limited by any insurance carrier, which insurance carrier has carried any such insurance during the last three years.

          (s) Certain Fees. Except for fees and expenses payable to Violy Byorum & Partners and to Bear, Stearns & Co. Inc., neither Newhaven, Hicks, IAMP nor any of the IAMP Subsidiaries nor any IAMP Employee, on behalf of IAMP, Newhaven, Hicks or the IAMP Subsidiaries, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby for which Holdco would be liable.

          (t) Holdco Common Shares Held for Investment. Newhaven and Hicks are aware that the Holdco Common Shares to be received by Newhaven and Hicks as consideration in the Contributions have not been registered under the Securities Act or under any state securities laws in the United States or under the laws of any other jurisdiction. Newhaven and Hicks are acquiring such Holdco Common Shares solely for investment, with no present intention to distribute any such shares to any Person.

          (u) Information Supplied. (i) None of the information supplied or to be supplied by IAMP, Newhaven or Hicks for inclusion or incorporation by reference in (A) the Form F-4 at the time it is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or (B) the Proxy Statement/Prospectus, on the date it is first mailed to El Sitio shareholders or at the time of the El Sitio Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) Notwithstanding the foregoing provisions of this
Section 4.1(u), no representation or warranty is made by Newhaven, Hicks or IAMP with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement/Prospectus based on information supplied by El Sitio for inclusion or incorporation by reference therein, and no representation or warranty is made by Hicks or IAMP with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement/Prospectus based on information supplied by Newhaven with respect to the Newhaven Subsidiaries, for inclusion or incorporation by reference therein.

          (v) Board Approvals.

               (i) Newhaven Board Approval. The board of directors of Newhaven, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way has duly approved this Agreement, the Voting Agreement, the Holdco Agreement, the Registration Rights Agreement and the Transactions (the "Newhaven Board Approval").

               (ii) Hicks Board Approval. The general partners of each of HMTF I, HMTF II and HMTF III, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved this Agreement, the Voting Agreement, the Holdco Agreement, the Registration Rights Agreement and the Transactions (the "Hicks Board Approval").

               (iii) IAMP Board Approval. The board of directors of IAMP, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved this Agreement, and the Transactions. IAMP has received all necessary corporate approvals of this Agreement, the Voting Agreement, the Holdco Agreement, the Registration Rights Agreement and the Transactions under the laws of the Cayman Islands (the "IAMP Board Approval").

          (w) Holdco. Holdco has been formed for the purpose of consummating the transactions contemplated hereby and has not engaged in any other business except that prior to the Closing, Holdco shall have entered into the letter agreements described in Section 6.9 hereof. All of the outstanding capital stock of Holdco, consisting of 1 Holdco Common Share, is owned beneficially and of record by IAMP, and any other issuances of Holdco Common Shares prior to the Effective Time shall be solely as contemplated by this Agreement and the transactions contemplated hereby.

          (x) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.1, none of Newhaven, Hicks or IAMP nor any other Person has made or makes any other express or implied representation or warranty on behalf of Newhaven, Hicks, IAMP or the IAMP Subsidiaries.

          4.2. Representations and Warranties of Newhaven. Except as set forth in the disclosure schedule delivered by Newhaven to Hicks and El Sitio prior to the date of execution of this Agreement (the "Newhaven Disclosure Schedule"), Newhaven represents and warrants to El Sitio and Hicks as follows:

          (a) Due Organization; Good Standing and Power. (i) Each of Newhaven and each of the Newhaven Subsidiaries is a corporation or other Person duly organized, validly existing and, in the case of each U.S. corporation or other Person, is in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to conduct its business as now conducted by it, except where the failure to be so organized, existing and in good standing or have such power and authority, individually or in the aggregate, would not have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

               (ii) Each of Newhaven and the Newhaven Subsidiaries is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

               (iii) The copies of the certificate of incorporation and bylaws or other constitutive documents of Newhaven and each Newhaven Subsidiary, which were previously furnished or made available to El Sitio, are true, complete and correct copies in all material respects of such documents as in effect on the date of this Agreement.

               (iv) Section 4.2(a)(iv) of the Newhaven Disclosure Schedule sets forth all Newhaven Subsidiaries, and for each such Newhaven Subsidiary, its name, jurisdiction of incorporation or organization and the record ownership as of the date of this Agreement of all the share capital of such Newhaven Subsidiary that is issued and outstanding. All the outstanding share capital of each such Newhaven Subsidiary has been validly issued and is fully paid and non-assessable, and, except as set forth in Section 4.2(a)(iv) of the Newhaven Disclosure Schedule, is owned, directly or indirectly, by Newhaven, free and clear of all Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other ownership interests), except for restrictions on transfer imposed by applicable securities laws and under the Holdco Agreement. Except as disclosed in Section 4.2(a)(iv) of the Newhaven Disclosure Schedule, neither Newhaven nor any of the Newhaven Subsidiaries owns, directly or indirectly, any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation or other Person that is material to Newhaven and the Newhaven Subsidiaries taken as a whole.

               (v) Other than the Newhaven Subsidiaries or as set forth in Section 4.2(a)(v) of the Newhaven Disclosure Schedule, neither Newhaven nor any of the Newhaven Subsidiaries (A) has any direct or indirect subsidiaries that engages, directly or indirectly, in the Media Business, or (B) owns in excess of 5% of the outstanding share capital of any Person that engages, directly or indirectly, in the Media Business.

               (vi) Except as disclosed in Section 4.2(a)(vi) of the Newhaven Disclosure Schedule, neither of Newhaven nor any of the Newhaven Subsidiaries is a party to any joint venture or partnership agreement relating to the Media Business, and neither Newhaven nor any of the Newhaven Subsidiaries is a party to any other joint venture or partnership agreement.

          (b) Capitalization. (i) All of the issued and outstanding share capital of Newhaven has been duly authorized and validly issued and is fully paid and non-assessable.

               (ii) No Voting Debt of Newhaven or any of the Newhaven Subsidiaries is issued or outstanding.

               (iii) Except as set forth in Section 4.2(b)(iii) of the Newhaven Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which Newhaven or any Newhaven Subsidiary is a party or by which Newhaven or any Newhaven Subsidiary is bound obligating Newhaven or any Newhaven Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or any Voting Debt of Newhaven or of any Subsidiary or obligating Newhaven or any Newhaven Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 4.2(b)(iii) of the Newhaven Disclosure Schedule, there are no outstanding contractual obligations of Newhaven or any Newhaven Subsidiary (A) to repurchase, redeem or otherwise acquire any shares of Newhaven or any Newhaven Subsidiary or
(B) to register Newhaven Common Shares or other securities under the Securities Act.

               (iv) Since June 30, 2000, except as set forth in Section 4.2(b)(iv) of the Newhaven Disclosure Schedule, Newhaven has not (A) issued or permitted to be issued any shares, or securities exercisable or exchangeable for or convertible into shares, of any Newhaven Subsidiary, other than any such shares issued after the date hereof in the ordinary course of business consistent with past practice, (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Newhaven Subsidiaries, any shares of Newhaven or any Newhaven Subsidiary, or (C) declared, set aside, made or paid dividends or other distributions on the outstanding shares of any Newhaven Subsidiary.

               (v) Newhaven has made all capital contributions due and payable to the Newhaven Subsidiaries through September 30, 2000.

          (c) Indebtedness. As of the date hereof, the only outstanding Indebtedness of Newhaven and the Newhaven Subsidiaries is the Indebtedness set forth in Section 4.2(c) of the Newhaven Disclosure Schedule or as set forth in the Newhaven Financial Information or the Newhaven Interim Financial Information. Section 4.2(c) of the Newhaven Disclosure Schedule specifically identifies each Indebtedness of Newhaven or the Newhaven Subsidiaries that is in a principal amount of at least U.S.$5 million. There exists (i) no default or event of default (with or without notice or lapse of time or both) by Newhaven or any of the Newhaven Subsidiaries under the provisions of the agreements identified in Section 4.2(c) of the Newhaven Disclosure Schedule, and (ii) no default or event of default (with or without notice or lapse of time or both) by Newhaven or any of the Newhaven Subsidiaries under the provisions of any other instrument evidencing such other Indebtedness or of any agreement relating thereto, that, in either case, permits acceleration of all or any part of such Indebtedness, except, in the case of clause (i) or (ii) above, where such acceleration would not result in a default under the agreements identified on Section 4.2(c) of the Newhaven Disclosure Schedule and would not otherwise, individually or in the aggregate, have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

          (d) Authorization and Validity of Agreements. Newhaven has all necessary corporate or other power and authority to enter into this Agreement, the Holdco Agreement, the Registration Rights Agreement and the Voting Agreement, to enter into the other agreements contemplated hereby, and to consummate the transactions and perform its obligations contemplated hereby and thereby. The execution, delivery and performance by Newhaven of this Agreement, the Voting Agreement, the Holdco Agreement and the Registration Rights Agreement and the other agreements contemplated hereby and thereby and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Newhaven. No other corporate or shareholder action is necessary for the authorization, execution, delivery and performance by Newhaven of this Agreement, the Holdco Agreement, the Registration Rights Agreement and the Voting Agreement and the other agreements contemplated hereby and the consummation by Newhaven of the transactions contemplated hereby or thereby, other than the corporate approvals set forth in Section 4.2(d) of the Newhaven Disclosure Schedule, which corporate approvals shall have been obtained by, and be in full force and effect on, the Closing Date. This Agreement has been duly executed and delivered by Newhaven, and constitutes a valid and legally binding obligation of Newhaven enforceable against Newhaven in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (e) No Conflicts. Except (i) as, individually or in the aggregate, would not have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.2(f) and (ii) as set forth in Section 4.2(e) of the Newhaven Disclosure Schedule, and except with respect to employee share options, the execution and delivery of this Agreement by Newhaven does not, and the consummation by Newhaven of the Transactions and the performance by Newhaven of its respective obligations hereunder will not, conflict with, or result in any Violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in a Violation pursuant to: (A) any provision of the memorandum of association and articles of association, certificate of incorporation or bylaws or similar constitutive document of Newhaven or any Newhaven Subsidiary, or
(B) any loan or credit agreement, note, mortgage, bond, indenture, lease, Newhaven Benefit Plan or other agreement, obligation, instrument, permit, Concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation binding upon Newhaven, or any Newhaven Subsidiary or their respective properties or assets.

          (f) No Governmental Approvals or Notices Required; No Conflict with Instruments to which Newhaven or any of the Newhaven Subsidiaries are a Party. Except for Governmental Consents under applicable antitrust laws and filings contemplated by Article 1 and Section 2.1 hereof, no Governmental Consent or notice to, or declaration, filing or registration with any Governmental Entity, or consent, approval or waiver of a Non-Governmental Approval, is required to be made or obtained by Newhaven or any Newhaven Subsidiary in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Newhaven and the consummation of the transactions contemplated hereby and thereby, other than such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

          (g) Title to Properties. Newhaven or one or more of the Newhaven Subsidiaries has good and marketable title to all material real property owned, and a valid leasehold interest in all material property leased by such Person in the case of each of clauses (x) and (y), free and clear of all Liens, except (i) as set forth on Section 4.2(g) of the Newhaven Disclosure Schedule; (ii) as set forth in the notes to the Newhaven Financial Information; and (iii) Permitted Liens. The real property of Newhaven and each Newhaven Subsidiary is adequate for the conduct of the business of such Persons as currently conducted, except for such inadequacy that, individually or in the aggregate, would not have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

          (h) Conduct of Business. Except as disclosed in Section 4.2(h) of the Newhaven Disclosure Schedule or otherwise disclosed in this Agreement, or the Newhaven's Disclosure Schedule or as set forth in the Newhaven Financial Information or the Newhaven Interim Financial Information since December 31, 1999, Newhaven has conducted its business in the ordinary course consistent with past practice, and other than in the ordinary course, there has not occurred or arisen, with respect to its business: (i) a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole; (ii) any notice of non-renewal, cancellation or termination from any existing customers with respect to any Newhaven Material Contracts, that would have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole; (iii) any sale, assignment, pledge, hypothecation or other transfer of any assets, businesses or operations, other than such sales, assignments, pledges, hypothecations or other transfers which would not, individually or in the aggregate have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole; (iv) any termination or material amendment of, or any notice of termination of, any Newhaven Material Contract, which amendment or termination would have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole; (v) any damage, destruction or other casualty loss (not covered by insurance) that would have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole; (vi) except in each case for immaterial amounts, any (A) increase in the fringe benefits or compensation of any present or former Newhaven Employee, (B) grant of any severance or termination pay to any present or former Newhaven Employee (C) loan or advance of money or other property by Newhaven or the Newhaven Subsidiaries to any present or former Newhaven Employee, or (D) establishment, adoption, entrance into, modification, amendment or termination of any Newhaven Benefit Plan; (vii) any incurrence or assumption of any indebtedness for borrowed money or the guaranty by Newhaven of another person; (viii) the cancellation of any debts to or waiver of any claims or rights of material value to Newhaven; (ix) capital expenditures or additions to property, plant or equipment or the acquisition of any other property or assets (other than raw materials, supplies and inventory) by Newhaven, other than immaterial amounts; (x) any lease by Newhaven of any of its properties or assets, other than immaterial amounts; (xi) the entering into of any Newhaven Material Contract not listed on the Newhaven Disclosure Schedule; or (xii) the entering into of an agreement to do any of the foregoing.

          (i) Financial Information; Absence of Certain Changes. (i) Newhaven has delivered to El Sitio the audited balance sheet of Playboy TV International LLC ("PTVI") at December 31, 1999 (the "PTVI 1999 Balance Sheet"), and the related consolidated audited statements of operations and comprehensive loss, of owner's equity and of cash flows for the period from August 31, 1999 (date of commencement) through December 31, 1999, including notes thereto, and the report thereon of independent certified public accountants, which are set forth in Section 4.2(i) of the Newhaven Disclosure Schedule (the "PTVI Financial Information"). The PTVI Financial Information fairly presents in all material respects the financial position and results of operations of PTVI as at the respective dates thereof and for the periods then ended, all in accordance with U.S. GAAP consistently applied by PTVI at the dates and during the periods involved. Except (A) as and to the extent set forth on the PTVI 1999 Balance Sheet, including the notes thereto, the PTVI Interim Financial Information, the Rainbow Financial Information or the AEI Financial Information or (B) as disclosed in Section 4.2(i) of the Newhaven Disclosure Schedule, neither Newhaven nor any of the Newhaven Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with U.S. GAAP other than liabilities or obligations incurred since December 31, 1999 that would not, individually or in the aggregate, have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

               (ii) Newhaven has delivered to El Sitio the unaudited balance sheet of PTVI as at June 30, 2000, and the related unaudited statements of operations and comprehensive loss for the period then ended, attached as Section 4.2(i)(ii) of the Newhaven Disclosure Schedule (the "PTVI Interim Financial Information"). The PTVI Interim Financial Information was prepared in accordance with U.S. GAAP on a basis consistent with prior practice for the preparation of interim financial statements for PTVI, and fairly presents in all material respects the financial position and results of operations of PTVI at as of and for the period then ended subject to customary year-end adjustments.

                (iii) Newhaven has delivered to El Sitio the unaudited balance sheet of Rainbow at June 30, 2000, and the related unaudited statement of operations for the period then ended, attached as Section 4.2(i)(iii) of the Newhaven Disclosure Schedule (the "Rainbow Financial Information"). The Rainbow Financial Information was prepared in accordance with U.S. GAAP on a basis consistent with prior practice for the preparation of interim financial statements for Rainbow and fairly presents in all material respects the financial position and results of operations of Rainbow as of and for the period then ended subject to customary year-end adjustments.

               (iv) Newhaven has delivered to El Sitio (A) the unaudited balance sheet of AEI Collingham Holdings Co, Ltd. ("AEI") at December 31, 1999, and the related unaudited statement of operations for the fiscal year then ended, and (B) the unaudited balance sheet of AEI at June 30, 2000, and the related unaudited statement of operations for the period then ended attached as Section 4.1(i)(iv) of the Newhaven Disclosure Schedule (collectively, the "AEI Financial Information," and together with the PTVI Financial Information, the PTVI Interim Financial Information and the Rainbow Financial Information, the "Newhaven Financial Information"). The AEI Financial Information was prepared in accordance with U.S. GAAP on a basis consistent with prior practice for the preparation of annual or interim financial statements, as applicable, for AEI and fairly presents in all material respects the financial position and results of operations of AEI as of and for the periods then ended subject to customary year-end adjustments.

          (j) Legal Proceedings. Except as described in Section 4.2(j) of the Newhaven Disclosure Schedule, there is no Legal Proceeding relating to Newhaven or the Newhaven Subsidiaries to which Newhaven or any of the Newhaven Subsidiaries is a party, or to which any of their assets is subject, pending or, to the knowledge of Newhaven, Hicks or Newhaven, threatened against Newhaven or any of the Newhaven Subsidiaries or relating to the Transactions that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

 (k) Labor Matters. Except as described in Section 4.2(k) of the Newhaven Disclosure Schedule, since December 31, 1999, (i) Newhaven and the Newhaven Subsidiaries are, to the knowledge of Newhaven, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Newhaven nor any of the Newhaven Subsidiaries has been engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Newhaven or the Newhaven Subsidiaries pending before any labor relations board or other Governmental Entity having oversight authority with respect to labor relations, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Newhaven, threatened against or affecting Newhaven or the

Newhaven Subsidiaries, (iv) neither Newhaven nor any of the Newhaven Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (v) neither Newhaven nor any of the Newhaven Subsidiaries is a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to any Newhaven Employees currently is being negotiated, which, in the case of any of the foregoing would, individually or in the aggregate, have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

          (l) Contracts. (i) Section 4.2(l)(i) of the Newhaven Disclosure Schedule lists all contracts, agreements or commitments of Newhaven and the Newhaven Subsidiaries that are material to Newhaven and the Newhaven subsidiaries taken as a whole ("Newhaven Material Contracts"). Except as specified in Section 4.2(l)(i) of the Newhaven Disclosure Schedule, all Newhaven Material Contracts are in full force and effect and are, to the knowledge of Newhaven, valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole. Except as specified in Section 4.2(l)(i) of the Newhaven Disclosure Schedule, Newhaven and the Newhaven Subsidiaries are not in breach or default in the performance of, and to Newhaven's knowledge, no other Person is in breach or default of, any obligation thereunder and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events that, individually or in the aggregate, would not have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

                (ii) Except as set forth in Section 4.2(l)(ii) of the Newhaven Disclosure Schedule, there is no Newhaven Material Contract between Newhaven and the Newhaven Subsidiaries, on the one hand, and any affiliate of Newhaven, on the other hand, (except, in each case, IAMP and the IAMP Subsidiaries) and no affiliate of Newhaven has any material interest in any material property, real or personal, tangible or intangible, including, without limitation, any Intellectual Property, used in the business of Newhaven and the Newhaven Subsidiaries.

          (m) Intellectual Property. (i) Section 4.2(m)(i) of the Newhaven Disclosure Schedule sets forth, with respect to material Intellectual Property owned, held or used by Newhaven and/or the Newhaven Subsidiaries ("Newhaven Intellectual Property"), all patents, registrations and applications relating thereto, all material unregistered Intellectual Property, and all material licenses, consents, royalty and other agreements concerning Newhaven Intellectual Property to which Newhaven and/or the Newhaven Subsidiaries is a party ("Newhaven Intellectual Property Licenses").

          (ii) Except as disclosed in Section 4.2(m)(ii) of the Newhaven Disclosure or would not have a Material Adverse Effect, (A) Newhaven and/or the Newhaven Subsidiaries own or have the right to use all the Newhaven Intellectual Property necessary to conduct the respective businesses of Newhaven and the Newhaven Subsidiaries as currently are conducted, free of all Liens; (B) all of the Newhaven Intellectual Property is valid, enforceable, not abandoned and unexpired; (C) to the knowledge of Newhaven and the Newhaven Subsidiaries, the Newhaven Intellectual Property does not infringe or otherwise impair the Intellectual Property of any other Person and is not being infringed or impaired by any other Person, nor has Newhaven or the Newhaven Subsidiaries received any written notice of the same; (D) Newhaven and/or the Newhaven Subsidiaries take all reasonable steps to protect and maintain the Newhaven Intellectual Property, including executing all appropriate confidentiality agreements, filing all appropriate patents and registrations, and filings any other documents necessary under the laws of any relevant jurisdictions to preserve their rights in such Newhaven Intellectual Property; (E) no party to a Newhaven Intellectual Property License is, or is alleged to be, in breach or default thereunder; (F) the transactions contemplated by this Agreement shall not impair the rights of Newhaven or the Newhaven Subsidiaries under any Newhaven Intellectual Property License, or cause any payments to be due thereunder; and (G) without limiting the generality of the foregoing, Newhaven and/or the Newhaven Subsidiaries owns and possesses all right, title and interest in and to all Newhaven Intellectual Property created or developed by, or under the direction or supervision of, its employees.

         (n) Government Consents. Except as described in Section 4.2(n) of the Newhaven Disclosure Schedule, Newhaven or the Newhaven Subsidiaries have all Governmental Consents required for the conduct of their respective businesses as presently conducted, and such Governmental Consents are in full force and effect, and Newhaven and the Newhaven Subsidiaries have not received any notice of any violation thereof nor does any of Newhaven or any of the Newhaven Subsidiaries have knowledge of any threatened suspension or cancellation of any such Governmental Consent, except where the failure to have, or to keep in full force and effect such Governmental Consents would not, individually or in the aggregate, have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

          (o) Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as described in Section 4.2(o) of the Newhaven Disclosure Schedule or as reflected in the Newhaven Financial Information, since December 31, 1999, Newhaven and the Newhaven Subsidiaries have conducted their respective businesses so as to comply in all material respects with all applicable U.S. and non-U.S. laws, ordinances, regulations or orders or other requirements of any Governmental Entity and have received no written notice of any failure to comply with such laws, ordinances, regulations, orders, rights or requirements, except where the failure to comply with such laws, ordinances, regulations, orders, rights or requirements would not, individually or in the aggregate, have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole.

          (p) Employee Benefit Plans. (i) "Newhaven Benefit Plans" means all Benefit Plans that (A) are entered into, sponsored or maintained by any of the Newhaven Subsidiaries, and (B) under which any present or former director, officer or employee of any of the Newhaven Subsidiaries (collectively, the "Newhaven Employees") has any present or future right to benefits. "Newhaven U.S. Benefit Plans" means all Newhaven Benefit Plans under which any Newhaven Employee who is or was primarily employed in the United States (collectively, the "Newhaven U.S. Employees") has any present or future right to benefits. "Newhaven International Benefit Plans" shall mean all Newhaven Benefit Plans other than the Newhaven U.S. Benefit Plans.

           (ii) Section 4.2(p)(ii) of the Newhaven Disclosure Schedule sets forth a list of each Newhaven Benefit Plan.

               (iii) With respect to each Newhaven Benefit Plan, Newhaven has provided or made available to El Sitio a current, accurate and complete copy thereof, including any amendments thereto, and, to the extent applicable: (A) any related trust agreement or other funding instrument, (B) the most recent determination letter, if applicable, (B) any summary description and other written communications to Newhaven Employees concerning benefits provided thereunder, (C) for the one most recent year, if applicable, the Form 5500 and attached schedules, audited financial statements and actuarial reports.

               (iv) Except as described on Section 4.2(p)(iv) of the Newhaven Disclosure Schedule:

                         (A)  each Newhaven Benefit Plan has been
     established and administered in accordance with its terms, in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules, statutes, orders and regulations, and has been maintained in good standing with applicable regulatory authorities;

                         (B)  each Newhaven U.S. Benefit Plan that is
     intended to be qualified (within the meaning of Section 401(a) of the Code) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification;

                         (C)  no event has occurred and no condition
     exists that would subject Newhaven or any of the Newhaven Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization that is a member of an controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable laws, rules, statutes, orders and regulations;

                         (D) no "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Newhaven U.S. Benefit Plan;

                         (E) no Newhaven Benefit Plan provides retiree welfare benefits and neither Newhaven nor any of the Newhaven Subsidiaries have any obligation to provide retiree welfare benefits other than coverage mandated under applicable law or regulation for which neither Newhaven nor any Newhaven Subsidiary is required to book an accrual on its financial statements;

                         (F) no Newhaven U.S. Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, or is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA;

                         (G) no actions, suits, claims, administrative investigations, audits or other administrative proceedings (other than routine claims for benefits in the ordinary course) are pending or threatened with respect to any Newhaven Benefit Plan, and no facts or circumstances exist that could give rise to any such actions, suits, claims, investigations, audits or proceedings;

                         (H)  no Newhaven Benefit Plans exist that,
     individually or collectively, could be reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, and no Newhaven Benefit Plan exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any Newhaven Employee of any money or other property or could result in the acceleration or provision of any other rights or benefits to any Newhaven Employee; and

                         (I) with respect to any Newhaven International Benefit Plan, according to the actuarial assumptions and valuations most recently used for the purpose of funding each Newhaven International Benefit Plan (which actuarial assumptions and valuations were provided in accordance with the actuarial and accounting principles, bases, policies, methods and practices in the relevant jurisdiction for such plan), as of June 30, 2000, the total amount or value of the funds available under such Newhaven International Benefit Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which Newhaven or any of the Newhaven Subsidiaries has or would have after the Closing Date any obligation.

                    (v) There are no Benefit Plans that are entered into, sponsored or maintained by Newhaven under which any present or former Newhaven Employee has any present or future right to benefits.

          (q) Tax Matters. Except as disclosed on Section 4.2(q) of the Newhaven Disclosure Schedule and except as would not result in a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole:

                    (i) Newhaven and the Newhaven Subsidiaries have filed all Tax Returns that they were required to file. All such filed Tax Returns were correct and complete in all material respects. All Taxes required to have been paid by Newhaven and the Newhaven Subsidiaries (whether or not shown on any Tax Return) have been paid or adequately reserved against in accordance with U.S. GAAP. None of Newhaven or the Newhaven Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made (and, to the knowledge of Newhaven or the Newhaven Subsidiaries, no claim has been threatened in writing) by any authority in a jurisdiction where Newhaven and any of the Newhaven Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of Newhaven and the Newhaven Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for (i) current Taxes not yet due or (ii) Taxes that are being disputed in good faith by appropriate proceedings and for which adequate reserves have been provided.

                    (ii) Newhaven and the Newhaven Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Newhaven Employee, independent contractor, creditor, shareholder or other third party.

                    (iii) No audit or other proceeding by any Governmental Entity is pending or, to the knowledge of Newhaven, threatened in writing with respect to any Taxes due from or with respect to Newhaven or any of the Newhaven Subsidiaries. There is no dispute or claim concerning any Tax liability of Newhaven or the Newhaven Subsidiaries claimed or raised by any taxing authority (and, to the knowledge of Newhaven or the Newhaven Subsidiaries no such dispute or claim has been threatened in writing). Newhaven, has made available to El Sitio correct and complete copies of all income Tax Returns and examination reports with respect to, and statements of deficiencies assessed against or agreed to by, Newhaven and the Newhaven Subsidiaries since December 31, 1999.

                    (iv) None of Newhaven or the Newhaven Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (v) None of Newhaven or the Newhaven Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of Newhaven or the Newhaven Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of Newhaven or the Newhaven Subsidiaries has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section

     897(c)(1)(A)(ii) of the Code. Newhaven and the Newhaven Subsidiaries have disclosed on their U.S. income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of U.S. federal income Tax (within the meaning of Section 6662 of the Code). None of Newhaven or the Newhaven Subsidiaries is a party to any Tax allocation or sharing agreement, other than such Tax allocation or sharing agreement exclusively between or among Newhaven and the Newhaven Subsidiaries. None of Newhaven or the Newhaven Subsidiaries (A) has been a member of an affiliated group filing a consolidated income Tax Return or (B) has any liability for the Taxes of any person (other than Newhaven and the Newhaven Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. or non-U.S. federal, state or local law), as a transferee or successor, by contract, or otherwise.

               (r) Insurance. Except as would not have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole, all insurance policies covering Newhaven and the Newhaven Subsidiaries and their respective material assets are in full force and effect, all premiums with respect thereto (or with respect to new policies that, in the ordinary course of business, have replaced such policies) covering all periods up to and including the Closing Date have been paid, to the extent due, prior to the Closing Date, or accrued on Newhaven's financial statements and books and records and no notice of cancellation or termination has been received with respect to any such policy (other than any policy that expires, is cancelled or is terminated in accordance with its terms and has been continued, extended or reinstated on substantially similar terms or is replaced with another policy with substantially similar terms). Except as would not have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole, such policies are sufficient for compliance with all requirements of law and are, to the knowledge of Newhaven and the Newhaven Subsidiaries, valid, outstanding and enforceable. Except as would not have a Material Adverse Effect on Newhaven and the Newhaven Subsidiaries taken as a whole, neither Newhaven nor any Newhaven Subsidiary has received notice that the coverage of any insurance has been limited by any insurance carrier, which insurance carrier has carried any such insurance during the last three years.

               (s) Certain Fees. Neither Newhaven, nor any of the Newhaven Subsidiaries nor any Newhaven Employee, on behalf of Newhaven or the Newhaven Subsidiaries, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the Transactions for which Newhaven or Holdco would be liable.

               (t) Holdco Common Shares Held for Investment. Newhaven is aware that the Holdco Common Shares to be received by Newhaven in the Contributions will not have been registered under the Securities Act or under any state securities laws in the United States or under the laws of any other jurisdiction. Newhaven is acquiring such Holdco Common Shares solely for investment, with no present intention to distribute any such shares to any Person.

               (u) Information Supplied. (i) None of the information supplied or to be supplied by Newhaven for inclusion or incorporation by reference in (A) the Form F-4 at the time it is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or (B) the Proxy Statement/Prospectus, on the date it is first mailed to El Sitio shareholders or at the time of the El Sitio Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) Notwithstanding the foregoing provisions of this Section 4.2(u), no representation or warranty is made by Newhaven with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement/Prospectus based on information supplied by El Sitio or Hicks for inclusion or incorporation by reference therein.

               (v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.2, neither Newhaven nor any other Person has made or makes any other express or implied representation or warranty with respect to Newhaven or the Newhaven Subsidiaries.

          4.3. Representations and Warranties of El Sitio. Except (i) as set forth in the disclosure schedule delivered by El Sitio to IAMP, Hicks and Newhaven prior to the date of execution of this Agreement (the "El Sitio Disclosure Schedule" and, together with the IAMP Disclosure Schedule and the Newhaven Disclosure Schedule, the "Disclosure Schedules") or (ii) as set forth in the El Sitio SEC Reports that have been filed prior to the date hereof, El Sitio represents and warrants to each of IAMP, Hicks and Newhaven as follows:

               (a) Due Organization; Good Standing and Power; Subsidiaries. (i) Each of El Sitio and the El Sitio Subsidiaries (as defined below) is a corporation or other Person duly organized, validly existing and, in the case of each U.S. corporation or other Person, is in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to conduct its business as now conducted by it, except where the failure to be so organized, existing and in good standing or have such power and authority, individually or in the aggregate, would not have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

                    (ii) Each of El Sitio and the El Sitio Subsidiaries is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

                    (iii) The copies of the memorandum of association and articles of association or other constitutive documents of El Sitio and each of the El Sitio Subsidiaries which were previously furnished or made available to IAMP and Newhaven, are true, complete and correct copies in all material respects of such documents as in effect on the date of this Agreement.

                    (iv) Section 4.3(a)(iv) of the El Sitio Disclosure Schedule sets forth all the subsidiaries of El Sitio (the "El Sitio Subsidiaries"), and, for each El Sitio Subsidiary, its name, jurisdiction of incorporation or organization and the record ownership as of the date of this Agreement of all the share capital of such subsidiary that is issued and outstanding. All the outstanding share capital of each such subsidiary has been validly issued and is fully paid and non-assessable, and, except as set forth in Section 4.3(a)(iv) of the El Sitio Disclosure Schedule, is owned, directly or indirectly by El Sitio, free and clear of all Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other ownership interests), except for restrictions on transfer imposed by applicable securities laws and under the Holdco Agreement. Except as disclosed in Section 4.3(a)(iv) of the El Sitio Disclosure Schedule, neither El Sitio nor any of the El Sitio Subsidiaries owns, directly or indirectly, any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation or other Person that is material to El Sitio and the El Sitio Subsidiaries taken as a whole.

                    (v) Except as disclosed in the El Sitio Disclosure Schedule, neither El Sitio nor any of the El Sitio Subsidiaries is a party to any joint venture or partnership agreement.

               (b) Capitalization. (i) All of the issued and outstanding share capital of El Sitio has been duly authorized and validly issued and is fully paid and non-assessable, except as set forth in Section
4.3(b)(i) of the El Sitio Disclosure Schedule.

                    (ii) No Voting Debt of El Sitio or any of the El Sitio Subsidiaries issued or outstanding.

                    (iii) Except as set forth in Section 4.3(b)(iii) of the El Sitio Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which El Sitio or any El Sitio Subsidiary is a party or by which El Sitio or any El Sitio Subsidiary is bound obligating El Sitio or any El Sitio Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or any Voting Debt of El Sitio or of any El Sitio Subsidiary or obligating El Sitio or any El Sitio Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 4.3(b)(iii) of the El Sitio Disclosure Schedule, there are no outstanding contractual obligations of El Sitio or any El Sitio Subsidiary (A) to repurchase, redeem or otherwise acquire any shares of El Sitio or any El Sitio Subsidiary or (B) to register El Sitio Common Shares or other securities under the Securities Act.

                    (iv) Since June 30, 2000, except as set forth in
Section 4.3(b)(iv) of the El Sitio Disclosure Schedule, El Sitio has not
(A) issued or permitted to be issued any shares, or securities exercisable or exchangeable for or convertible into shares, of any El Sitio subsidiary, other than any such shares issued after the date hereof in the ordinary course of business consistent with past practice, (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more El Sitio subsidiaries, any shares of El Sitio or any El Sitio Subsidiary or (C) declared, set aside, made or paid dividends or other distributions on the outstanding shares of any El Sitio Subsidiary.

          (c) Indebtedness. As of the date hereof, the only outstanding Indebtedness of El Sitio and the El Sitio Subsidiaries is the Indebtedness set forth in Section 4.3(c) of the El Sitio Disclosure Schedule or as set forth in the El Sitio Financial Information or the El Sitio Interim Financial Information. Section 4.3(c) of the El Sitio Disclosure Schedule specifically identifies each Indebtedness of El Sitio or the El Sitio Subsidiaries that is in a principal amount of at least U.S.$5 million. There exists (i) no default or event of default (with or without notice or lapse of time or both) by El Sitio or any of the El Sitio Subsidiaries under the provisions of the agreements identified in
Section 4.3(c) of the El Sitio Disclosure Schedule and (ii) no default or event of default (with or without notice or lapse of time or both) by El Sitio or any of El Sitio Subsidiaries under the provisions of any other instrument evidencing such other Indebtedness or of any agreement relating thereto, that, in either case, permits acceleration all or any part of such Indebtedness, except, in the case of clause (i) or (ii), where such acceleration would not result in a default under the agreements identified on Section 4.3(c) of the El Sitio Disclosure Schedule and would not otherwise, individually or in the aggregate, have a Material Adverse Effect on El Sitio and El Sitio Subsidiaries taken as a whole.

          (d) Authorization and Validity of Agreement. El Sitio has all necessary corporate power and authority to execute and deliver this Agreement, the Holdco Agreement and the Voting Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by El Sitio of this Agreement, the Holdco Agreement and the Voting Agreement and the other agreements contemplated hereby and the consummation by El Sitio of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. No other corporate or shareholder action is necessary for the authorization, execution, delivery and performance by El Sitio of this Agreement, the Holdco Agreement and the Voting Agreement and the other agreements contemplated hereby and the consummation by El Sitio of the transactions contemplated hereby or thereby other than the approvals set forth in Section 4.3(d) of the El Sitio Disclosure Schedule, which corporate approvals shall have been obtained by, and be in full force and effect on, the Closing Date. This Agreement has been duly executed and delivered by El Sitio, and constitutes a valid and legally binding obligation of El Sitio enforceable against El Sitio in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (e) No Conflicts. Except (i) as, individually or in the aggregate, would not have a Material Adverse Effect on El Sitio and El Sitio Subsidiaries taken as a whole, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(f) and (ii) as set forth in
Section 4.3(e) of the El Sitio Disclosure Schedule, and except with respect to employee share options, the execution and delivery of this Agreement by El Sitio does not, and the consummation by El Sitio of the Transactions and the performance by El Sitio of its obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation of El Sitio or El Sitio Subsidiaries or a violation pursuant to: (A) any provision of the memorandum and articles of association, certificate of incorporation or bylaws or similar constitutive document of any such Person or any El Sitio Subsidiary, or (B) any loan or credit agreement, note, mortgage, bond, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation binding upon El Sitio or any El Sitio Subsidiary or their respective properties or assets.

          (f) No Governmental Approvals or Notices Required; No Conflict with Instruments to which El Sitio is Party. Except for Governmental Consents under applicable antitrust laws and filings contemplated by
Article 1 and Section 2.1 hereof, no Governmental Consent or notice to, or declaration, filing or registration with any Governmental Entity, or consent, approval or waiver of any Non-Governmental Approval, is required to be made or obtained by El Sitio or any El Sitio Subsidiary in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by El Sitio and the consummation by it of the transactions contemplated hereby and thereby, except for (x) the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder and (y) such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

          (g) Title to Properties. El Sitio or one of the El Sitio Subsidiaries has good and marketable title to all material real property owned, and a valid leasehold interest in all material property leased by such Person, free and clear of all Liens, except (i) as set forth in
Section 4.3(g) of the El Sitio Disclosure Schedule; (ii) as set forth in the El Sitio Financial Information or El Sitio Interim Financial Information; and (iii) Permitted Liens. The real property of El Sitio and each El Sitio Subsidiary is adequate for the conduct of the business of such Persons as currently conducted, except for such inadequacy that, individually or in the aggregate, would not have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

          (h) Conduct of Business. Except as disclosed in Section 4.3(h) of the El Sitio Disclosure Schedule or otherwise disclosed in this Agreement or as set forth in the El Sitio Financial Information or the El Sitio Interim Financial Information, since December 31, 1999, El Sitio has conducted its business in the ordinary course consistent with past practice, and, other than in the ordinary course, there has not occurred or arisen, with respect to its business: (i) a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole; (ii) any notice of non-renewal, cancellation or termination from any existing customers with respect to any El Sitio Material Contract, which would have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole; (iii) any sale, assignment, pledge, hypothecation or other transfer of any assets, businesses or operations, other than such sales, assignments, pledges, hypothecations or other transfers which would not, individually or in the aggregate have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole; (iv) any termination or material amendment of, or any notice of termination of, any El Sitio Material Contract, which amendment or termination would have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole; (v) any damage, destruction or other casualty loss (not covered by insurance) which would have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole; (vi) except in each case for immaterial amounts, any (A) increase in the fringe benefits or compensation of any present or former El Sitio Employee, (B) grant of any severance or termination pay to any present or former El Sitio Employee,
(C) loan or advance of money or other property by El Sitio or the El Sitio Subsidiaries to any of their present or former directors, officers or employees, or (D) establishment, adoption, entrance into, modification, amendment or termination of any El Sitio Benefit Plan;
(vii) any incurrence or assumption of any indebtedness for borrowed money or the guaranty by El Sitio of another person; (viii) the cancellation of any debts to or waiver of any claims or rights of material value to El Sitio; (ix) capital expenditures or additions to property, plant or equipment or the acquisition of any other property or assets (other than raw materials, supplies and inventory) by El Sitio, other than immaterial amounts; (x) any lease by El Sitio of any of its properties or assets other than immaterial amounts; (xi) the entering into of any El Sitio Material Contract not listed on the El Sitio Disclosure Schedule or (xii) the entering into of an agreement to do any of the foregoing.

               (i) Financial Information. (i) El Sitio has made available to IAMP, Hicks and Newhaven the audited consolidated balance sheets of El Sitio and the El Sitio Subsidiaries at December 31, 1998 and 1999 (in the case of the balance sheet at December 31, 1999, the "El Sitio 1999 Balance Sheet"), and the related audited statements of income and retained earnings and cash flows for each of the fiscal years then ended, including note thereto, and the report thereon of independent certified public accountants, which are set forth in Section 4.3(i)(i) of the El Sitio Disclosure Schedule (the "El Sitio Financial Information"). The El Sitio Financial information fairly presents in all material respects the financial position and results of operations of El Sitio and the El Sitio Subsidiaries as at the respective dates thereof and for the periods then ended, all in accordance with U.S. GAAP consistently applied by El Sitio at the dates and during the periods involved. Except (A) as and to the extent set forth on the El Sitio 1999 Balance Sheet, including the notes thereto, or as specifically identified in the notes to the El Sitio Interim Financial Information or (B) as disclosed in Section 4.3(i)(i) of the El Sitio Disclosure Schedule, neither El Sitio nor any of the El Sitio Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with U.S. GAAP other than liabilities or obligations incurred since December 31, 1999 that would not, individually or in the aggregate, have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

                    (ii) El Sitio has made available to IAMP, Hicks and Newhaven the unaudited consolidated balance sheet of El Sitio and the El Sitio Subsidiaries as at June 30, 2000, and the related unaudited statements of income and retained earnings and cash flows for the period then ended and the corresponding period of 1999, including notes thereto, set forth Section 4.3(i)(ii) of the El Sitio Disclosure Schedule (the "El Sitio Interim Financial Information"). The El Sitio Interim Financial Information was prepared in accordance with U.S. GAAP on a basis consistent with prior practice for the preparation of interim financial statements for El Sitio and the El Sitio Subsidiaries, and fairly presents in all material respects the financial position and results of operations of El Sitio and the El Sitio Subsidiaries at June 30, 2000 and for the period then ended subject to customary year-end adjustments.

               (j) Legal Proceedings. Except as described in Section 4.3(j) of the El Sitio Disclosure Schedule, there is no Legal Proceeding relating to El Sitio or the El Sitio Subsidiaries to which El Sitio or any of the El Sitio Subsidiaries is a party, or to which any of their assets is subject, pending or, to the knowledge of El Sitio, threatened against El Sitio or any of the El Sitio Subsidiaries or relating to the Transactions that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

               (k) Labor Matters. Except as described in Section 4.3(k) of the El Sitio Disclosure Schedule, since December 31, 1999, (i) El Sitio and the El Sitio Subsidiaries are, to the knowledge of El Sitio, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither El Sitio nor any of the El Sitio

Subsidiaries has been engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against El Sitio pending before any labor relations board or any other Governmental Entity having oversight authority with respect to labor relations, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of El Sitio, threatened against or affecting El Sitio or the El Sitio subsidiaries, (iv) neither El Sitio nor any of the El Sitio Subsidiaries has experienced any strike, work stoppage or other labor difficulty and (v) neither El Sitio nor any of the El Sitio Subsidiaries is a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to El Sitio Employees is currently being negotiated, which in the case of any of the foregoing would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

               (l) Contracts. (i) Section 4.3(l)(i) of the El Sitio Disclosure Schedule lists all contracts, agreements or commitments of El Sitio and the El Sitio Subsidiaries that are material to El Sitio and the El Sitio Subsidiaries taken as a whole ("El Sitio Material Contracts"). Except as specified in Section 4.3(l)(i) of the El Sitio Disclosure Schedule, all El Sitio Material Contracts are in full force and effect and are, to the knowledge of El Sitio, valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole. Except as specified in Section 4.3(l)(i) of the El Sitio Disclosure Schedule, El Sitio and the El Sitio Subsidiaries are not in breach or default in the performance of, and to El Sitio's knowledge, no other Person is in breach or default of, any obligation thereunder and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events that, individually or in the aggregate, would not have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

                    (ii) Except as set forth in Section 4.3(l)(ii) of the El Sitio Disclosure Schedule, there is no Material Contract between El Sitio and the El Sitio Subsidiaries, on the one hand, and any affiliate of El Sitio on the other hand and no affiliate of El Sitio has any material interest in any material property, real or personal, tangible or intangible, including, without limitation, any Intellectual Property, used in the business of El Sitio and the El Sitio Subsidiaries.

               (m) Intellectual Property. (i) Section 4.3(m)(i) of the El Sitio Disclosure Schedule sets forth, with respect to material Intellectual Property owned, held or used by El Sitio and/or the El Sitio Subsidiaries ("El Sitio Intellectual Property"), all patents, registrations and applications relating thereto, all material unregistered Intellectual Property, and all material licenses, consents, royalty and other agreements concerning El Sitio Intellectual Property to which El Sitio and/or the El Sitio Subsidiaries is a party ("El Sitio Intellectual Property Licenses").

                    (ii) Except as disclosed in Section 4.3(m)(ii) of the El Sitio Disclosure, (A) El Sitio and/or the El Sitio Subsidiaries own or have the right to use all the El Sitio Intellectual Property necessary or desirable to conduct the respective businesses of El Sitio and the El Sitio Subsidiaries as currently are conducted, free of all Liens; (B) all of the El Sitio Intellectual Property is valid, enforceable, not abandoned and unexpired; (C) to the knowledge of El Sitio and the El Sitio Subsidiaries, the El Sitio Intellectual Property does not infringe or otherwise impair the Intellectual Property of any other Person and is not being infringed or impaired by any other Person, nor has El Sitio or the El Sitio Subsidiaries received any written notice of the same; (D) El Sitio and/or the El Sitio Subsidiaries take all reasonable steps to protect and maintain the El Sitio Intellectual Property, including executing all appropriate confidentiality agreements, filing all appropriate patents and registrations, and filing any other documents necessary under the laws of any relevant jurisdictions to preserve their rights in such El Sitio Intellectual Property; (E) no party to a El Sitio Intellectual Property License is, or is alleged to be, in breach or default thereunder; (F) the Transactions shall not impair the rights of El Sitio or the El Sitio Subsidiaries under any El Sitio Intellectual Property License, or cause any payments to be due thereunder; and (G) without limiting the generality of the foregoing, El Sitio and/or the El Sitio Subsidiaries owns and possesses all right, title and interest in and to all El Sitio Intellectual Property created or developed by, or under the direction or supervision of, its employees.

               (n) Governmental Consents. Except as described in Section 4.3(n) of the El Sitio Disclosure Schedule, El Sitio or the El Sitio Subsidiaries have all Governmental Consents required for the conduct of their respective businesses as presently conducted, and such Governmental Consents are in full force and effect, and neither El Sitio nor any of the El Sitio Subsidiaries has received notice of any violation thereof nor does El Sitio nor any of the El Sitio Subsidiaries have knowledge of any threatened suspension or cancellation of any such Governmental Consent, except where the failure to have, or to keep in full force and effect such Governmental Consents would not, individually or in the aggregate, have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

               (o) Conduct of Business in Compliance with Regulatory and Contractual and Contractual Requirements. Except as described in Section 4.3(o) of the El Sitio Disclosure Schedule or as set forth in the El Sitio Interim Financial Information, since December 31, 1999, El Sitio and the El Sitio Subsidiaries have conducted their respective businesses so as to comply in all material respects with all applicable U.S. and non-U.S. laws, ordinances, regulations or orders or other requirements of any Governmental Entity, rights of concession, licenses, know-how or other proprietary rights of others, and have received no written notice of any failure to comply with such laws, ordinances, regulations, orders, rights or requirements, except where the failure to comply with such laws, ordinances, regulations, orders, rights or requirements would not, individually or in the aggregate, have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

               (p) Employee Benefit Plans. (i) "El Sitio Benefit Plans" means all Benefit Plans that (A) are entered into, sponsored or maintained by El Sitio or any of the El Sitio Subsidiaries, and (B) under which any present or former director, officer or employee of El Sitio or any of the El Sitio Subsidiaries (collectively, the "El Sitio Employees") has any present or future right to benefits. "El Sitio U.S. Benefit Plans" means all El Sitio Benefit Plans under which any El Sitio Employee who is or was primarily employed in the United States (collectively, the "El Sitio U.S. Employees") has any present or future right to benefits. "El Sitio International Benefit Plans" means all El Sitio Benefit Plans other than the El Sitio U.S. Benefit Plans.

                    (ii) Section 4.3(p)(ii) of the El Sitio Disclosure Schedule sets forth a list of each El Sitio Benefit Plan.

                    (iii) With respect to each El Sitio Benefit Plan, El Sitio has provided or made available to IAMP and Newhaven a current, accurate and complete copy thereof, including any amendments thereto, and, to the extent applicable: (A) any related trust agreement or other funding instrument, (B) the most recent determination letter, if applicable, (C) any summary description and other material written communications to El Sitio Employees concerning benefits provided thereunder, (D) for the one most recent year, if applicable, the Form 5500 and attached schedules, audited financial statements and actuarial reports.

                    (iv) Except as described on Section 4.3(p)(iv) of the El Sitio Disclosure Schedule:

                         (A)  each El Sitio Benefit Plan has been
     established and administered in accordance with its terms, in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules, statutes, orders and regulations, and has been maintained in good standing with applicable regulatory authorities;

                         (B)  each El Sitio U.S. Benefit Plan that is
     intended to be qualified (within the meaning of Section 401(a) of the Code) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification;

                         (C)  no event has occurred and no condition
     exists that would subject El Sitio or any of the El Sitio Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization that is a member of an controlled group of organizations (within the meaning of Section 414(b), (c), (m) or

     (o) of the Code), to any Tax, Fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable laws, rules, statutes, orders and regulations;

                         (D) no "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any El Sitio U.S. Benefit Plan;

                         (E) no El Sitio Benefit Plan provides retiree welfare benefits and neither El Sitio nor any of the El Sitio Subsidiaries have any obligation to provide retiree welfare benefits other than coverage mandated under applicable law or regulation for which neither El Sitio nor any of the El Sitio Subsidiaries is required to book an accrual on its financial statements;

                         (F) no El Sitio U.S. Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, or is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA);

                         (G) no actions, suits, claims, administrative investigations, audits or other administrative proceedings (other than routine claims for benefits in the ordinary course) are pending or threatened with respect to any El Sitio Benefit Plan, and no facts or circumstances exist that could give rise to any such actions, suits, claims, investigations, audits or proceedings;

                         (H)  no El Sitio Benefit Plans exist that,
     individually or collectively, could be reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, and no El Sitio Benefit Plan exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any El Sitio Employee of any money or other property or could result in the acceleration or provision of any other rights or benefits to any El Sitio Employee; and

                         (I) with respect to any El Sitio International Benefit Plan, according to the actuarial assumptions and valuations most recently used for the purpose of funding each El Sitio International Benefit Plan (which actuarial assumptions and valuations were provided in accordance with the actuarial and accounting principles, bases, policies, methods and practices in the relevant jurisdiction for such plan), as of June 30, 2000, the total amount or value of the funds available under such El Sitio International Benefit Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which El Sitio or any of the El Sitio Subsidiaries has or would have after the Closing Date any obligation.

               (q) Tax Matters. Except as disclosed in Section 4.3(q) of the El Sitio Disclosure Schedule and except as would not result in a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole:

                         (i) El Sitio and the El Sitio Subsidiaries have filed all Tax Returns that they were required to file. All such filed Tax Returns were correct and complete in all material respects. All Taxes required to have been paid by El Sitio and the El Sitio Subsidiaries (whether or not shown on any Tax Return) have been paid or adequately reserved against in accordance with U.S. GAAP. None of El Sitio or the El Sitio subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made (and, to the knowledge of El Sitio or the El Sitio Subsidiaries, no claim has been threatened in writing) by any authority in a jurisdiction where El Sitio and any of the El Sitio Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of El Sitio and the El Sitio Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for (i) current Taxes not yet due or (ii) Taxes that are being disputed in good faith by appropriate proceedings and for which adequate reserves have been provided.

                         (ii) El Sitio and the El Sitio Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any El Sitio Employee, independent contractor, creditor, shareholder or other third party.

                         (iii) No audit or other proceeding by any Governmental Entity is pending or, to the knowledge of El Sitio, threatened in writing with respect to any Taxes due from or with respect to El Sitio or any of the El Sitio Subsidiaries. There is no dispute or claim concerning any Tax liability of El Sitio or the El Sitio Subsidiaries claimed or raised by any taxing authority (and, to the knowledge of El Sitio or the El Sitio Subsidiaries, no such dispute or claim has been threatened in writing). El Sitio has made available to El Sitio, Hicks and Newhaven correct and complete copies of all income Tax Returns and examination reports with respect to, and statements of deficiencies assessed against or agreed to by, El Sitio and the El Sitio Subsidiaries since December 31, 1999.

                         (iv) None of El Sitio or the El Sitio
     Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                         (v) None of El Sitio or the El Sitio
     Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of El Sitio or the El

     Sitio Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of El Sitio or the El Sitio Subsidiaries has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. El Sitio and the El Sitio Subsidiaries have disclosed on their U.S. income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of U.S. federal income Tax (within the meaning of Section 6662 of the Code). None of El Sitio or the El Sitio Subsidiaries is a party to any Tax allocation or sharing agreement, other than such Tax allocation or sharing agreement exclusively between or among El Sitio and the El Sitio Subsidiaries. None of El Sitio or the El Sitio Subsidiaries (A) has been a member of an affiliated group filing a consolidated income Tax Return or (B) has any liability for the Taxes of any Person (other than El Sitio and the Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. or non-U.S. federal, state or local law), as a transferee or successor, by contract, or otherwise.

          (r) Insurance. Except as would not have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole, all insurance policies covering El Sitio and the El Sitio Subsidiaries and their respective material assets are in full force and effect, all premiums with respect thereto (or with respect to new policies that, in the ordinary course of business, have replaced such policies) covering all periods up to and including the Closing Date have been paid, to the extent due, prior to the Closing Date, or accrued on El Sitio's financial statements and books and records and no notice of cancellation or termination has been received with respect to any such policy (other than any policy that expires, is cancelled or is terminated in accordance with its terms and has been continued, extended or reinstated on substantially similar terms or is replaced with another policy with substantially similar terms). Except as would not have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole, such policies are sufficient for compliance with all requirements of law and are, to the knowledge of El Sitio and the El Sitio Subsidiaries, valid, outstanding and enforceable. Except as would not have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole, neither El Sitio nor any El Sitio Subsidiary has received notice that the coverage of any insurance has been limited by any insurance carrier, which insurance carrier has carried any such insurance during the last three years.

          (s) Certain Fees. Except for fees and expenses payable to Credit Suisse First Boston Corporation, which shall be paid by El Sitio, neither El Sitio nor any El Sitio Employee, on behalf of El Sitio, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the Transactions for which IAMP, Newhaven or Holdco would be liable.

          (t) Information Supplied. (i) None of the information supplied or to be supplied by El Sitio for inclusion or incorporation by reference in (A) the Form F-4, at the time it is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities
Act, or (B) the Proxy Statement/Prospectus, on the date it is first mailed to El Sitio shareholders or at the time of the El Sitio
Shareholders meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made.

               (ii) Notwithstanding the foregoing provisions of this
Section 4.3, no representation or warranty is made by El Sitio with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement/Prospectus based on information supplied by Newhaven, Hicks or IAMP for inclusion or incorporation by reference therein.

          (u) El Sitio Board Approval. The Board of Directors of El Sitio, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "El Sitio Board Approval"), has duly (A) determined that this Agreement and the Transactions are fair to and in the best interests of El Sitio and its shareholders and declared the Transactions to be advisable, (B) approved this Agreement, the Voting Agreement and the Transactions, and (C) recommended that the shareholders of El Sitio approve the issuance of El Sitio Common Shares pursuant to this Agreement and directed that such matter be submitted for consideration by El Sitio's shareholders at a special shareholders' meeting. El Sitio Board Approval constitutes approval of this Agreement and the Transactions for purposes of Part VII of the BVI Companies Ordinance. To the knowledge of El Sitio, no foreign or U.S. takeover statute is applicable to this Agreement or the Transactions.

          (v) Shareholder Vote Required. The affirmative vote of the holders of a majority of the El Sitio Common Shares present in person or represented by proxy at El Sitio's special shareholders' meeting (provided that the shares so present or represented constitute a majority of the outstanding El Sitio Common Shares), is the only vote of the holders of any class or series of El Sitio's share capital necessary to approve this Agreement, the Transactions and the transactions contemplated thereby.

          (w) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.3, neither El Sitio nor any other Person has made or makes any other express or implied representation or warranty on behalf of El Sitio.

     4.4. Expiration of Representations and Warranties. The respective representations and warranties of El Sitio, Newhaven, Hicks and IAMP contained herein or in any certificate or other document delivered prior to or on the Closing Date shall expire and be terminated and extinguished on the day that is 12 months following the Closing Date (except with respect to the representations made in Sections 4.1(q), 4.2(q), and 4.3(q), which representations shall expire and be terminated and extinguished on the day that is 24 months following the Closing Date, subject to Section 9.1(a)(iv)); and thereafter El Sitio, Newhaven, Hicks and IAMP shall have no liability whatsoever with respect to any such representation or warranty. None of the controlling persons, shareholders, members, legal representatives, officers, directors or affiliates of either El Sitio, Newhaven, Hicks or IAMP nor any controlling person, legal representative, heir, successor or assign of any such officer, director or affiliate shall have any liability for any breach of any representation, warranty, covenant or agreement of any of El Sitio, Newhaven, Hicks or IAMP under this Agreement.

5. Transactions Prior to Closing
   -----------------------------

     5.1. Access to Information Concerning Properties and Records; Confidentiality. (a) Newhaven, Hicks and IAMP agree that, during the period commencing on the date hereof and ending on the Closing Date, unless otherwise prohibited by law, (i) they will give or cause to be given to El Sitio and its counsel, financial advisors, auditors and other authorized representatives (collectively, the "Representatives") such access, during normal business hours and upon reasonable advance notice, to the properties, books and records of IAMP, the IAMP Subsidiaries and the Newhaven Subsidiaries, as El Sitio may from time to time reasonably request, and (ii) they will furnish or cause to be furnished to El Sitio such financial and operating data and other information with respect to the business, operations and properties of such entities, as El Sitio may from time to time reasonably request. El Sitio and its Representatives shall be entitled, in consultation with IAMP or Newhaven, to such access to the representatives, officers and employees of IAMP, the IAMP Subsidiaries, and the Newhaven Subsidiaries to the extent they are involved in the business of the Media Companies and the Subsidiaries as El Sitio may reasonably request. Such access and request shall not materially disrupt the business of such entities.

          (a) El Sitio agrees that, during the period commencing on the date hereof and ending on the Closing Date, (i) it will give or cause to be given to each of IAMP and Newhaven and their respective Representatives such access, during normal business hours and upon reasonable advance notice, to the properties, books and records of El Sitio, as IAMP or Newhaven may from time to time reasonably request and
(ii) it will furnish or cause to be furnished to IAMP or Newhaven such financial and operating data and other information with respect to El Sitio, as such Person may from time to time reasonably request. Each of IAMP and Newhaven and each of their Representatives shall be entitled, in consultation with El Sitio, to such access to the representatives, officers and employees of El Sitio as IAMP or Newhaven may reasonably request. Such access and request shall not materially disrupt the business of El Sitio.

          (b) Except as required by law, each party hereto will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold in confidence, any nonpublic information obtained from any other party hereto in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 31, 2000, among El Sitio, Newhaven and Hicks (the "Confidentiality Agreement"), as if Newhaven and Hicks were also parties.

     5.2. Conduct of the Business of Media Companies Pending the Closing Date. Each of Newhaven, Hicks and IAMP agrees that, except as permitted or required by this Agreement, as required by contractual obligations in the agreements listed in Sections 4.1(l) of the IAMP Disclosure Schedule and Section 4.2(l) of the Newhaven Disclosure Schedule, as disclosed on
Section 5.2 of each party's Disclosure Schedule, or as otherwise consented to or approved in writing by El Sitio (such consent not to be unreasonably withheld or delayed), during the period commencing on the date hereof and ending at the Closing Date:

          (a) Subject to Section 5.9, IAMP and Newhaven will, and will cause the IAMP Subsidiaries and Newhaven Subsidiaries, respectively, to, operate their respective businesses only in the usual, regular and ordinary manner, on a basis consistent with past practice (other than transactions not in the ordinary course with a value not in excess of U.S.$2.5 million individually and U.S.$10 million in the aggregate), including, without limitation, the making of necessary capital expenditures; provided, that each of IAMP and Newhaven and its respective Subsidiaries may refrain from making any expenditures planned by each of IAMP and Newhaven with respect to management information systems or, with respect to any other planned or necessary capital expenditures, to the extent agreed upon by El Sitio;

          (b) None of IAMP, Newhaven or any of the IAMP Subsidiaries or the Newhaven Subsidiaries will materially amend its memorandum and articles of association, certificate of incorporation or bylaws or other constitutive documents, and none of IAMP, Newhaven or any of the IAMP Subsidiaries or the Newhaven Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

          (c) None of IAMP, Newhaven or any of the IAMP Subsidiaries or the Newhaven Subsidiaries will issue or agree to issue any additional shares of share capital of any class or series, or any securities convertible into or exchangeable for shares of share capital or issue any options, warrants or other rights to acquire any shares of share capital, other than issuances pursuant to outstanding agreements as of the date hereof or as in effect as of the date hereof, in each case as set forth on Section 5.2(c) of the IAMP Disclosure Schedule and on Section 5.2(c) of the Newhaven Disclosure Schedule, or issuances with a value not in excess of U.S.$2.5 million individually and U.S.$10 million in the aggregate;

          (d) None of IAMP, Newhaven or any Subsidiary will (i) split, combine or reclassify any shares of its outstanding share capital, (ii) declare, set aside or pay any dividend or other distribution payable in cash, share or property other than as required by the governing documents of such Person or to another wholly-owned subsidiary of IAMP or Newhaven,
(iii) directly or indirectly redeem or otherwise acquire any shares of its share capital or shares of the share capital of any of its subsidiaries, (iv) except with respect to transactions with a value of less than U.S.$2.5 million individually and U.S.$10 million in the aggregate, merge or consolidate with another entity, (v) except with respect to transactions with a value of less than U.S.$2.5 million individually and U.S.$10 million in the aggregate, acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice, or (vi) except with respect to transactions with a value of less than U.S.$2.5 million individually and U.S.$10 million in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person, other than to its subsidiaries and except as required by the governing documents of IAMP, Newhaven or any of their respective subsidiaries;

          (e) Each of IAMP and Newhaven will use, and will cause the IAMP Subsidiaries and the Newhaven Subsidiaries, respectively, to use, its reasonable best efforts to preserve intact the business organization of each such subsidiary, to keep available the services of their present officers and key employees and others having business relations with each of them or such respective subsidiaries, and to preserve the goodwill of those having business relationships with such subsidiaries;

          (f) Each of IAMP and Newhaven will not, and will cause the IAMP Subsidiaries and the Newhaven Subsidiaries, respectively, not to:

                    (i) except with respect to transactions with a value of less than U.S.$2.5 million individually and U.S.$10 million in the aggregate, dispose of or encumber any of their properties or assets other than (A) in the ordinary course of business, (B) any property or asset which has been determined by either IAMP or Newhaven, as the case may be, to be obsolete, worn out or no longer useful in the operation of their respective businesses and (C) transfers by either IAMP or Newhaven, as the case may be, to any of the IAMP Subsidiaries or Newhaven Subsidiaries, as the case may be;

                    (ii) cancel any material debts or waive any material claims other than in the ordinary course of business;

                    (iii) except as (A) required by applicable law, (B) pursuant to previously existing contractual commitments or (C) in the ordinary course of business consistent with past practice (1) increase the compensation or fringe benefits of any present or former director, officer or employee, (2) grant any severance or termination pay to any present or former director, officer or employee, (3) loan or advance any money or other property to any of their present or former directors, officers or employees, (4) establish, adopt, enter into, modify or amend in any material respect or terminate any IAMP Benefit Plan or Newhaven Benefit Plan, as applicable, or any employee benefit plan, policy or arrangement that would have been a IAMP Benefit Plan or a Newhaven Benefit Plan, as applicable, had it been in effect as of the date hereof or (5) accelerate the vesting or payment of any compensation or benefits;

                    (iv) make any capital expenditure or commitment other than (A) in the ordinary course of business, (B) pursuant to existing commitments, (C) maintenance capital expenditures or capital expenditures reasonably required to abate conditions endangering individuals or property or (D) pursuant to budgets previously disclosed to El Sitio;

                    (v) except with respect to endorsement of negotiable instruments in the ordinary course, incur, assume or guarantee any Indebtedness other than (A) Indebtedness incurred in the ordinary course of business, (B) refundings of existing Indebtedness, (C) Indebtedness of a IAMP Subsidiary to IAMP or a Newhaven Subsidiary to Newhaven, as the case may be, (D) other Indebtedness that is not material to the business, properties, results of operations, financial condition or prospects of either IAMP or Newhaven, as the case may be, and the IAMP Subsidiaries and Newhaven Subsidiaries, respectively, or (E) as required by the governing documents of IAMP or Newhaven or any of the IAMP Subsidiaries or Newhaven Subsidiaries, as the case maybe;

                    (vi) enter into or modify, or engage in any negotiations with respect to, any collective bargaining or union agreement or commitment, except as required by applicable law;

                    (vii) enter into or modify any agreement or commitment or engage in any activity or transaction other than agreements, commitments and transactions in the ordinary course of business and consistent with past practice; or

                    (viii) (A) make any material Tax election or settle or compromise any material Tax liability or (B) enter into any Tax sharing or Tax allocation agreements.

          (g) Each of IAMP and Newhaven will, and will cause the IAMP Subsidiaries and Newhaven Subsidiaries, respectively, to, use reasonable best efforts to maintain in full force and effect all licenses, subsidies or Tax holidays from Governmental Entities applicable to either IAMP or Newhaven, as the case may be, and the IAMP Subsidiaries and Newhaven Subsidiaries, respectively, and comply, in all material respects, with all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, decrees, awards or other requirements of any court or other Governmental Entities applicable to them or the conduct of their businesses;

          (h) each of IAMP and Newhaven will, and will cause the IAMP Subsidiaries and Newhaven Subsidiaries, respectively, to, perform all of their respective material obligations under all IAMP Material Contracts and Newhaven Material Contracts; and

          (i) neither of IAMP nor Newhaven nor any of the IAMP
Subsidiaries and Newhaven Subsidiaries, respectively, will agree, whether in writing or otherwise, to do any of the foregoing actions described in paragraphs (b), (c), (d) or (f) of this Section 5.2.

     5.3. Conduct of Business of El Sitio Pending the Closing Date. El Sitio agrees that, except as permitted or, required by this Agreement, as required by contractual obligations contained in the agreements listed in
Section 4.3(l) of the El Sitio Disclosure Schedule, as disclosed on
Section 5.2 of the El Sitio Disclosure Schedule or as otherwise consented to or approved in writing by Hicks and Newhaven (such consent not to be unreasonably withheld or delayed), during the period commencing on the date hereof and ending at the Closing Date:

               (a) El Sitio will, and will cause the El Sitio Subsidiaries to, operate their respective businesses only in the usual, regular and ordinary manner, on a basis consistent with past practice (other than transactions not in the ordinary course with a value not in excess of U.S.$2.5 million individually and U.S.$10 million in the aggregate), including, without limitation, the making of necessary capital expenditures; provided that El Sitio may refrain from making expenditures planned by El Sitio with respect to management information systems or any other planned or necessary capital expenditures to the extent agreed upon by Newhaven and Hicks;

               (b) None of El Sitio or any of the El Sitio Subsidiaries will materially amend its memorandum and articles of association, certificate of incorporation or bylaws or other constitutive documents, and neither El Sitio nor any material subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

               (c) None of El Sitio or any of the El Sitio Subsidiaries will issue or agree to issue any additional shares of share capital of any class or series, or any securities convertible into or exchangeable for shares of share capital or issue any options, warrants or other rights to acquire any shares of share capital, other than issuances pursuant to outstanding agreements as of the date hereof or as in effect as of the date hereof, in each case, as set forth on Section 5.3(c) of the El Sitio Disclosure Schedule;

               (d) None of El Sitio or any of the El Sitio Subsidiaries will (i) split, combine or reclassify any shares of its outstanding share capital, (ii) declare, set aside or pay any dividend or other distribution payable in cash, share or property other than as required by the governing documents of El Sitio or to a wholly-owned subsidiary of El Sitio, (iii) directly or indirectly redeem or otherwise acquire any shares of its share capital, (iv) except with respect to transactions with a value of less than U.S.$2.5 million individually and U.S.$10 million in the aggregate, merge or consolidate with another entity; (v) except with respect to transactions with a value of less than U.S.$2.5 million individually and U.S.$10 million in the aggregate, acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice, or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice, or (vi) except with respect to transactions with a value of less than U.S.$2.5 million individually and U.S.$10 million in the aggregate, make any loans, advances or capital contributions to, or investments in, any other Person, other than to the El Sitio Subsidiaries and except as required by the governing documents of El Sitio or the El Sitio Subsidiaries;

               (e) El Sitio will use, and will cause the El Sitio Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, including the business organization of each subsidiary, to keep available the services of their present officers and key employees and others having business relations with El Sitio and the El Sitio Subsidiaries, and to preserve the goodwill of those having business relationships with El Sitio and with the El Sitio Subsidiaries;

               (f) El Sitio will not, and will cause the El Sitio
     Subsidiaries not to:

                    (i) except with respect to transactions with a value of less than U.S.$2.5 million individually and U.S.$10 million in the aggregate, dispose of or encumber any of its properties or assets, other than (A) in the ordinary course of business or (B) any property or asset that has been determined by El Sitio to be obsolete, worn out or no longer useful in the operation of their respective businesses, (C) transfers by El Sitio to any of the El Sitio Subsidiaries;

                    (ii) cancel any material debts or waive any material claims or rights pertaining to or affecting its business, except in the ordinary course of business;

                    (iii) except as (A) is required by applicable law,
     (B) pursuant to previously existing contractual commitments or (C) in the ordinary course of business consistent with past practice
     (1) increase the compensation of any present or former director, officer or employee, (2) grant any severance or termination pay to any present or former director, officer or employee, (3) loan or advance any money or other property to any of its present or former directors, officers or employees, (4) establish, adopt, enter into, modify or amend in any material respect or terminate any El Sitio Benefit Plan, or any employee benefit plan, policy or arrangement that would have been a El Sitio Benefit Plan had it been in effect as of the date hereof or (5) accelerate the vesting period or payment of any compensation or benefits;

                    (iv) make any capital expenditure or commitment, other than (A) in the ordinary course of business, (B) pursuant to existing commitments, (C) maintenance capital expenditures or capital expenditures reasonably required to abate conditions endangering individuals or property or (D) pursuant to budgets previously disclosed to IAMP and Newhaven; or

                    (v) except with respect to endorsement of negotiable instruments in the ordinary course of its business, incur, assume or guarantee any Indebtedness other than (A) Indebtedness incurred in the ordinary course of business, (B) refundings of existing Indebtedness, (C) Indebtedness of a subsidiary, (D) other Indebtedness that is not material to the business, properties, results of operations, financial condition or prospects of El Sitio and the El Sitio Subsidiaries, or (E) as required by the governing documents of El Sitio or any of the El Sitio Subsidiaries;

                    (vi) enter into or modify, or engage in any negotiations with respect to, any collective bargaining or union agreement or commitment, except as required by applicable law;

                    (vii) enter into or modify any agreement or commitment or engage in any activity or transaction other than agreements, commitments and transactions in the ordinary course of business and consistent with past practice; or

                    (viii) (A) make any material Tax election or settle or compromise any material Tax liability or (B) enter into any Tax sharing or Tax allocation agreements.

          (g) El Sitio will, and will cause the El Sitio Subsidiaries to, use reasonable best efforts to maintain in full force and effect all licenses, subsidies or Tax holidays from Governmental Entities applicable to El Sitio and the El Sitio Subsidiaries and comply, in all material respects, with all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, decrees, awards or other requirements of any court or other Governmental Entities applicable to it or the conduct of its business;

          (h) El Sitio will, and will cause the El Sitio Subsidiaries to, perform all of its obligations under all El Sitio Material Contracts;

          (i) Prior to the Effective Time, El Sitio will release and deliver all the El Sitio Common Shares that El Sitio has previously agreed to release and deliver to Washburn Enterprises Ltd., IAMP (El Sitio) Investments Inc., Red de Television Chilevision, S.A. and Iberoamerican Radio Holdings Chile, S.A., without any restrictions thereon; and

          (j) Neither El Sitio nor any of the El Sitio Subsidiaries will agree, whether in writing or otherwise, to do any of the foregoing actions described in paragraphs (b), (c), (d) or (f) of this Section 5.3.

     5.4. Intercompany Transactions. Prior to or on the Closing, all intercompany receivables or payables and loans then existing between any of IAMP or Newhaven, any IAMP Subsidiary or Newhaven Subsidiary or any other subsidiary or affiliate of any of IAMP or Newhaven that is not an IAMP Subsidiary or a Newhaven Subsidiary (the "Non-Media Affiliates") on the one hand, and the IAMP Subsidiaries or the Newhaven Subsidiaries, on the other hand, shall be settled by way of capital contribution (with respect to intercompany payables or loans due to any of IAMP or Newhaven, any IAMP Subsidiary or Newhaven Subsidiary or any Non-Media Affiliate), except for services rendered and goods provided on an arm's-length basis consistent with past practices, which amounts shall be settled in the ordinary course. Such settlement shall be accomplished without any violation of any law or regulation or any incurrence of any material Tax, penalties, interest or other charges.

     5.5. Further Actions. (a) Subject to the terms and conditions hereof, Newhaven, Hicks, IAMP and El Sitio agree to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including using all reasonable best efforts: (i) to obtain prior to the Closing Date all Governmental Consents and Non-Governmental Consents as are necessary for the consummation of the Transactions, including, without limitation, such consents and approvals as may be required under any antitrust laws of any applicable jurisdiction as set forth below; and (ii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Newhaven, Hicks, IAMP and El Sitio shall cooperate fully with each other to the extent reasonably required to obtain such consents. Notwithstanding the foregoing, no party shall agree, without the prior consent of the other parties and shall not be obligated to agree, to any action, including agreeing to divestitures, standstill arrangements, hold separate agreements or other limitations on business activities, that would (A) have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole, Newhaven and the Newhaven Subsidiaries taken as a whole, El Sitio and the El Sitio Subsidiaries taken as a whole or Holdco and its subsidiaries taken as a whole or (B) be materially adverse to Newhaven, Hicks or El Sitio.

     (b) Newhaven, Hicks, IAMP and El Sitio shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the Transactions under any antitrust laws of any applicable jurisdiction. Each party shall furnish to each other such necessary information and assistance as such party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any U.S. or non-U.S. Governmental Entity, including, without limitation, any filings necessary under the provisions of the Securities Act and the Exchange Act. Each party hereto shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and Governmental Entity (including antitrust regulatory authorities) or any similar foreign Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement or the Transactions. Each party hereto shall promptly inform the other parties hereto of any communication received from a Governmental Entity, give an opportunity to the other parties to participate in any conversation or meeting with any Governmental Entity and grant the other parties hereto an opportunity to review in advance any filing or communication made with a Governmental Entity relating to this Agreement or the Transactions.

          (c) Each of Newhaven, Hicks and IAMP shall use its reasonable best efforts to cause the Transactions to qualify, and will not (both before and after the Effective Time) take any actions, which would reasonably be expected to prevent the Transactions from qualifying as a reorganization under the provisions of Sections 367 and 368(a) of the Code and/or as a tax free exchange under the provisions of Section 351 of the Code. Each of El Sitio, IAMP and Newhaven shall make, and shall cause their affiliates to make, such representations, warranties and covenants as shall be requested reasonably in the circumstances by Simpson Thacher & Bartlett, U.S. counsel to El Sitio, and by Wachtell, Lipton, Rosen & Katz, U.S. counsel to Newhaven, and by Clifford Chance, Rogers & Wells LLP, U.S. counsel to Hicks, in order for such firms to render their opinions referred to in Sections 7.2 (e) and 7.3(f), respectively. Holdco and its subsidiaries (including CTG Inversora, S.A., the IAMP Subsidiaries, the Newhaven Subsidiaries and El Sitio) will take no action which will cause the Imagen Contribution, the IAMP Contribution and subsequent IAMP liquidation (together the "IAMP Reorganization") to be considered an indirect stock transfer under Treas. Regs. Section 1.367(a)-3(d). In particular Holdco and its subsidiaries will not contribute or otherwise transfer any of the IAMP Subsidiaries or any other assets acquired from IAMP to an entity controlled by Holdco or its subsidiaries that is treated as a corporation for U.S. federal income tax purposes within two years of the Closing or otherwise in connection with the Transactions. In the event that Holdco and/or its subsidiaries contributes or otherwise transfers any of the IAMP Subsidiaries, or any other assets acquired from IAMP to an entity controlled by Holdco or its subsidiaries that is treated as a corporation for U.S. federal income tax purposes and thereby causes the IAMP Reorganization to be considered an indirect stock transfer under Treas. Regs. Section 1.367(a)-3(d), Holdco shall indemnify and hold harmless the shareholders of IAMP for the U.S. federal, state and local taxes (and interest and penalties related thereto) incurred by the IAMP shareholders in connection with the IAMP Reorganization being so treated. The obligations and covenant included in this Section 5.5 shall survive the Closing Date until the expiration of the statute of limitations with respect to the applicable taxes.

     5.6. Notification. Each party hereto shall notify each other party and keep it advised as to (i) any litigation or administrative proceeding pending and known to any such party or, to its knowledge, threatened against it, or any subsidiary that challenges the Transactions and (ii) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the Transactions.

     5.7. Assignment of Rights to Newhaven. Notwithstanding anything in this Agreement to the contrary, the parties agree that following the Effective Time, all trademarks, copyrights, domain names, trade names, brand names, corporate names, and logos containing the word "Cisneros", the phrase "Cisneros Television Group" or any derivative or abbreviation thereof, and all legal rights relating thereto (the "Cisneros Intellectual Property"), shall be the exclusive property of Newhaven. Following the Effective Time, neither Holdco nor any of its subsidiaries shall use any Cisneros Intellectual Property without the express written consent of Newhaven. The parties shall take all actions necessary to assign any such rights to Newhaven.

     5.8. Transition Period. Prior to the Effective Time, each of the parties hereto will cooperate, to the fullest extent permitted by law, to plan for the integration of the Media Companies and El Sitio as part of Holdco. Such cooperation shall include, to the fullest extent permitted by law, coordinating operational matters, developing uniform personnel and benefits policies, identifying and planning for future growth opportunities, management integration, and similar matters. Such integration efforts will be coordinated among senior executives of IAMP, Newhaven and El Sitio.

     5.9. No Inconsistent Action. None of the parties hereto shall take any action inconsistent with their obligations under this Agreement that would reasonably be expected to materially hinder or delay the consummation of the Transactions.

     5.10. Convertible Preferred Shares; Debt Financing.

          (a) Prior to or on the Closing Date and pursuant to the plan of reorganization contemplated by this Agreement, Newhaven and Hicks will purchase from Holdco at least U.S.$15,000,000 stated amount of preferred shares, which will have the following terms and conditions:

                    (i) The preferred shares will not have dividend rights;

                    (ii) The preferred shares will have voting rights equivalent to those of the Holdco Common Shares based on conversion at the El Sitio Common Shares price per share at the close of regular day time trading on the day prior to the Effective Time;

                    (iii) Convertible on a mandatory basis on the earlier to occur of: (A) an underwritten public offering by Holdco of Holdco Common Shares, in which case, the preferred shares held by Newhaven and Hicks will be converted at the per share offering price of such number of Holdco Common Shares upon completion of such offering and (B) 24 months from Closing, in which case such preferred shares will be converted into such number of Holdco Common Shares (rounded to the nearest whole share) at a price per share equal to the value of such preferred shares divided by the "fair market value" of each Holdco Common Share;

                    (iv) Beginning 12 months from the Closing and ending 24 months from the Closing Date, Newhaven and Hicks will have the right to convert the preferred shares held by them into such number of Holdco Common Shares as is equal to the aggregate stated amount of the preferred shares held by each of them divided by the "fair market value" per Holdco Common Share on the date of such conversion; and

                    (v) If a "change in control" (as defined in Section 9.1(d)) occurs with respect to Holdco prior to the date 24 months from the Closing, Newhaven and Hicks will have the option to exchange the preferred shares held by each of them for either (A) the consideration received in the transaction that resulted in such change of control, as if the preferred shares had been converted into Holdco Common Shares as of such date or (B) an amount of cash equal to the stated amount of the preferred shares.

     For purposes of this Section 5.10, "fair market value", means, with respect to each Holdco Common Share, the average of the daily high and low bid and ask prices per Holdco Common Share on the Nasdaq for the 10 trading days immediately preceding the applicable conversion date for the preferred shares.

          (b) Following the date hereof and prior to the Effective Time, Newhaven and Hicks shall, in addition to the capital contributions referred to in Section 5.10(a) use reasonable best efforts to procure from third parties no less than U.S.$10,000,000 in debt financing for IAMP, and/or the IAMP Subsidiaries (it being understood that such efforts will include offers of credit support until the Effective Time to any such third-party debt provider by Newhaven and Hicks).

          5.11. Redemption or Retirement of Holdco Common Shares Received by Subsidiaries of Holdco. In connection with the transactions contemplated by Article 2, any Holdco Common Shares held by any subsidiary of Holdco as of the Effective Time will, immediately following the Effective Time, be redeemed or acquired by Holdco, pursuant to the Holdco Memorandum and Articles of Association for a nominal amount.

          5.12. IAMP Employee Share and Equity Rights. Prior to the Effective Time, IAMP or an affiliate thereof will cause to be satisfied in full any share option, share grant or other equity rights granted to or held by employees of IAMP, the IAMP Subsidiaries or the Newhaven Subsidiaries, which satisfaction of any such share options, share grants or other equity rights will result in a reduction (on a net treasury basis in the case of options) in the number of Holdco Common Shares otherwise issuable to such entities pursuant to Article 2.

          5.13. Agreement with Cablevision. Newhaven and Hicks will use their reasonable best efforts to cause Imagen to execute a definitive agreement with Cablevision, S.A. ("Cablevision") prior to the Closing for the carriage and transmission by Cablevision to its subscribers of programming produced and/or distributed by Imagen, which agreement will be on terms and conditions reasonably acceptable to the parties hereto.

6. Additional Agreements
   ---------------------

          6.1. Preparation of Proxy Statement; Shareholders Meeting.

               (a) As promptly as reasonably practicable following the date hereof, the parties hereto shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable proxy statement/prospectus relating to the matters to be submitted to the El Sitio shareholders at the El Sitio Shareholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus"), and Holdco shall prepare and file with the SEC a registration statement on Form F-4 (or another appropriate Form if Form F-4 is not available) with respect to the issuance of Holdco Common Shares in connection with the Transactions (such Form F-4, and any amendments or supplements thereto, the "Form F-4"). The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form F-4 as Holdco's prospectus. Each of the parties hereto shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form F-4 declared effective by the SEC, and to keep the Form F-4 effective as long as is necessary to consummate the Transactions. Each of the parties hereto shall, as promptly as practicable after receipt thereof, provide the other parties hereto copies of any written comments and advise the other parties hereto of any oral comments, with respect to the Proxy Statement/Prospectus or Form F-4 received from the SEC. The parties hereto shall cooperate and provide the others with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form F-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision in this Agreement to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form F-4 shall be made without the approval of each party hereto, which approval shall not be unreasonably withheld or delayed; provided, however, that, with respect to documents filed by a party hereto that are incorporated by reference in the Proxy Statement/Prospectus of Form F-4, this right of approval by a party hereto shall apply only with respect to information relating to the Transactions hereby, such party hereto or its subsidiaries or their business, financial condition, results of operations or prospects. Holdco shall also take any action (other than as would have a Material Adverse Effect on Holdco) required to be taken under any applicable state securities laws in connection with the Transactions and each party hereto shall furnish all information concerning it and the holders of its share capital as may be reasonably requested in connection with any such action. Each party hereto will advise the other parties hereto, promptly after it receives notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop or similar order, the suspension of the qualification of the Holdco Common Shares issuable in connection with the Transactions for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form F-4. If at any time prior to the Effective Time any information should be discovered by any party hereto or any event shall occur or any condition shall exist that should be set forth in an amendment or supplement to any of the Proxy Statement/Prospectus or Form F-4 so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by El Sitio or Holdco, as appropriate, with the SEC and disseminated to the shareholders of El Sitio.

               (b) El Sitio shall duly take all lawful action to call, give notice of, convene and hold a special shareholders meeting as promptly as practicable following the date upon which the Form F-4 becomes effective (the "El Sitio Shareholders Meeting") for the purpose of obtaining shareholder approval with respect to the Transactions (the "El Sitio Shareholder Approval") and shall take all lawful action to solicit the adoption of this Agreement by the El Sitio Shareholders; and the Board of Directors of El Sitio shall recommend adoption of this Agreement by the shareholders of El Sitio to the effect as set forth in
Section 4.3(u) (the "El Sitio Recommendation"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to IAMP or Newhaven such recommendation or (ii) take any action or make any statement in connection with the El Sitio Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the El Sitio Recommendation"); provided, however, any statement under clause (ii) will not be deemed a Change in the El Sitio Recommendation provided (A) such statement is taken or made after consultation with U.S., British Virgin Islands and, if advisable, other counsel of El Sitio, to the effect that such statement is required for the El Sitio directors to comply with their fiduciary duties under applicable law, (B) if a publicly disclosed Acquisition Proposal has been made and not rescinded, such statement shall not relate to such public proposal other than any factual statement required by any regulatory authority (including the SEC) and shall in any event include a rejection of such public proposal and (C) such statement also includes a reaffirmation of the El Sitio Board Approval of the El Sitio Merger and the other Transactions and recommendation to the El Sitio shareholders to adopt this Agreement; provided, further, that the board of directors of El Sitio may make a Change in the El Sitio Recommendation pursuant to
Section 6.2 hereof. Notwithstanding any Change in the El Sitio Recommendation, this Agreement shall be submitted to the shareholders of El Sitio at the El Sitio Shareholders Meeting for the purpose of adopting this Agreement and receiving any required El Sitio Shareholder Approval for the Transactions and nothing contained herein shall be deemed to relieve El Sitio of such obligation.

          6.2. Acquisition Proposals. (a) Each Media Company and each of Hicks, Newhaven and El Sitio agrees that neither it nor any of the El Sitio Subsidiaries or affiliates nor any of the directors and officers of it or the El Sitio Subsidiaries or affiliates shall, and that it shall use its reasonable best efforts to cause the El Sitio Subsidiaries and its affiliates, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the El Sitio Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, El Sitio or any of the El Sitio Subsidiaries, IAMP or any of the IAMP Subsidiaries or Newhaven or any of the Newhaven Subsidiaries (or a material portion of the stock or assets thereof), (other than any such transaction permitted by Section 5.2 in the case of a Media Company or its subsidiaries, and Section 5.3 in the case of El Sitio) or any purchase or sale of the consolidated assets (including, without limitation, shares of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such Person) beneficially owning all or substantially all of its securities (or of the surviving parent entity in such transaction) or any of its subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

               (b) Notwithstanding anything in this Agreement to the contrary, El Sitio and its board of directors shall be permitted to (A) effect a Change in the El Sitio Recommendation or (B) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (A) or (B) above:

               (i) the party making the Acquisition Proposal is an entity with which El Sitio has not engaged, directly or indirectly, in substantial discussions with respect to an Acquisition Proposal at any time during the six months immediately prior to the date hereof;

              (ii) the El Sitio Shareholders Meeting shall not have occurred;

             (iii) El Sitio has complied in all respects with this
     Section 6.2;

              (iv) El Sitio's board of directors, on the advice of outside counsel, determines in good faith that failure to take such action would result in a breach of its fiduciary duties under applicable law;

               (v) in the case only of clause (A) above, (I) El Sitio has received an unsolicited bona fide written Acquisition Proposal from a third party and El Sitio's board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (after giving effect to all of the concessions that may be offered by the other party hereto pursuant to clause (III) below),
     (II) it has notified the other parties hereto, at least five business days in advance, of its intention to effect a Change in the El Sitio Recommendation, specifying the material terms and conditions of such Superior Proposal and furnishing to the other party to this Agreement a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its Representatives, and
     (III) prior to effecting such a Change in the El Sitio Recommendation, it has, and has caused its financial and legal advisors to, negotiate with the other parties hereto in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal;

            (vi) in the case only of clause (B) above, the board of directors of El Sitio concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (taking into account the terms of the Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the ability of such Person to effect a Superior Proposal, and all other relevant factors), and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the board of directors of El Sitio receives from such Person an executed confidentiality agreement having provisions that are no more favorable to such Person than those contained in the Confidentiality Agreement for Newhaven, Hicks and IAMP; and

           (vii) El Sitio notifies the other parties hereto, as promptly as practicable (and in any event with 24 hours of providing any confidential information or data to any Person or entering into discussions or negotiations with any Person), of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related available documentation or correspondence and copies of any written or electronic materials provided to such Person). El Sitio agrees that it will promptly keep the other parties hereto informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

               (c) Each of Newhaven and Hicks, each Media Company and El Sitio agrees that (i) it will, and will cause its directors, officers and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal, (ii) it will immediately cease and cause its subsidiaries, its affiliates, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (iii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal. Each of El Sitio, the Media Companies, Newhaven and Hicks agrees that it will use reasonable best efforts to promptly inform its respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.2.

               (d) Nothing in this Section 6.2 shall (i) permit any party to terminate this Agreement or (ii) affect any other obligation of the parties hereto under this Agreement. El Sitio shall not submit to the vote of its shareholders any Acquisition Proposal other than the El Sitio Merger.

               (e) "Superior Proposal" means a bona fide written Acquisition Proposal involving the acquisition of all or substantially all the El Sitio Common Shares that the board of directors of El Sitio concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other terms of the proposal and the identity of the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of El Sitio, from a financial point of view, than the Transactions, (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; and (iii) is reasonably likely to be consummated in accordance with its terms.

               (f) Any disclosure made pursuant to clause (A) of Section 6.2(b) shall be deemed to be a Change in the El Sitio Recommendation unless the board of directors of El Sitio expressly reaffirms the El Sitio Recommendation.

          6.3. Holdco Board of Directors; PTVI Board of Directors. (a) At or prior to the Effective Time, Newhaven, Hicks and El Sitio will take all action necessary to cause the board of directors of Holdco immediately following the Effective Time to include three independent directors designated by mutual agreement of Newhaven, Hicks and the Founders, three designees of Newhaven, two designees of Hicks, and one designee of the Founders (in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be) and be otherwise constituted as provided in the Holdco Memorandum and Articles of Association. It is intended that Roberto Vivo-Chaneton will be the initial chairman and chief executive officer of Holdco, until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

               (b) From and after the Effective Time, Holdco shall consult in good faith with Newhaven in connection with the selection of designees to serve on the PTVI board of directors. For one year following the Effective Time, Holdco shall cause the current designees of Victoria Springs serving on the board of directors of PTVI to continue to serve in such capacity or nominate such other designees as may be acceptable to Playboy Entertainment Group, Inc.

          6.4. Fees and Expenses. (a) If the Transactions are consummated, Holdco shall bear and pay the Expenses (including reimbursing any amounts previously paid) incurred by or on behalf of Newhaven and Hicks in connection with this Agreement and the Transactions as well as any and all real property transfer, sales, use, transfer, value added, share transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes ("Transfer Taxes") imposed on the Media Companies, Newhaven or Hicks and any Transfer Taxes imposed on the IAMP Subsidiaries or the Newhaven Subsidiaries resulting from the Transactions.

          El Sitio shall bear and pay the Expenses (including amounts previously paid) incurred by or on behalf of it as well as any and all Transfer Taxes incurred by it or its subsidiaries in connection with the Transactions. In no event shall Holdco or any affiliate thereof reimburse El Sitio for the payment of such Expenses or Transfer Taxes.

          "Expenses" means all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the Proxy Statement and Prospectus and the solicitation of shareholder approvals and all other matters related to the Transactions.

          (b) If the Transactions are not consummated, each of Newhaven, Hicks and El Sitio will bear and pay for its own Expenses incurred in connection with the Transactions; provided, however, that all expenses relating to the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and solicitation of shareholder approval shall be shared pro rata by Newhaven, Hicks and El Sitio, based on the number of Holdco shares each of them (or their respective shareholders) would have received in connection with consummation of the Transactions.

          6.5. Directors' and Officers' Indemnification and Insurance. Holdco shall, and in the case of the El Sitio Merger, Holdco shall cause the surviving corporation of the El Sitio Merger to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of each party to the Transactions and their respective subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by such party pursuant to such party's certificate of incorporation, bylaws (or equivalent constitutive documents) and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of such party and its subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), (ii) include and cause to be maintained in effect in the surviving corporation's (or any successor's) memorandum and articles of association, certificate of incorporation and bylaws or equivalent constitutive documents after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of such party and
(iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by such party (provided, that the surviving corporation (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the surviving corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by such party for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of clause (iii) of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Closing for purposes of this Section 6.5, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the Transactions and for a premium not in excess of the aggregate of the premiums set forth in the preceding sentence. If such prepaid policies have been obtained prior to the Closing, Holdco shall and shall cause the applicable surviving corporation to maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this
Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.5 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 6.5 applies shall be third-party beneficiaries of this Section 6.5).

          6.6. Public Announcements. The parties hereto shall use their reasonable best efforts to (a) promptly following the date hereof, develop a joint communications plan; (b) to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan; and (c) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Transactions. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, no party hereto shall issue any press release or otherwise make any public statement or disclosure concerning any other party hereto or any other party's business, financial condition or results of operations without the consent of such other party hereto, which consent shall not be unreasonably withheld or delayed.

          6.7. Listing of Holdco Common Shares. Holdco shall use its reasonable best efforts to cause the Holdco Common Shares to be issued in connection with the Transactions and the Holdco Common Shares to be reserved for issuance upon exercise of the Holdco Options (issued under the 2000 Holdco Option Plan) and El Sitio Common Share Options, to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

          6.8. Employee Benefits. From and after the Effective Time, Holdco will honor, or will cause its subsidiaries to honor, all obligations under the IAMP Benefit Plans, the Newhaven Benefit Plans and the El Sitio Benefit Plans (collectively, the "Plans"). From and after the Effective Time, Holdco shall have the right to amend, modify, alter or terminate any such Plan to the extent the terms of such Plan permit such action and shall have no obligation to extend or continue any such Plan which by its terms expires or terminates.

          6.9. Iberoamerican Media Holdings Chile S.A. Options. As soon as practicable after the date hereof, Holdco shall offer to enter into a letter agreement in the form attached hereto as Exhibit F with each of the Persons listed in Exhibit F providing for payment of an aggregate amount to all such Persons up to U.S.$3,245,000 in payments to such Persons by Holdco in connection with options or other equity rights previously granted by Iberoamerican Media Holdings Chile S.A.

7.   Conditions Precedent
     --------------------

          7.1. Conditions Precedent to Obligations of El Sitio, each Media Company, Newhaven and Hicks. The respective obligations of El Sitio, each Media Company, Newhaven, and Hicks to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) No Injunction, Etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Transactions.

          (b) Governmental Authorizations. All consents, approvals, authorizations and orders of U.S. and foreign Governmental Entities (including courts) as are necessary in connection with the Transactions, or that, if not obtained, would be reasonably likely to subject El Sitio, each Media Company, Newhaven, Hicks or any of their respective subsidiaries, or any director, officer or agent of any such Person to criminal or material civil liability or could render such transfer void or voidable (the "Required Consents") shall have been obtained or any applicable waiting period shall have expired or been terminated, except for Required Consents the failure to obtain which, individually or in the aggregate, would not have a Material Adverse Effect on Holdco and are not otherwise likely to subject any such director, officer, employee or agent to criminal or material civil liability.

          (c) El Sitio Shareholder Approval. The El Sitio Shareholder Approval shall have been obtained.

          (d) Holdco Memorandum and Articles. The Holdco Memorandum and Articles shall have been duly adopted and shall be in effect.

          (e) Consents. All third-party consents with respect to the Transactions shall have been obtained, except those consents the failure of which to obtain that, individually or in the aggregate, would not have a Material Adverse Effect on Holdco and its subsidiaries taken as whole (after giving effect to the Transactions).

          (f) Employment Agreements. Holdco shall have offered to enter into an employment agreement with Roberto Vivo-Chaneton in accordance with the terms set forth on Exhibit D hereto.

          7.2. Conditions Precedent to Obligations of El Sitio. The obligations of El Sitio under this Agreement are subject to the satisfaction (or waiver by El Sitio), at or prior to the Closing Date, of each of the following conditions:

          (a) Accuracy of Representations and Warranties. (i) All representations and warranties of Newhaven, Hicks and each Media Company contained herein or in any certificate delivered to El Sitio pursuant hereto, shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (A) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such date, and (B) after giving effect to clause (A), for all such inaccuracies or misstatements that, individually or in the aggregate, would not have a Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole or Newhaven and the Newhaven Subsidiaries taken as a whole.

           (ii) No Material Adverse Change. Except as contemplated by or set forth in this Agreement or in the Exhibits or the Disclosure Schedule of any Media Company subsequent to the date of this Agreement, there has not occurred or arisen, any Material Adverse Effect on IAMP and the IAMP Subsidiaries taken as a whole or Newhaven and the Newhaven subsidiaries taken as a whole.

           (b) Performance of Agreements. Newhaven, Hicks and each Media Company shall, in all material respects, have performed all obligations and agreements, and complied in all material respects with all material covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

           (c) Officer's Certificate. El Sitio shall have received a certificate, dated the Closing Date, of the president or other senior executive officer of each of Newhaven, Hicks, IAMP to the effect that, to the knowledge of such officer after due inquiry, the applicable conditions specified in Sections 7.2(a) and (b) have been fulfilled.

           (d) Holdco Agreement. The Holdco Agreement shall have been executed by each party thereto.

           (e) Tax Opinion. El Sitio shall have received a written opinion of Simpson Thacher & Bartlett, U.S. counsel to El Sitio, in form and substance reasonably satisfactory to it, on the basis of customary representations, warranties, covenants and assumptions set forth in such opinions, and delivered as of the date of the Effective Time, to the effect that the El Sitio Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and/or that the Transactions, taken together, will constitute an exchange under Section 351 of the Code.

          7.3. Conditions Precedent to the Obligations of Newhaven, Hicks and the Media Companies. The obligations of Newhaven, Hicks and the Media Companies under this Agreement are subject to the satisfaction (or waiver by Newhaven, Hicks or the Media Companies, as the case may be), at or prior to the Closing Date, of each of the following conditions:

           (a) Accuracy of Representations and Warranties. (i) All representations and warranties of El Sitio contained herein or in any certificate or document delivered to Newhaven, Hicks or the Media Companies pursuant to this Agreement shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (A) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such date and (B) after giving effect to clause (A) for all such inaccuracies or misstatements that, individually or in the aggregate, would not have a Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken an a whole.

           (ii) No Material Adverse Change. Except as otherwise contemplated by or disclosed in this Agreement or the Exhibits hereto or the El Sitio Disclosure Schedule, subsequent to the date of this Agreement, there has not occurred any Material Adverse Effect on El Sitio and the El Sitio Subsidiaries taken as a whole.

           (b) Performance of Agreements. El Sitio shall in all material respects have performed all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

           (c) Officer's Certificate. Newhaven, Hicks and the Media Companies shall have received a certificate, dated the Closing Date, of the president or a vice president of El Sitio to the effect that, to the knowledge of such officer after due inquiry, the conditions specified in Sections 7.3(a) and (b) have been fulfilled.

           (d) Holdco Agreement. The Holdco Agreement shall have been executed by each party thereto.

           (e) Registration Rights Agreement. The Registration Rights Agreement in a form in accordance with the terms set forth as Exhibit B hereto shall have been executed by Holdco.

           (f) Tax Opinion. Newhaven shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, U.S. counsel to Newhaven and Hicks shall have received a written opinion of Clifford Chance Rogers & Wells LLP, U.S. counsel to Hicks, in each case, in form and substance reasonably satisfactory to the recipients, on the basis of customary representations, warranties, covenants and assumptions set forth in such opinions, and delivered as of the date of the Effective Time, to the effect that the IAMP Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code and, in the case of the opinion of Wachtell, Lipton, Rosen & Katz, to the further effect that the Transactions, taken together, will constitute an exchange under
     Section 351 of the Code.

8.   Termination
     -----------

      8.1. General. This Agreement may be terminated and the Transactions may be abandoned: (a) by mutual consent of El Sitio, IAMP, Newhaven and Hicks; or (b) by El Sitio, IAMP, Newhaven or Hicks by notice to the other parties hereto in the event that the Closing Date shall not have occurred on or before July 30, 2001; provided, however, that, if the Closing Date shall not have occurred on or before such date due to the act or omission of El Sitio, IAMP, Newhaven or Hicks in breach of this Agreement, then that party may not terminate the Agreement.

      8.2. Effect of Termination. In the event of any termination of the Agreement as provided in Section 8.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of El Sitio, IAMP, Newhaven or Hicks, except that (i) the obligations of El Sitio, IAMP, Newhaven and Hicks under Sections 5.1(b), 6.4 and 6.6 of this Agreement shall remain in full force and effect and (ii) termination shall not preclude any party from suing another party for breach of this Agreement.

9. Indemnification.
   -------------------

          9.1. Survival of Representations and Warranties.

               (a) Each of the representations and warranties set forth in Section 4.4 and in any certificate delivered pursuant to Sections 7.2(c) or 7.3(c) shall survive for the time period set forth in Section 4.4, after which time they will have no further force or effect. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article 1, Section 5.1(c),
Section 5.5, Section 6.5, this Article 9, and Article 10 shall survive the Effective Time and the Closing.

                    (i) Newhaven and Hicks, jointly and severally, with respect to matters relating to IAMP, and Newhaven, with respect to matters relating to Newhaven, shall indemnify and hold Holdco harmless against and in respect of (i) any actual loss, liability, damage, cost, expense or amount paid in settlement (including reasonable attorneys' fees and other reasonable costs of defense) (collectively, "Damages") incurred or sustained by Holdco as a result of any breach by Newhaven, Hicks or IAMP of their respective covenants contained herein that survive the Closing; and (ii) any actual Damages incurred or sustained by Holdco as a result of any breach by Newhaven, Hicks or IAMP of their respective representations and warranties contained in Section 4.1 or 4.2 hereof that survive pursuant to Section 4.4 and made on the date hereof; provided that Newhaven and Hicks shall be required to indemnify Holdco pursuant to this clause (ii) for such breaches only to the extent that the aggregate actual Damages resulting from such breaches to Holdco exceeds U.S.$5,000,000 (the "Threshold"); and provided, further, that Newhaven and Hicks' aggregate liability pursuant to this Section 9.1(a) will not exceed U.S.$50,000,000, (the "Cap") and any claim for indemnification under this clause (ii) must be made in writing with specificity to Newhaven and Hicks by Holdco within 12 months of the Closing Date (except in the case of breach of a representation in Sections 4.1(q) and 4.2(q), which claim may be made within 24 months of the Closing Date.

                    (ii) With respect to the agreements set forth on
Section 9.1(a)(ii) of the IAMP Disclosure Schedule or Section 9.1(a)(ii) of the Newhaven Disclosure Schedule, each IAMP Subsidiary or each Newhaven Subsidiary, as the case may be, identified in such Section will agree to: (A) if permitted pursuant to applicable law and the terms of the applicable agreement, assign to Holdco any and all rights to indemnification granted to such Subsidiary by any third party transferor or seller (other than Newhaven, Hicks or any affiliate of either of such parties), as the case may be, with respect to the assets or other property conveyed to such Subsidiary, and (B) if assignment is not permitted by the terms of the applicable agreement, agree to pursue any claim for indemnification granted under such agreement and assign, convey or otherwise transfer to Holdco any and all cash proceeds, property or other valuable consideration received from any such third party indemnitor. Notwithstanding the foregoing, subject to paragraph (iii) below, in no event shall any assignment pursuant to this paragraph limit any right of Newhaven, Hicks or the IAMP Subsidiaries to pursue a claim for indemnification against such third-party indemnitor in the event that Holdco makes a claim for indemnification against Newhaven, Hicks or IAMP related to the assets or other property conveyed by such third party, in which event Holdco shall immediately assign the right to seek indemnification against the third-party indemnitor back to the Indemnifying Party against which Holdco has made a claim for indemnification. In the event Holdco recovers any cash proceeds, property or other valuable consideration from a third-party indemnitor pursuant to a claim for indemnification, such amount shall be deducted from the Damages Holdco may be entitled to recover from an Indemnifying Party.

                    (iii) In the event that Holdco may have the benefit of a claim under paragraph (ii) above, as well as a claim under paragraph
(i) above, Holdco shall first use its reasonable best efforts to pursue such claim under paragraph (ii) and only thereafter seek indemnification pursuant to paragraph (i).

                    (iv) Newhaven shall, from and after the Effective Time until January 1, 2005 (or, if earlier, the applicable statute of limitations), indemnify and hold harmless Holdco, on the same terms and conditions as otherwise set forth in this Section 9 (including with respect to the Threshold and the cap, which shall apply in the aggregate as to indemnification pursuant to this paragraph (iv) and otherwise under this Agreement, as well as the manner of making and handling claims) with respect to the tax-free status of the tax-free reorganization under Argentine law involving Imagen and the subsequent combination of Imagen and Imasac S.A. into a common business enterprise in June 1997. Notwithstanding any other provision in this Agreement, in the event that Holdco or another Indemnified Party receives notice of any claim or dispute with respect to any matter related to the indemnity set forth in this paragraph (iv) or which would give rise to any claim for indemnification pursuant hereto, it shall promptly provide such notice to Newhaven, and Newhaven shall have sole authority to manage such claim or dispute and to settle or otherwise resolve it, including through litigation. Holdco shall provide Newhaven such powers of attorney and other documents as Newhaven may reasonably request in connection with such claim. As a condition to its right set forth in this paragraph (iv), Holdco shall not take, and shall cause its directors, officers, agents and subsidiaries not to take, any action which could reasonably be expected to result in, or increase the amount of, any claim or dispute under this paragraph (iv), including in positions or statements in any future tax returns, tax audit inquiries and other administrative or judicial tax proceedings or financial statements and related notes thereto, except as required by law.

                    The provisions of this paragraph (iv) shall not affect the release of Holdco Common Shares in the IAMP Escrow Account, which shall be released at such time as otherwise provided herein, except that, if a claim is made with respect to this paragraph (iv) by Holdco or another Indemnified Party hereunder prior to the time such shares would otherwise be released, such shares may be retained by the Escrow Agent, to the extent applicable, with respect to any pending claim under this paragraph (iv). Following release of the IAMP Escrow Account, Holdco may seek indemnification under this paragraph (iv) by claim against Newhaven (subject to the same limitations as set forth herein). For the avoidance of doubt, to the extent Holdco Common Shares held in the IAMP Escrow Account have been used to satisfy obligations of Newhaven, Hicks or any of their affiliates hereunder, or cash amounts have been paid in lieu of the release of such shares in respect of indemnification obligations (and such shares have, accordingly, been released to Newhaven or Hicks) the amount of available indemnification hereunder shall be correspondingly reduced by the value of such shares, based on the transaction value set forth below, represented by such cash amount.

          (b) Holdco shall indemnify and hold IAMP, Hicks and Newhaven harmless against and in respect of any actual Damages incurred or sustained by Hicks, IAMP or Newhaven as a result of any breach by El Sitio of its representations and warranties contained in Section 4.3 that survive pursuant to Section 4.4 and made on the date hereof; provided that Holdco shall be required to indemnify IAMP, Hicks and Newhaven pursuant to this Section 9.1(b) for such breaches only to the extent that the aggregate actual Damages resulting from such breaches to IAMP, Hicks or Newhaven exceed the Threshold; provided, however, that Holdco's aggregate liability pursuant to this Section 9.1(b) will not exceed the Cap and any claim for indemnification under this Section 9.1(b) must be made in writing with specificity to Holdco by IAMP, Hicks or Newhaven, as applicable, within 12 months of the Closing Date (except in the case of breach of a representation in Section 4.3(q), which claim may be made within 24 months of the Closing Date).

          (c) Any claim for Damages pursuant to this Section 9.1 for which a notice of a breach has been given during the time such representation, warranty or agreement survives shall survive the time it would otherwise terminate pursuant to this Section 9.1.

          (d) With respect to third-party claims, all claims for indemnification by Holdco, Newhaven, Hicks or IAMP (the "Indemnified Party") hereunder shall be asserted and resolved as set forth in this
Section 9.1(d). In the event that any written claim or demand for which Newhaven, Hicks or Holdco (an "Indemnifying Party"), would be liable to the Indemnified Party hereunder is asserted against or sought to be collected from the Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. The Indemnifying Party shall have 20 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Section 9.1(a) and (b) hereof. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense and the Indemnifying Party shall not be liable to such Indemnified Party under this Section 9.1 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation and costs and expenses of legal counsel, if the Indemnified Party and the Indemnifying Party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the Indemnifying Party. If any Indemnified Party desires to participate in any such defense, other than with respect to defenses described in the last clause of the preceding sentence, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party unless prior thereto or in connection therewith the Indemnified Party unconditionally releases the Indemnifying Party for any liability arising out of such claim or demand. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense), shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in
Section 9.1(a) and (b). Holdco, Newhaven and Hicks shall each render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

          Notwithstanding any other provision in this Agreement, the obligations of, Holdco, Newhaven and Hicks under this Section 9 shall terminate with respect to a party that otherwise is entitled to indemnity hereunder immediately upon consummation of a "change in control" with respect to such party, Holdco or, in the case of an indemnity for the benefit of Holdco, with respect to an asset or business as to which indemnification is sought hereunder. A "change in control" with respect to a party or any of Holdco's businesses shall be deemed to occur upon the occurrence of any of the following: (i) a person or group (other than Holdco and its wholly owned subsidiaries with respect to Holdco) obtains control, whether through ownership, contract or otherwise, of at least 50.01% of the voting power or equity interest of such party or such business, or (ii) a person or group (other than Holdco and its wholly owned subsidiaries or an affiliate of the indemnified party) obtains the ability to elect a majority of the board of directors or other managing body of such party or such business whether through contract, share ownership, proxy, voting agreement or otherwise; provided, in the event that Hicks or Newhaven or one of their affiliates effects any such transaction with respect to Holdco, the Holdco Board shall have approved or consented to such transaction.

          (e) (i) At Closing, Newhaven and Hicks shall place 3,525,824 and 2,763,484 Holdco Common Shares, respectively, in an escrow account (the "IAMP Escrow Account") with an escrow agent (the "Escrow Agent") mutually agreeable to Newhaven, Hicks, El Sitio and Holdco. Any indemnification payments that may be made from Newhaven or Hicks to Holdco hereunder may be paid, at Newhaven's or Hicks' option, in U.S. dollars in the amount of the Damages or in Holdco Common Shares out of the IAMP Escrow Account with a value equal to the Damages (with each Holdco Common Share being deemed, solely for purposes of this Section 9.1(e), to have a value of U.S.$7.95). In the event that Newhaven or Hicks makes an indemnification payment to Holdco in cash, a number of Holdco Common Shares shall immediately be released to the Indemnifying

Party from the IAMP Escrow Account equal in value to the amount of such cash indemnification payment (such Holdco Common Shares being deemed to have a value, solely for purposes of this Section 9.1(e), of U.S.$7.95 per share). The IAMP Escrow Account shall be terminated on the date two years after Closing and all Holdco Common Shares remaining therein on such date shall be returned to Newhaven or Hicks; provided that in the event there is a pending claim for indemnification against Newhaven or Hicks at such date, then Holdco Common Shares shall remain in the IAMP Escrow Account pending the final resolution of such claim.

                    (ii) Holdco shall place 6,289,308 shares of Holdco Common Shares in an escrow account (the "Holdco Escrow Account") with the Escrow Agent against which all claims for indemnification against Holdco may be met. Any indemnification payments that may be made from Holdco to Newhaven or Hicks hereunder may be paid, at Holdco's option, in U.S. dollars in the amount of the Damages or in Holdco Common Shares out of the Holdco Escrow Account with a value equal to the Damages (with each Holdco Common Share being deemed, solely for purposes of this Section 9.1(e), to have a value of U.S.$7.95; provided, however, that Holdco shall not be entitled to make such payment in U.S. dollars to the extent that doing so would cause the IAMP Reorganization to fail to constitute a reorganization within the meaning of Section 368(a) of the Code). The Holdco Escrow Account shall be terminated on the date two years after Closing and all Holdco Common Shares remaining therein on such date shall be returned to Holdco; provided that in the event there is a pending claim for indemnification against Holdco at such date, then Holdco Common Shares shall remain in the Holdco Escrow Account pending the final resolution of such claim.

                    (iii) The sole recourse of any party hereto in the event of any claim pursuant to this Section 9 shall be to the applicable Escrow Account, regardless of the value of any Holdco Common Shares then held in such Escrow Account, or the size or basis of the claim made by any indemnified party. The parties acknowledge that, as a consequence of this provision, in the event that a party's Escrow Account is exhausted, an indemnified party shall have no remedy against such other party with respect to any such claim, notwithstanding an indemnification obligation set forth in Section 9(a) or 9(b) hereof.

                    (iv) The IAMP Escrow Account and the Holdco Escrow Account shall substantially satisfy the provisions of IRS Revenue
Procedure 84-42.

               (f) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable law.

10. Miscellaneous
      -----------------

          10.1. Notices. Any and all notices to any party to this Agreement will be delivered to the following addresses:

          (a)  If to Newhaven, IAMP or Holdco:

               Newhaven Overseas Corp.
               c/o Finser Corporation
               550 Biltmore Way
               Coral Gable, Florida 33134
               Attention: General Counsel
               Fax No.: (305) 442-8088

               with a copy (solely for information purposes) to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:    Adam O. Emmerich, Esq.
               Andrew J. Nussbaum, Esq.
               Fax No.:      (212) 403-2000

         (c)   If to HMTF I, HMTF II, HMTF III, IAMP or Holdco:

               c/o Hicks, Muse, Tate & Furst, Incorporated
               200 Crescent Court
               Suite 1600
               Dallas, Texas  75201
               Attention:    Lawrence D. Stuart, Jr.
               Fax No.:      (214) 740-7313

               with a copy (solely for information purposes) to:

               Clifford Chance Rogers & Wells LLP
               200 Park Avenue
               New York, New York 10166
               Attention:    L. Kevin O'Mara, Jr., Esq.
               Fax No.:      (212) 878-8375

               and


         (d)   If to El Sitio:

               El Sitio, Inc.
               Avenida Ingeniero Huergo 1167
               C1107AOL Buenos Aires, Argentina
               Attention:    Horacio Milberg
               Fax No.:      (5411) 4339-3876

               with a copy to:
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attention:   Glenn M. Reiter, Esq.
               Alan M. Klein, Esq.
               Fax No.:       (212) 455-2502
or to such other address as the parties hereto shall have specified by notice in writing to the other parties hereto. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy or on the third Business Day after the mailing thereof.

     10.2. Entire Agreement. This Agreement (including the Exhibits hereto and the Disclosure Schedules), together with the Confidentiality Agreement, the Registration Rights Agreement, the Holdco Agreement and the Voting Agreement, constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     10.3. Binding Effect; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.4. Assignability. This Agreement shall not be assignable by Newhaven, Hicks or IAMP without the prior written consent of El Sitio or by El Sitio without the prior written consent of each of Newhaven, Hicks and IAMP, provided, however, that each of Newhaven, Hicks and IAMP shall be permitted to assign its rights hereunder to any one or more Person or Persons to which all or substantially all of its respective businesses are assigned or otherwise transferred, so long as such Person assumes the obligations of such party hereunder and such assignment does not deprive any other party hereunder of the benefits of this Agreement.

     10.5. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any of the parties hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party hereto so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party hereto taking such action of compliance with the representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     10.6. Schedules and Exhibits. Any fact or item that is clearly disclosed on any Exhibit to this Agreement or in any Disclosure Schedule or in the Financial Information or Interim Financial Information of any party hereto in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by an Exhibit or Exhibits to this Agreement or any Disclosure

Schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such Exhibit or Exhibits on any Disclosure Schedule, as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Exhibit or any Disclosure Schedule shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     10.7. Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

     10.8. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     10.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     10.10. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS
AGREEMENT OR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.

     10.11. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     10.12. Submission to Jurisdiction. Each of Newhaven, Hicks, each Media Company and El Sitio irrevocably agrees that any Legal Proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the U.S. federal district court for the Southern District of New York, and each of Newhaven, Hicks, the Media Companies and El Sitio hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Newhaven, Hicks, each Media Company and El Sitio hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this

Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

     10.13. Certain Definitions

          (a) Defined Terms. For purposes of this Agreement, the following terms shall have the specified meanings:

          (i) "affiliate" of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (ii) "Business Day" means any day other than a Saturday, Sunday, or other day on which banks located in New York City, the British Virgin Islands or Buenos Aires, Argentina are authorized or obligated to close;

          (iii) "Government Consent" means any license, certificate, permit, consent, approval, authorization, qualification or order issued by, or entered by or with any Governmental Entity;

          (iv) "Governmental Entity" means any U.S. or non-U.S. national, state, municipal or local government, any regulatory agency, body or court, or any quasi-governmental or private body exercising any regulatory, taxing, importing or quasi-governmental entity or any supranational government or regulatory agency, body or court;

           (v) "Indebtedness" means, with respect to any Person, (a) all indebtedness or such Person, whether or not contingent, for borrowed money (including reimbursement obligations in respect of letters of credit, guarantees or similar instruments), (b) all obligations of such Person for the deferred subscription price of property or services, (c) all other indebtedness of such Person evidenced by notes, bonds, debentures, letters of credit or other similar instruments, (d) all obligations under leases required to be classified and accounted for as capital leases in accordance with generally accepted accounting principles and (e) all indebtedness of other persons referred to in clauses (a) through
     (d) above guaranteed directly or indirectly in any manner by such person, except, in the case of clauses (a) through (e), indebtedness of either Media Company or any of the Subsidiaries to such Media Company or any of its wholly-owned subsidiaries;

           (vi) "material" has the meaning assigned to such term under the Securities Act and the Exchange Act (including, without limitation, under SEC Staff Accounting Bulletin No. 99);

           (vii) "Material Adverse Effect" means (A) a material adverse effect upon the business, operations, properties, assets, liabilities, financial condition or results of operations of the applicable Person(s), (B) the prevention of or material delay in the ability of the parties hereto to perform their respective obligations under this Agreement and to consummate the Transactions or (C) any material adverse change in the near-term or long-term projected business, assets, liabilities, financial condition or results of operations (taking into account, among other factors, EBITDA and free cash flow, as such terms are customarily used) of the applications Person(s), except, in the case of clauses (A), (B) or (C), any such effect resulting from or arising in connection with: (1) changes in general economic or business conditions or in financial markets in the countries in which the parties do business, (2) changes in circumstances or conditions affecting companies in the media or entertainment industry generally, (3) this Agreement, the Transactions or the announcement hereof or (4) the failure of a party to give consent to an action requested pursuant to an applicable Section of Article 5. for purposes of clause (C) of this definition, the term "material adverse change" shall take into account, among other factors, the intended capital structure of Holdco giving effect to the Transactions;

           (viii) "Permits" means all licenses, permits, order, consents, approvals, registrations, authorizations, qualifications and fillings with and under all U.S. federal, state or local or other non-U.S. laws and Governmental Entities and the National Association of Securities Dealers, Inc.;

           (ix) "Person" means an individual, corporation, partnership, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

           (x) "subsidiary" of El Sitio, Newhaven, Hicks, any Media Company or any other Person means any corporation, partnership, joint venture or other legal entity of which El Sitio, Newhaven, Hicks, any Media Company or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the share capital or other equity interests the holder of which generally is entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

           (b) Other Terms. For purposes if this Agreement, references to "share capital", "capital stock", "share" and similar expressions shall, in the case of any Person that is not a corporation, mean the corresponding equity or ownership interests in such Person.


           (c) Glossary of Terms. Capitalized terms used herein are defined in the following Sections of this Agreement:

               Defined Term                                      Section
               ------------                                      --------

               Acquisition Proposal . . . . . . . . . . . . . . .  6.2(a)
               AEI  . . . . . . . . . . . . . . . . . . . . .  4.2(i)(iv)
               AEI Financial Information  . . . . . . . . . .  4.2(i)(iv)
               Affiliate  . . . . . . . . . . . . . . . . . . 10.13(a)(i)
               Affiliate Agreement  . . . . . . . . . . . . . . . . . 6.8
               Agreement  . . . . . . . . . . . . . . . . . . .  Preamble
               Articles of Association  . . . . . . . . . . . . . . . 1.2
               Benefit Plans  . . . . . . . . . . . . . . . . . 4.1(p)(i)
               Business Day . . . . . . . . . . . . . . . .  10.13(a)(ii)
               BVI Companies Ordinance  . . . . . . . . . . . . . .   2.1
               C Share  . . . . . . . . . . . . . . . . . . . . .  2.1(b)
               Cap  . . . . . . . . . . . . . . . . . . . . . . . . . 9.1
               capital stock  . . . . . . . . . . . . . . . . .  10.13(b)
               Certificate of Merger  . . . . . . . . . . . . . . . . 2.3
               Change in the El Sitio Recommendation  . . . . . .  6.1(b)
               Claim Notice . . . . . . . . . . . . . . . . . . . .  9(a)
               Closing  . . . . . . . . . . . . . . . . . . . . . .   2.2
               Closing Date . . . . . . . . . . . . . . . . . . . . . 2.2
               Code . . . . . . . . . . . . . . . . . . . . . .  Preamble
               Concessions  . . . . . . . . . . . . . . . . . . .  4.1(n)
               Confidentiality Agreement  . . . . . . . . . . . .  5.1(c)
               Contributions  . . . . . . . . . . . . . . . . . .  2.1(d)
               Damages  . . . . . . . . . . . . . . . . . . . . . 9(b)(i)
               Disclosure Schedules . . . . . . . . . . . . . . . . . 4.3
               Effective Time . . . . . . . . . . . . . . . . . . . . 2.3
               El Sitio . . . . . . . . . . . . . . . . . . . .  Preamble
               El Sitio 1999 Balance Sheet  . . . . . . . . . . 4.3(i)(i)
               El Sitio Benefit Plans . . . . . . . . . . . . . 4.3(p)(i)
               El Sitio Board Approval  . . . . . . . . . . . . .  4.3(u)
               El Sitio Certificate . . . . . . . . . . . . . . . . . 2.7
               El Sitio Certificate of Merger . . . . . . . . . . . . 2.3
               El Sitio Common Share Options  . . . . . . . . . .  2.8(a)
               El Sitio Common Share Plans  . . . . . . . . . . .  2.8(a)
               El Sitio Common Shares . . . . . . . . . . . . . . . . 2.7
               El Sitio Disclosure Schedule . . . . . . . . . . . . . 4.3
               El Sitio Employees . . . . . . . . . . . . . . . 4.3(p)(i)
               El Sitio Exchange Ratio  . . . . . . . . . . . . .  2.7(b)
               El Sitio Financial Information . . . . . . . . . 4.3(i)(i)
               El Sitio Interim Financial Information . . . .  4.3(i)(ii)
               El Sitio Intellectual Property . . . . . . . . . .  4.3(m)
               El Sitio International Benefit Plans . . . . . . 4.3(p)(i)
               El Sitio Material Contracts  . . . . . . . . . . .  4.3(l)
               El Sitio Merger  . . . . . . . . . . . . . . . . .  2.1(f)
               El Sitio Merger Consideration  . . . . . . . . . .  2.7(b)
               El Sitio Merger Subsidiary . . . . . . . . . . . . . . 1.3
               El Sitio Recommendation  . . . . . . . . . . . . .  6.1(b)
               El Sitio  Shareholders Meeting.  . . . . . . . . .  6.1(b)
               El Sitio Subsidiaries  . . . . . . . . . . . .  4.3(a)(iv)
               El Sitio U.S. Benefit Plans  . . . . . . . . . . 4.3(p)(i)
               El Sitio U.S. Employees  . . . . . . . . . . . . 4.3(p)(i)

               ERISA  . . . . . . . . . . . . . . . . . . . . . 4.1(p)(i)
               Escrow Agent . . . . . . . . . . . . . . . . . . . 9(4)(i)
               Exchange Act . . . . . . . . . . . . . . . . . . 4.3(f)(I)
               Exchange Agent . . . . . . . . . . . . . . . . . . . . 3.1
               Exchange Fund  . . . . . . . . . . . . . . . . . . . . 3.1
               Expenses . . . . . . . . . . . . . . . . . . . . .  6.4(a)
               Form F-4 . . . . . . . . . . . . . . . . . . . . .  6.1(a)
               Government Consent . . . . . . . . . . . . . 10.13(a)(iii)
               Government Entity  . . . . . . . . . . . . .  10.13(a)(iv)
               H Share  . . . . . . . . . . . . . . . . . . . . .  2.1(b)
               Hampstead Contribution . . . . . . . . . . . . . .  2.1(c)
               Hampstead Subsidiaries . . . . . . . . . . . . . .  2.1(c)
               Hicks  . . . . . . . . . . . . . . . . . . . . .  Preamble
               Hicks Board Approval . . . . . . . . . . . . .  4.1(v)(ii)
               HMTF I . . . . . . . . . . . . . . . . . . . . .  Preamble
               HMTF II  . . . . . . . . . . . . . . . . . . . .  Preamble
               HMTF III . . . . . . . . . . . . . . . . . . . .  Preamble
               Holdco . . . . . . . . . . . . . . . . . . . . .  Preamble
               Holdco Agreement . . . . . . . . . . . . . . . .  Preamble
               Holdco Common Shares . . . . . . . . . . . . . . . .   1.5
               Holdco Escrow Account  . . . . . . . . . . . . .  9(4)(ii)
               Holdco Memorandum and Articles of Association  . . . . 1.1
               IAMP . . . . . . . . . . . . . . . . . . . . . .  Preamble
               IAMP Benefit Plans . . . . . . . . . . . . . . . 4.1(p)(i)
               IAMP Board Approval  . . . . . . . . . . . . .  .1(v)(iii)
               IAMP Contribution  . . . . . . . . . . . . . . . .  2.1(b)
               IAMP Disclosure Schedule . . . . . . . . . . . . . . . 4.1
               IAMP Employees . . . . . . . . . . . . . . . . . 4.1(p)(i)
               IAMP Escrow Account  . . . . . . . . . . . . . . . 9(4)(i)
               IAMP Financial Information . . . . . . . . . . . 4.1(i)(i)
               IAMP Intellectual Property Licenses  . . . . . . .  4.1(m)
               IAMP Interim Financial Information . . . . . .  4.1(i)(ii)
               IAMP International Benefit Plans . . . . . . .   4.1(p)(i)
               IAMP Material Contracts  . . . . . . . . . . . . .  4.1(l)
               IAMP 1999 Balance Sheet  . . . . . . . . . . . . 4.1(i)(i)
               IAMP Subsidiaries  . . . . . . . . . . . . . . . .  2.1(b)
               IAMP U.S. Benefit Plans  . . . . . . . . . . . . 4.1(p)(i)
               IAMP U.S. Employees  . . . . . . . . . . . . . . 4.1(p)(i)
               Indebtedness . . . . . . . . . . . . . . . . . 10.13(a)(v)
               Indemnified Party  . . . . . . . . . . . . . . . . .  9(e)
               Indemnifying Party . . . . . . . . . . . . . . . . .  9(e)
               Intellectual Property  . . . . . . . . . . . .  4.1(m)(ii)
               Imagen Contribution  . . . . . . . . . . . . . . .  2.1(a)
               Legal Proceedings  . . . . . . . . . . . . . . . .  4.1(j)
               Liens  . . . . . . . . . . . . . . . . . . . .  4.1(a)(iv)
               Material . . . . . . . . . . . . . . . . . .   10.13(a)(v)
               Material Adverse Effect  . . . . . . . . . .  10.13(a)(vi)
               Media Business . . . . . . . . . . . . . . . . .  Preamble
               Media Companies  . . . . . . . . . . . . . . . .  Preamble
               Nasdaq . . . . . . . . . . . . . . . . . . . . . .  3.5(b)
               Newhaven . . . . . . . . . . . . . . . . . . . .  Preamble
               Newhaven 1999 Balance Sheet  . . . . . . . . . . 4.2(i)(i)
               Newhaven Benefit Plans . . . . . . . . . . . . . 4.2(p)(i)

               Newhaven Board Approval  . . . . . . . . . . . . 4.1(v)(i)
               Newhaven Contribution  . . . . . . . . . . . . . .  2.1(e)
               Newhaven Disclosure Schedule . . . . . . . . . . . . . 4.2
               Newhaven Employees . . . . . . . . . . . . . . . 4.2(p)(i)
               Newhaven Financial Information . . . . . . . .  4.2(i)(iv)
               Newhaven Intellectual Property . . . . . . . . . .  4.2(n)
               Newhaven Intellectual Property Licenses  . . . . .  4.2(n)
               Newhaven Interim Financial Information . . . .  4.2(i)(ii)
               Newhaven International Benefit Plans . . . . . . 4.2(p)(i)
               Newhaven Material Contracts  . . . . . . . . . . 4.2(l)(i)
               Newhaven Subsidiaries  . . . . . . . . . . . . . .  2.1(e)
               Newhaven U.S. Benefit Plans  . . . . . . . . . . 4.2(p)(i)
               Newhaven U.S. Employees  . . . . . . . . . . . . 4.2(p)(i)
               Non-Governmental Approval  . . . . . . . . . . . .  4.1(f)
               Non-Media Affiliates . . . . . . . . . . . . . . . . . 5.4
               Notice Period  . . . . . . . . . . . . . . . . . . .  9(e)
               Permits  . . . . . . . . . . . . . . . . .   10.13(a)(vii)
               Permitted Liens  . . . . . . . . . . . . . . . . .  4.1(g)
               Person . . . . . . . . . . . . . . . . . .  10.13(a)(viii)
               Proxy Statement/Prospectus . . . . . . . . . . . .  6.1(a)
               PTVI . . . . . . . . . . . . . . . . . . . . . . 4.2(h)(i)
               Rainbow  . . . . . . . . . . . . . . . . . . . . .  2.1(d)
               Rainbow Financial Information  . . . . . . . . 4.2(i)(iii)
               Registration Rights Agreement  . . . . . . . . .  Preamble
               Required Consents  . . . . . . . . . . . . . . . .  7.1(b)
               Representatives  . . . . . . . . . . . . . . . . .  5.1(a)
               Securities Act . . . . . . . . . . . . . . . . 4.1(b)(iii)
               SEC  . . . . . . . . . . . . . . . . . . . . . . .  2.8(b)
               Securities Act . . . . . . . . . . . . . . . . . .  4.1(b)
               Share  . . . . . . . . . . . . . . . . . . . . .  10.13(b)
               share capital  . . . . . . . . . . . . . . . . .  10.13(b)
               Subsidiaries . . . . . . . . . . . . . . . . . .  Preamble
              Subsidiary  . . . . . . . . . . . . . . . . .  10.13(a)(ix)
              Superior Proposal . . . . . . . . . . . . . . . . .  6.2(e)
              Tax . . . . . . . . . . . . . . . . . . . . . .  4.1(g)(vi)
              Tax Return  . . . . . . . . . . . . . . . . . .  4.1(g)(vi)
              Threshold . . . . . . . . . . . . . . . . . . . . . 9(b)(i)
              Transactions  . . . . . . . . . . . . . . . . . . .  2.1(f)
              Transfer Taxes  . . . . . . . . . . . . . . . . . .  6.4(a)
              U.S. GAAP . . . . . . . . . . . . . . . . . . . . 4.1(i)(i)
              Violation . . . . . . . . . . . . . . . . . . . . .  4.1(e)
              Victoria Springs  . . . . . . . . . . . . . . . . .  2.1(e)
              Voting Agreement  . . . . . . . . . . . . . . . .  Preamble
              Voting Debt . . . . . . . . . . . . . . . . . .  4.1(b)(ii)


             IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                          NEW SITE INC.


                          By: /s/ Glenn Dryfoos

                              -----------------------
                              Name:  Glenn Dryfoos
                              Title: Director



                          NEWHAVEN OVERSEAS CORP.


                          By: /s/ Steven I. Bardel
                              -----------------------
                              Name:  Steven I. Bardel
                              Title: Attorney In Fact



                          HICKS, MUSE, TATE & FURST LATIN AMERICA
                          FUND, L.P.


                          By: /s/ Eric C. Neuman
                              -----------------------
                              Name:  Eric C. Neuman
                              Title: Principal



                          HICKS, MUSE, TATE & FURST LATIN AMERICA PRIVATE FUND, L.P.


                          By: /s/ Eric C. Neuman
                              -----------------------
                              Name:  Eric C. Neuman
                              Title: Principal



                          HMLA 1-SBS COINVESTORS, L.P.


                          By: /s/ Eric C. Neuman
                              -----------------------
                              Name:  Eric C. Neuman
                              Title: Principal



                          IBERO-AMERICAN MEDIA PARTNERS II LTD.


                          By: /s/ Steven I. Bardel
                              -----------------------

                              Name:  Steven I. Bardel
                              Title: Attorney In Fact


                          By: /s/ Eric C. Neuman
                              -----------------------
                              Name:  Eric C. Neuman
                              Title: Attorney In Fact



                          EL SITIO, INC.


                          By: /s/ Roberto Vivo
                             ------------------------
                              Name:  Roberto Vivo
                              Title: Chairman of the Board

                                Exhibit A


                                AGREEMENT

                               by and among

                    HAMPSTEAD MANAGEMENT COMPANY LTD.,

            HICKS, MUSE, TATE & FURST LATIN AMERICA FUND, L.P.

        HICKS, MUSE, TATE & FURST LATIN AMERICA PRIVATE FUND, L.P.

                       HMLA 1-SBS COINVESTORS, L.P.

                    CERTAIN NEW SITE INC. STOCKHOLDERS

                                   and

                              NEW SITE INC.

                           Dated as of [______]

     AGREEMENT dated as of [________] (this "Agreement") by and among Hampstead Management Company Ltd., a corporation organized under the laws of the British Virgin Islands ("Hampstead"), Hicks, Muse, Tate & Furst Latin America Fund, L.P., a Delaware limited partnership ("HM"), Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., a Delaware limited partnership ("HMPF"), HMLA 1-SBS Coinvestors, L.P., a Delaware limited partnership ("HMC", and together with HM and HMPF, "Hicks Muse"), certain shareholders of New Site Inc. listed on Schedule A hereto (for purposes of Section 2.1, 2.2., 3.1, 4.3 and Article V) (the "Founders"), Carlos Enrique Cisneros (for purposes of Sections 3.1 and 4.3 and Article V) and New Site Inc. (the "Company").

     WHEREAS, certain of the parties hereto and certain other parties have entered into a Combination Agreement, dated as of October 30, 2000 (the "Combination Agreement") relating to a transaction involving the Company, Newhaven Overseas Corp. and Hicks Muse and certain related matters;

    WHEREAS, the Holders (as defined herein), the Founders and the Company desire to set forth certain terms and conditions governing their relationship; and

     WHEREAS, it is a condition to the obligations of the Holders and the Company to consummate the transactions contemplated by the Combination Agreement that this Agreement be executed and delivered by the parties hereto.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   Definitions

     Section 1.1 As used in this Agreement, the following terms shall have the respective meanings set forth below:

    "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and as in effect on the date hereof.

    "Articles of Association" shall mean the Amended and Restated
Articles of Association of the Company, as in effect as of the Closing.

     "Beneficial Owner" shall mean, with respect to any security, a Person who Beneficially Owns such security, and "Beneficial Ownership" shall have a correlative meaning.

     "Beneficially Own" shall mean, with respect to any security, having or sharing the power to direct or control the voting or disposition of such security.

     "CEC" shall mean Carlos Enrique Cisneros and the members of his immediate family and their lineal descendants, and trusts or similar entities established for the benefit of such Persons, who or which have become party hereto.

    "Cisneros Family" shall mean Ricardo Cisneros or Gustavo Cisneros and the members of their immediate families and their lineal descendants, and trusts or other entities established primarily for the benefit of any of such Persons and charities, and any entities controlled directly or indirectly by such Persons, who or which have become party hereto, other than CEC, unless he agrees in writing to be bound hereby to the same extent as any other Hampstead Holder.

     "Company Common Shares" shall mean the common shares, par value U.S.$0.01 per share, of the Company.

    "Corporate Affiliate" shall mean, with respect to any Person, any other Person (other than a natural person) that is under common control with, or controlled by, the first Person, for so long as such first Person remains in such relationship. Any Corporate Affiliate of any member or members of the Cisneros Family shall be deemed to be a Corporate Affiliate of each member of the Cisneros Family.

"15% Event" shall mean, with respect to any Holder, any time at which the aggregate Ownership Percentage of such Holder and its Corporate
Affiliates is less than 15% and any time thereafter (regardless of whether such Ownership Percentage subsequently is returned to or above such level and regardless of the cause of such event).

     "5% Event" shall mean, with respect to any Holder, any time at which the aggregate Ownership Percentage of such Holder and its Corporate Affiliates is less than 5% and any time thereafter (regardless of whether such Ownership Percentage subsequently is returned to or above such level and regardless of the cause of such event).

     "Hampstead Holder" shall mean, as of any date, Hampstead and any Corporate Affiliate of Hampstead that owns Company Common Shares on that date and any member of the Cisneros Family or Corporate Affiliate of any member of the Cisneros Family who owns such shares and has agreed to be bound by the terms hereof.

     "Hicks Holder" shall mean, as of any date, any of the entities referred to herein collectively as Hicks Muse and any Corporate Affiliate of any of such entities that owns Company Common Shares on that date and has agreed to be bound by the terms hereof.

   "Holders" shall mean, as applicable, the Hampstead Holders and/or the Hicks Holders.

     "Marketable Securities" shall mean any securities that are traded on a major internationally recognized exchange, the average daily volume over the prior 20 trading days of which securities is at least equal to the average daily volume of the Company Common Shares over the same period.

    "Memorandum of Association" shall mean the Amended and Restated Memorandum of Association of the Company, as in effect as of the Closing.

     "Ownership Percentage" shall mean, with respect to any Person, the percentage of Company Common Shares then outstanding of which such Person is the Beneficial Owner, reflecting, for purposes of calculating such percentage, (a) any indirect interests in Company Common Shares (including through a direct or indirect holding company), and (b) any securities held by such Person then exercisable for or convertible into a direct or indirect beneficial interest in Company Common Shares, provided that no two Persons shall be deemed to be the Beneficial Owner of the same share or shares of Company Common Shares (or any other security relevant in such calculation).

     "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

    "Subsidiaries" shall mean all the corporations or similar entities of which the Company owns, directly or indirectly, the capital stock representing 50% or more of the voting power or equity interest.

     "Transfer" shall mean any sale, assignment, or other outright transfer of Beneficial Ownership of any securities (including through a direct or indirect holding company) and any pledge or hypothecation (other than a pledge or hypothecation to or financing arrangement through a financial or investment banking institution for bona fide indebtedness pursuant to which the pledgee agrees to be subject to the terms of this Agreement to the same extent as the transferee), hypothecation or similar deposit, including, without limitation, a transaction the result of which is that entities not previously controlling such Person have acquired voting control of such Person, and "Transferred" and "Transferee" shall have correlative meanings.

     In addition, capitalized terms used herein and not defined shall have the meanings assigned to them in the Combination Agreement, and the following terms are defined elsewhere in the Agreement:

Term                                                              Section

"Agreement"                                                      Preamble
"Board"                                                               2.1
"Bring-Along Notice"                                                  4.2
"Bring-Along Right"                                                   4.2
"Bring-Along Shareholders"                                            4.2
"Bring-Along Transaction"                                             4.2
"Combination Agreement"                                          Preamble

"Company"                                                        Preamble
"Company Sale"                                                        4.2
"Election Notice"                                                     4.1
"Eligible Bring-Along Transaction"                                    4.1
"Exercising Holder"                                                   4.1
"Extraordinary Transaction"                                           4.1
"15% Company Transferee"                                              4.4
"5% Shareholder Transferee"                                           4.4
"5% Company Transferee"                                               4.4
"Founders"                                                       Preamble
"Hampstead"                                                      Preamble
"Hicks Muse"                                                     Preamble
"HM"                                                             Preamble
"HMC"                                                            Preamble
"HMPF"                                                           Preamble
"Offer Notice"                                                        4.1
"Offered Holder"                                                      4.1
"Offering Holder"                                                     4.1
"Sale Process"                                                        4.2
"Third Party Acquiror"                                                4.1


                                ARTICLE 2

          Memorandum and Articles of Association; Advisory Fees

     Section 2.1 Memorandum and Articles of Association. Other than pursuant to the Combination Agreement, the Company shall not propose, and the board of directors of the Company (the "Board") shall not approve or recommend, any amendment of the Memorandum of Association or Articles of Association of the Company which materially adversely affects the rights of a Holder or the Founders under this Agreement, without the prior written consent of the affected Persons.

    Section 2.2 Advisory Fees. Through the third anniversary of the Effective Time (as defined in the Combination Agreement) assuming such Holder has not experienced a 5% Event, the Hicks Holders and the Hampstead Holders shall each be entitled to receive an annual advisory fee in the amount of U.S.$150,000 (in the case of the Hicks Holders) and U.S.$150,000 (in the case of the Hampstead Holders), payable on a quarterly basis. Through the earlier of the third anniversary of the Closing and the equivalent of a 5% Event with respect to the Founders collectively, the Founders, collectively, shall be entitled to receive an annual advisory fee in the amount of U.S.$50,000 payable on a quarterly basis. Such advisory fees shall not reduce the directors fees and reimbursements that may otherwise be payable to a director designated by such Persons pursuant to the Company's policies. The parties agree that the Company shall reimburse directors for all reasonable expenses incurred by them in connection with their service as such. As soon as practicable following the Effective Time, the Company shall use its reasonable best efforts to cause the articles of association of El Sitio, Inc. to be amended to provide for the deletion of article 75 thereof and the termination of the obligation of El Sitio, Inc. to pay monitoring fees pursuant thereto.


                                ARTICLE 3

                   Competitive Activities; Information

     Section 3.1 Competitive Activities. Neither any provision of this Agreement, nor the ownership of Company Common Shares, shall (a) restrict the Founders, CEC, the Hampstead Holders, any member of the Cisneros Family or Hicks Holders or any of their respective Affiliates or other entities in which either owns a substantial interest from engaging in or owning an interest in or serving as an officer, director, employee, advisor or consultant of any business which competes with the Company or any of its Subsidiaries, now or in the future or (b) restrict the Company or any of its Subsidiaries from engaging in or owning an interest in any business which competes with any of the Founders, CEC, the Hampstead Holders, the Cisneros Family or Hicks Holders or any of their respective Affiliates or other entities in which either owns a substantial interest. To the fullest extent permitted by applicable law, each party hereto hereby knowingly waives any and all claims such party may have against any of the Founders, CEC, the Hampstead Holders, the Cisneros Family or Hicks Holders or any of their respective Affiliates relating to any breach of fiduciary duty or other conflict of interest, including under the doctrine of corporate opportunity, of any of the Founders, CEC, the Hampstead Holders, the Cisneros Family or Hicks Holders arising directly or indirectly from such competitive activities. Notwithstanding the foregoing, all directors shall treat as confidential and shall not use, other than in connection with their service as a director of the Company, or a designee of a Holder, any material nonpublic information obtained from the Company in the course of their service as a director.

     Section 3.2 Accounting, Financial Information. Subject to applicable law, prior to a 15% Event with respect to the applicable Holders, the Company will provide Hampstead and Hicks Muse such periodic accounting and financial information as Hampstead or Hicks Muse may reasonably require for its internal purposes.

     Section 3.3 Corporate Records. Each of the Holders, prior to a 15% Event with respect to such Holder, shall be entitled to full access to the corporate records of the Company during regular business hours and upon reasonable advance notice.

                                ARTICLE 4

     Right of First Offer; Bring-Along; Tag-Along; Transferees Bound

        Section 4.1    Right of First Offer.

     (a) Except as otherwise provided herein, in the event that, at any time following the Closing and prior to December 31, 2007, any Holder, 5% Shareholder Transferee (as defined herein), 15% Company Transferee (as defined herein) or other party to this Agreement (other than the Company, the Founders or CEC) (an "Offering Holder") proposes to Transfer (other than (1) any Transfer to a Corporate Affiliate, which Corporate Affiliate agrees to be bound by the terms hereof, (2) any Transfer to a Person comprising such Holder or (3) pursuant to an agreement approved by the Board with respect to a transaction involving all or substantially all of the assets or capital stock of the Company (an "Extraordinary Transaction")) any shares of Company Common Shares owned by such Offering Holder, such Offering Holder shall first make an offer to Transfer such shares of Company Common Shares to both Holders (or the other Holder, if the Offering Holder is a Holder) as to which a 5% Event has not occurred (each an "Offered Holder") in accordance with the following provisions:

(i) The Offering Holder shall deliver a written notice ("Offer Notice") to the Offered Holders stating (1) its bona fide intention to offer such shares, (2) the number of shares to be offered and (3) the price, which shall be in US dollars, and terms upon which it proposes to offer such shares.

(ii) Within 14 calendar days after giving of the Offer Notice, each of the Offered Holders shall notify the Offering Holder in writing (the "Election Notice", specifying whether such Offered Holder elects to purchase, at the price and on the terms specified in the Offer Notice, all (but not less than all) of the shares offered by the Offering Holder (each Offered Holder affirmatively so electing an "Exercising Holder"). Notwithstanding the foregoing, in the case of a proposed Transfer by the Hampstead Holders or the Hicks Holders of all of the shares of Company Common Shares owned by such Offering Holder (which amount is at least 50% of the number of shares of Company Common Shares owned by the Offering Holder at Closing) (an "Eligible Bring-Along Transaction"), the Offered Holders shall be permitted to deliver such Election Notice within 28 calendar days after the giving of the Offer Notice.

(iii) If only one of the Offered Holders elects to purchase all of the shares specified in the Offer Notice, the Offering Holder shall promptly Transfer such shares to such Offered Holder at the price and on the terms specified in the Offer Notice. If both of the Offered Holders elect to purchase all of the shares offered pursuant to the Offer Notice, then each Exercising Holder shall purchase its pro rata portion, based on the relative Ownership Percentage of each Exercising Holder. In the case of an Eligible Bring-Along Transaction, if the Offered Holder elects to purchase less than all of the shares specified in the Offer Notice, the Company may elect to purchase all (but not less than all) such remaining shares on the terms specified in the Offer Notice within 14 calendar days after expiration of the Offer Notice or, if earlier, the date on which the Offered Holder delivers the Election Notice. If the Company elects to purchase such remaining shares, the Offering Holder shall promptly Transfer such shares to the Company, and the Offered Holder, if applicable, at the price and on the terms specified in the Offer Notice. The closing of a purchase of shares by an Exercising Holder, Exercising Holders or the Company pursuant to this subsection shall be no later than 10 business days following the last applicable expiration period pursuant to paragraphs (ii) and (iii), subject to receipt of any required regulatory approvals.

     (b) Notwithstanding the foregoing, if the Offered Holders (and the Company, in the case of an Eligible Bring-Along Transaction) do not collectively elect to purchase all of the shares specified in the Offer Notice, the Offering Holder shall have no obligation to sell any of such shares to the Offered Holders or the Company, and may, subject to Sections 4.1(c) and 4.4(a) and except in the case of an Eligible Bring-Along Transaction, during the 60 calendar day period following the expiration of the period provided in Section 4.1(a)(ii), enter into an agreement to Transfer all of the shares specified in the Offer Notice to any other party (a "Third Party Acquiror"), at a price (in cash or publicly traded securities with a fair market value at least equal to the cash price referred to in Section 4.1(a)(i)) and upon terms no more favorable to the Third Party Acquiror than those specified in the Offer Notice. If the Offering Holder does not enter into an agreement for the sale of the shares within such period, or if transactions under such agreement are not consummated within 90 calendar days of the execution thereof, the right provided hereunder shall be deemed to be revived and such shares shall not be offered or Transferred unless first re-offered to the Offered Holders in accordance with this Section.

 (c) Notwithstanding any provision of this Agreement to the contrary, prior to December 31, 2007, other than in a Bring-Along Transaction pursuant to Section 4.2, no Holder may Transfer, in the aggregate, in any one or series of transactions, more than 20% of the shares of Company Common Shares held by such Holder as of the Closing to any Persons who are not, or who do not become, as a consequence of such Transfer, parties to this Agreement.

        Section 4.2 Bring-Along Right.

     (a) In the event any of the Hampstead Holders or the Hicks Holders proposes an Eligible Bring-Along Transaction, and such Offering Holder is entitled to Transfer all of its shares of Company Common Shares in a transaction with a Third-Party Acquiror pursuant to Section 4.1(b), then such Offering Holder shall also have the right (a "Bring-Along Right"), upon notice no less than 10 business days to the other Holder, the Company and any other party that has become bound by this Section 4.2 (as and to the extent set forth in Section 4.4) (the "Bring-Along Notice"), to require all of such parties (other than the Company and not including the Founders or CEC) (the "Bring-Along Shareholders") to participate in such a transaction and thus cause each Bring-Along Shareholder to dispose of 100% of its shares of Company Common Shares in such transaction on the terms set forth in this Section 4.2 (the "Bring-Along Transaction"), the consideration for which shall be cash and/or Marketable Securities. Notwithstanding the foregoing, no Holder may exercise the Bring-Along Right prior to June 30, 2005, and notice of a Holder's exercise of the Bring-Along Right may not be given after December 31, 2007.

     (b) In the event that the Offering Holder exercises the Bring-Along Right in accordance with the terms of Section 4.2(a) above, subject to

Sections 4.2(c)and 4.2(d) below, each of the Bring-Along Shareholders shall promptly Transfer all of its Company Common Shares to the Third-Party Acquiror on the same terms and conditions that apply to the Offering Holder in connection with the Bring-Along Transaction. Each of the Bring-Along Shareholders and each 5% Company Transferee further agrees to timely take such other actions as the Offering Holder may reasonably request in connection with the approval and consummation of such Bring-Along Transaction, including, without limitation, causing its designees on the Board to approve such transaction, voting all of its Company Common Shares in favor of such transaction, waiving any dissenters' rights, and executing such agreements, powers of attorney, voting proxies, consents or other documents and instruments as may be necessary or desirable to consummate such Bring-Along Transaction.

     (c) In the event that a Bring-Along Transaction is proposed, the Third-Party Acquiror shall, as a condition to the consummation of the Bring-Along Transaction, agree that, if a majority of the Board (or a special committee thereof) so approves, the Third-Party Acquiror will consummate an Extraordinary Transaction in which each shareholder of the Company would be entitled to receive, in exchange for its Company Common Shares, the same consideration per share as the Holders pursuant to the Bring-Along Transaction. The Third-Party Acquiror shall submit an offer to the Company with respect to such Extraordinary Transaction no later than such time as the Offering Holder delivers the Bring-Along Notice to the Company.

   (d) In the event that the Board (or a special committee thereof) does not approve the Extraordinary Transaction proposed by the Third-Party Acquiror pursuant to Section 4.2(c) above within 10 calendar days after the Offering Holder delivers the Bring-Along Notice to the Company, the Offering Holder may, within 10 calendar days after the Board's rejection of the offer (or failure to act within such 10 calendar day period), upon notice to the Company, initiate a process for the possible sale of the Company (the "Sale Process") as set forth in paragraphs (i) and (ii) below.

     (i) In the event that the Offering Holder notifies the Company of its election to initiate the Sale Process, the Company shall use its reasonable best efforts to solicit offers from interested parties for an alternative Extraordinary Transaction ("Company Sale"). The Offering Holder shall be entitled to participate with the Company in such process, and the Offering Holder and the Company shall fully cooperate with each other in an effort to obtain the highest price for each share of Company Common Shares. The Company shall accept and the Board shall approve the Company Sale offered in such Sale Process that offers the Company's shareholders the most favorable terms, provided that (A) the price offered for the shares of Company Common Shares in such Company Sale is equal to or greater than the price offered by the Third Party Acquiror and (B) an internationally recognized investment bank selected by the Board delivers an opinion to the effect that the consideration offered to the Company's shareholders in such Company Sale is fair from a financial point of view. In the event the Board approves the Company Sale, each of the Holders and each 5% Company Transferee shall vote its shares in favor of such transaction and otherwise use its reasonable best efforts to cause such transaction to be consummated. In the event that the Board does not obtain an offer that satisfies both clauses (A) and (B) of this paragraph (i) and the Board does not approve a Company Sale within 6 months following delivery of notice to the Company of the exercise of the Bring-Along Right, the Offering Holder may require each of the Bring-Along Shareholders to promptly Transfer all of its Company Common Shares to the third-party offeror (or, within 60 days of the termination of the Sale Process, to any other party whose offer price is at least equal to the price offered in the initial proposed Bring-Along Transaction) in such Bring-Along Transaction on the same terms and conditions that apply to the Offering Holder in connection with such Bring-Along Transaction. Subject to Section 4.3, the Offering Holder may alternatively elect to sell only its shares of Company Common Shares as described in the preceding sentence.

     (ii) In the event a Holder exercises the Bring-Along Right and neither a Bring-Along Transaction nor a Company Sale is consummated (other than for reasons not within such Holder's reasonable control, such as failure of the Third-Party Acquiror to obtain financing or regulatory obstacles to the transaction), such Holder shall not exercise the Bring-Along Right until the earlier of 12 months after such Holder's last exercise of the Bring-Along Right and December 31, 2007.

     (iii) The Company shall provide all reasonable cooperation as may be requested by the Offering Holder in connection with the negotiation and consummation of a Bring-Along Transaction or Company Sale, including, without limitation, providing financial, business and other information to the Third-Party Acquiror, using its reasonable best efforts to obtain a fairness opinion if required pursuant to Section 4.2(d)(i) and other customary matters for such a transaction; provided, however, that prior to providing any material confidential information to such Third-Party Acquiror, the Company may request that the Third-Party Acquiror enter into a reasonable and customary confidentiality agreement relating to the receipt and use of such information.

        Section 4.3  Tag-Along Right; Founders' and CEC's Other
Agreements.

     (a) In the event that, at any time prior to December 31, 2007, any of the Hicks Holders, Hampstead Holders, CEC and/or the Founders (collectively, the "Tag-Along Holders") propose to sell in one transaction or a series of related transactions (subject to the terms of this Article 4) an aggregate number of Company Common Shares equal to or greater than 45% of the outstanding Company Common Shares, which transaction is not a Company Sale or other Board-approved transaction relating to the entire Company or its capital stock (a "Tag-Along Sale"), each of the other Tag-Along Holders, so long as the applicable group has not experienced a 5% Event, may elect within 10 calendar days of receipt of written notice thereof, to participate on a pro rata basis (based on the percentage sold relative to the Tag-Along Holders' entire holding), in such Tag-Along Sale, in which case the notifying Tag-Along Holder shall cause such other Tag-Along Holders shares to be included in the Tag-Along Sale, on the same terms and conditions.

   (b) Each of the Founders and CEC hereby agrees that, in connection with any Company Sale or other Bring-Along Transaction that requires a vote of the shareholders of the Company, such party will (i) vote its shares in favor of approval of such transaction, (ii) to the full extent permitted by applicable law, cause any designee it may have on the Board to vote, in favor of such transaction, (iii) Transfer its shares to the acquiror in such Company Sale or Bring-Along Transaction and (iv) otherwise cooperate with the Hicks Holders and the Hampstead Holders in causing such Company Sale or Bring-Along Transaction to be consummated.

    (c) Schedule A hereto lists the identity of each of the Founders and the number of Company Common Shares beneficially owned by such Founders as of the date hereof. The Founders designate Roberto Vivo-Chaneton to be their representative for purposes of providing any notices specified in this Section 4.3, which designee may be changed by written notice signed by Founders holding a majority of the Company Common Shares owned by the Founders to the Company and the Holders. In the event that any Founder that is not a natural person experiences a change in control (such that any Person other than a Person with such equity or voting power as of the date hereof beneficially owns or controls 45% of the equity, voting power or the ability to elect a majority of the board of directors of such entity), such Founder's rights and obligations under this Section 4.3 shall terminate. A Transferee of the Founders shall not be entitled to any of the benefits of this Section 4.3 (except in the case of a Transfer to another Founder).


     Section 4.4 Transferees Bound; Confirmatory Document Required Prior to Transfer.

     (a) In the event that either the Hampstead Holders, or the Hicks Holders propose to Transfer Company Common Shares such that the Transferee would be a 5% Shareholder Transferee, or if the Company proposes to Transfer Company Common Shares such that the Transferee would be a 15% Company Transferee, the proposed Transferee(s) of Company Common Shares shall first be required to execute a confirmatory document in which it agrees in writing to be bound by the terms of Sections 4.1, 4.2,
4.4 and 5.3. The restrictions set forth in Sections 4.1, 4.2, 4.4 and 5.3 shall also apply to any subsequent Transfers of such Company Common Shares. Any 5% Shareholder Transferee or 15% Company Transferee shall have the obligations of an Offering Holder under Section 4.1 but not the rights of an Offered Holder. Such 5% Shareholder Transferee or 15% Company Transferee shall not have any rights of an Offering Holder (including the Bring-Along Right) pursuant to Section 4.2, but shall have the obligations of an Offered Holder pursuant to Section 4.2. In the event that the Company proposes to Transfer Company Common Shares such that the Transferee would be a 5% Company Transferee, the proposed Transferee(s) of Company Common Shares shall first be required to execute a confirmatory document in which it agrees in writing to be bound by the terms of Sections 4.2(b) and 4.2(d)(i). The restrictions set forth in

Sections 4.2(b) and 4.2(d)(i) shall also apply to any subsequent Transferees of such shares of Company Common Shares. Notwithstanding this
Section 4.4 and any other provision hereof to the contrary, a 5% Company Transferee shall only have the obligation to vote its shares in favor of a Bring-Along Transaction pursuant to Section 4.2(b) or a Company Sale and otherwise use its reasonable best efforts to cause such Company Sale to be consummated pursuant to Section 4.2(d)(i).

     (b) A "5% Shareholder Transferee" shall be a Person which acquires at least 5% of the outstanding voting stock of the Company from a Holder or from a Transferee of such Holder. A "15% Company Transferee" shall be a Person which acquires at least 15% of the outstanding voting stock of the Company from the Company. A "5% Company Transferee" shall be a Person which acquires at least 5% but less than 15% of the outstanding voting stock of the Company from the Company.

     (c) The provisions of this Article shall not apply to a Transfer between Holders or among Persons comprising one Holder, or a Transfer to a Corporate Affiliate that in connection with such Transfer becomes a member of the applicable Holder.

                                ARTICLE 5

                              Miscellaneous

     Section 5.1 Transfers; Affiliates.

     (a) A Holder may Transfer shares to another member or members of the applicable group of Holders so long as each such Transferee agrees unconditionally to be bound by the terms hereof to the full extent of the obligations of the transferor hereunder. Any such agreement shall be in writing, in a form reasonably satisfactory to the Company and the Board, entered into prior to effecting the Transfer and provided to the other Holder as to which a 15% Event has not occurred. For the avoidance of doubt, this Section 5.1(a) shall not apply to any Transfer by a Founder.

    (b) A Transfer in violation of this Section 5.1, or any other provision of this Agreement, shall be null and void, and the Company shall not give effect to such Transfer on the stock transfer books of the Company nor recognize for any purpose the transferee as the holder of the shares purported to be Transferred.

     Section 5.2 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, including making application as soon as practicable hereafter for all consents and approvals required in connection with the transactions contemplated hereby and diligently pursuing the receipt of such consents and approvals in good faith thereafter.

   Section 5.3 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any U.S. federal court located in the Southern District of the State of New York or any New York state court in the Borough of Manhattan, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (except in the case of enforcement of orders, in which case the jurisdiction of such courts shall be non-exclusive) (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.7 shall be deemed effective service of process on such party.

     Section 5.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 5.5 Public Announcements and Confidentiality. No party hereto will make any public announcement concerning transactions contemplated by this Agreement prior to reaching agreement with the other parties hereto, unless required to do so by applicable law or regulation. The parties hereto agree, except as may be required by applicable law or regulation, not to further disclose any terms of the agreements contemplated hereby or any of the transactions or other matters contemplated thereby or related thereto.

     Section 5.6 Expenses. Except as otherwise specifically provided in this Agreement or the Combination Agreement, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

     Section 5.7 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), or when delivered by telecopy and confirmed by return telecopy, in each case to the applicable addresses set forth below, or such other address as any such party shall have designated by notice to the other parties:

(a)   If to Hampstead or to any member of the Cisneros Family:

                   Hampstead Management Company Ltd.
                   c/o Finser Corporation

                   550 Biltmore Way
                   Suite 900
                   Coral Gables, Florida 33434
                   Attention:  General Counsel
                   Facsimile:  (305) 447-1389

            with a copy (which shall not constitute notice) to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention:  Adam O. Emmerich, Esq.
                   Andrew J. Nussbaum, Esq.
                   Facsimile:  (212) 403-2000

(b)   If to the Company or any of the Founders:

                   El Sitio, Inc.
                   Avenida Ingeniero Huergo 1167
                   Buenos Aires, Argentina
                   Attention:  General Counsel
                   Facsimile:  011-5411-4339-3700

            with a copy (which shall not constitute notice) to:

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York  10017
                   Attention:  Alan M. Klein, Esq.
                   Glenn M. Reiter, Esq.
                   Facsimile:  (212) 455-2502


(c)   If to any of HM, HMPF or HMC:

                   c/o Hicks, Muse, Tate & Furst Incorporated
                   200 Crescent Court
                   Suite 1600
                   Dallas, Texas  75201
                   Attention:  Lawrence D. Stuart, Jr.
                   Facsimile:  (214) 740-7313

            with a copy (which shall not constitute notice) to:

                   Clifford Chance Rogers & Wells LLP
                   200 Park Avenue
                   New York, New York  10166
                   Attention:  L. Kevin O'Mara, Jr., Esq.
                   Facsimile:  (212) 878-8375

(d)   If to CEC:

                   c/o Cisneros Television Group

                   404 Washington Avenue
                   8th Floor
                   Miami, Florida 33139
                   Attention:  Carlos E. Cisneros
                   Facsimile:  (305) 894-3601

            with a copy (which shall not constitute notice) to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention:  Adam O. Emmerich, Esq.
                   Andrew J. Nussbaum, Esq.
                   Facsimile:  (212) 403-2000


     Section 5.8 Termination. This Agreement may be terminated at any time by the mutual consent of the Holders who have not experienced a 5% Event. Unless earlier terminated, this Agreement will terminate in full on December 31, 2007 (subject to extension in the event a Sale Process is then in progress). Except to the extent earlier terminated as to particular Sections or Holders, this Agreement shall terminate in full at such time as both Holders have experienced a 5% Event.

     Section 5.9 Amendment. This Agreement may be amended, modified, superseded or cancelled only by an agreement in writing signed by the Holders, provided that any such change shall not increase the obligations of a non-Holder hereunder without such party's written consent. The rights of the Founders and CEC under Section 4.3 or any other Section hereof under which such party has rights may not be amended in any manner adverse, as the case may be, to (x) the Founders without the prior written consent of Founders then holding at least 50.0% of the Company Common Shares then owned by all of the Founders or (y) CEC, without the prior written consent of CEC.

    Section 5.10 Waiver; Effect of Waiver. No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party's rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

     Section 5.11 Successors and Assigns. Except as set forth herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth herein, no party hereto shall be entitled to assign its rights or delegate its obligations under this Agreement (other than to Affiliates) without the express prior written consent of the other parties hereto. Any purported assignment or delegation made in violation of this Section shall be null and void and of no effect. Notwithstanding anything in this Agreement to the contrary, any party hereto (other than the Founders) may assign its rights hereunder to any one or more Person or Persons to whom all or substantially all of its respective businesses are assigned or otherwise Transferred, so long as such Person or Persons assumes the obligations of such party hereunder and such assignment does not deprive any other party hereunder of the benefits of this Agreement.

    Section 5.12 Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the parties hereto, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     Section 5.13 Entire Agreement. Except as otherwise provided herein, this Agreement embodies the entire agreement and understanding between the parties, or among any of them, relating to the subject matter hereof and supersedes (i) all prior agreements and understandings relating to such subject matter, whether written or oral and (ii) any contemporaneous oral understandings related to the subject matter hereof.

Section 5.14      Interpretation; Absence of Presumption.

     (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, subsection, paragraph and Exhibit references are to the Articles, Sections, subsections and paragraphs of and Exhibits to this Agreement unless otherwise specified;
(iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified; (iv) provisions shall apply, when appropriate, to successive events and transactions; and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days.

   (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     Section 5.15 Headings. The name assigned this Agreement and the Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

    Section 5.16 Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

     Section 5.17 Remedies Cumulative. Except as otherwise specifically provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 5.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

    Section 5.19 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to each other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided that receipt of copies of such counterparts is confirmed.

           IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

                                    NEW SITE INC.


                                    By:__________________________________
                                       Name:
                                       Title:


                                    HAMPSTEAD MANAGEMENT COMPANY LTD.


                                    By:_________________________________
                                       Name:
                                       Title:

                                    HICKS, MUSE, TATE & FURST LATIN
                                    AMERICA FUND, L.P.


                                    By:__________________________________
                                       Name:
                                       Title:

                                    HICKS, MUSE, TATE & FURST LATIN
                                    AMERICA
                                    PRIVATE FUND, L.P.

                                    By:__________________________________
                                       Name:
                                       Title:


                                    HMLA 1-SBS COINVESTORS, L.P.


                                    By:__________________________________
                                       Name:
                                       Title:


                                    CARLOS ENRIQUE CISNEROS


                                    By:________________________________
                                         Carlos Enrique Cisneros


                                     MILITELLO LIMITED


                                    By:__________________________________
                                       Name:
                                       Title:


                                    ROBERTO VIVO-CHANETON

                                    By:__________________________________
                                       Name:
                                       Title:


                                    IMPSAT FIBER NETWORKS, INC.


                                    By:__________________________________
                                       Name:
                                       Title:


                                    SLI.COM INC.


                                    By:__________________________________
                                       Name:
                                       Title:

                                    TOWER PLUS INTERNATIONAL


                                    By:__________________________________
                                       Name:
                                       Title:


                                   RC LIMITED

                                    By:__________________________________
                                       Name:
                                       Title:


                                   ROBERTO CIBRIAN-CAMPOY


                                    By:__________________________________
                                       Name:
                                       Title:

                                   SCHEDULE A

                                    Founders

Name and Controlling
Shareholder (if any)               Number of Common Shares
---------------------------        -----------------------

IMPSAT Fiber Networks, Inc.            6,141,230
Militello Limited                      4,607,010
RC Limited                             792,360
Roberto Cibrian-Campoy                 960,000 (Beneficial ownership)<F1>
Roberto Vivo-Chaneton                  460,000 (Beneficial ownership)<F1>
SLI.com Inc.                           4,894,176
Tower Plus International               2,309,674


[FN]
<F1>
For avoidance of doubt, includes El Sitio Common Shares that are (i) underlying share options exercisable as of the date hereof are within 60 days hereunder and (ii) underlying share options that will thereafter become exercisable.

                                EXHIBIT C


            VOTING AGREEMENT, dated as of October 30, 2000 (this
"Agreement"), among IBERO-AMERICAN MEDIA PARTNERS II LTD., a Cayman Islands company ("IAMP"), EL SITIO, INC., a British Virgin Islands international business company ("El Sitio"), and the SHAREHOLDER NAMED ON THE SIGNATURE PAGE HEREOF (the "Shareholder").

                                 RECITALS

            WHEREAS, pursuant to a Combination Agreement, dated as of the date hereof (the "Combination Agreement"), among Holdco, Newhaven Overseas Corp. ("Newhaven"), Hicks, Muse, Tate & Furst, Inc. ("Hicks") and El Sitio, the parties thereto have agreed that, among other things and subject to certain terms and conditions, El Sitio will merge with and into a subsidiary of Holdco (the "Merger");

            WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of the number of El Sitio Common Shares (as defined in the Combination Agreement) specified on the signature page hereof (such El Sitio Common Shares, the "Existing Shares" and, together with any shares of El Sitio Common Shares or other voting capital shares of El Sitio acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, the "Shares"); and

            WHEREAS, as a condition to entering into the Combination Agreement, the parties thereto have requested that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement;

            NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                ARTICLE I

                                  VOTING

            1.1 Agreement to Vote. The Shareholder hereby agrees during the term of this Agreement that it shall, and shall cause the holder of record on any applicable record date to, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of shareholders of El Sitio, however called, or in connection with any written consent of the holders of El Sitio Common Shares, (i) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and
(ii) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of El Sitio (whether acquired heretofore or hereafter) that are beneficially owned or held of record by the Shareholder or as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Combination Agreement, the Merger and the other transactions contemplated thereby.

            1.2 Proxy. IAMP hereby agrees to grant to Mr. Roberto Vivo-Chaneton and each other Shareholder agrees to grant to IAMP a proxy to vote the Shares as indicated in Section 1.1 above if the Shareholder fails for any reason to vote the Shares in accordance with Section 1.1. The Shareholder agrees that such a proxy would be irrevocable and would be coupled with an interest and agrees that it will take such further action or execute such other instruments as may be necessary or desirable to effectuate the intent of such a proxy and hereby revokes any proxy previously granted by it with respect to the Shares.

            1.3 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Combination Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with the Shareholder's obligations pursuant to this Agreement.

                                ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF
                             THE SHAREHOLDER

            The Shareholder hereby represents and warrants to the other parties hereto as follows:

            2.1 Authorization; Validity of Agreement; Necessary Action. The Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            2.2 Shares. The Existing Shares are, and from the date hereof through and on the Closing Date will be, owned beneficially and of record by the Shareholder (subject to any dispositions of Shares permitted by Section 4.1(a) hereof). As of the date hereof, the Existing Shares constitute all of the El Sitio Common Shares owned of record or beneficially by the Shareholder. The Shareholder has and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

            2.3 No Liens. The Existing Shares are held by the
Shareholder, or by a nominee or custodian for the exclusive benefit of the Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

                               ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

            Each party hereto represents and warrants to all other parties hereto as follows:

            3.1 Power: Binding Agreement. Such party has full power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                                ARTICLE IV

                             OTHER COVENANTS

            4.1   Further Agreements of the Shareholder.
                    -----------------------------------------------

            (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby and by the Combination Agreement, not to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer") or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other similar agreement or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into El Sitio Common Shares, any other capital shares of El Sitio or any interest in any of the foregoing with any Person.

            (b) In the event of a share dividend or distribution, or any change in El Sitio Common Shares by reason of any share dividend or distribution, or any change in El Sitio Common Shares by reason of any share dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

            4.2 Acquisition Proposals. Without limitation on any of its other obligations under this Agreement, the Shareholder hereby covenants and agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal (as defined in the Combination Agreement), (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, vote in favor of, consent to or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve, vote in favor of, consent to or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing. The Shareholder agrees that it will promptly keep the other parties hereto informed of the status and terms of any such proposals. The Shareholder further agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal and that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 4.2.

                                ARTICLE V

                              MISCELLANEOUS

            5.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Combination Agreement pursuant to Section 8.1 thereof. Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for breach of this Agreement. Upon

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

any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto or any of its directors, officers, partners, members, shareholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's breach of this Agreement; and provided further that nothing in this Section 5.1 shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Combination Agreement.

            5.2 Further Assurances. From time to time, at any of the other parties' request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.

            5.3 Acknowledgment. Each Shareholder and El Sitio understands and acknowledges that Newhaven, Hicks and IAMP are entering into the Combination Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. Each Shareholder, Newhaven, Hicks and IAMP understands and acknowledges that El Sitio is entering into the Combination Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

            5.4 Noninterference. The Shareholder hereby agrees and covenants that it shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

          5.6 Notices. Any and all notices to any party to this Agreement will be delivered to the following addresses:

            (a)   If to IAMP:

                   Newhaven Overseas Corp.
                   c/o Finser Corporation
                   550 Biltmore Way
                   Coral Gable, Florida  33134
                   Attention: General Counsel
                   Fax No.:   (305) 442-8088

            with a copy (solely for information purposes) to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention:  Adam O. Emmerich, Esq.
                              Andrew J. Nussbaum, Esq.
                   Fax No.:   (212) 403-2000
            with a copy (solely for information purposes) to:

                  Hicks, Muse, Tate & Furst, Incorporated
                  200 Crescent Court
                  Suite 1600
                  Dallas, Texas  75201
                  Attention:  Lawrence D. Stewart, Jr.
                  Fax No.:    (214) 740-7313

            with a copy (solely for information purposes) to:

                  Clifford Chance Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention:  Kevin O'Mara, Esq.
                  Fax No.:    (212) 878-8375


        (c) If to El Sitio:

                  El Sitio, Inc.
                  Avenida Ingeniero Huergo 1167
                  C1107AOL Buenos Aires, Argentina
                  Attention:  Chief Executive Officer
                  Fax No.:    (011) 5411-4339-3800

            with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  Glenn M. Reiter, Esq.
                              Alan M. Klein, Esq.
                  Fax No.:    (212) 455-2502


or to such other address as any party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy or on the third business day after the mailing thereof.

            5.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by any party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            5.8 Governing Law. This Agreement shall be governed, and construed in accordance with, the laws of the State of New York.

            5.9 Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the U.S. federal district court for the Southern District of New York, and each of the parties hereto hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process,
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

            5.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            5.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, including without limitation injunctive relief.

            5.12 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            5.13 Defined Terms. Capitalized terms used but not defined herein shall be used as defined in the Combination Agreement.

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                                  -115-

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

                                    IBERO-AMERICAN MEDIA PARTNERS II LTD.


                                    By: ------------------------------
                                        Name:
                                        Title:

                                    By: ------------------------------
                                        Name:
                                        Title:

                                    EL SITIO, INC.

                                    By: ------------------------------
                                        Name:
                                        Title:

                                    SHAREHOLDER*


                                 By: -----------------    --------------
                                     Name:                 Name:
                                     Title:                Title:



               * Name of Shareholder:_________________________

                               Number of El Sitio Common Shares:

                                    (i) Beneficially Owned___________

                                    (ii) Record Ownership___________

                              Address of Shareholder:

                              ------------------------------------

                              ------------------------------------

                              Fax No.:_________________








                                  -116-